UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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BARNES GROUP INC.

(Name of Registrant as Specified In Its Charter)

BARNES GROUP INC.

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SEC 1913 (3-99)

April 8, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2010

You are invited to attend the Annual Meeting of Stockholders of Barnes Group Inc. which will be held at the Hartford Marriott Downtown Hotel, 200 Columbus Boulevard, Hartford, Connecticut 06103, at 11:00 a.m. on Friday, May 7, 2010, for the following purposes:

1.	Election of three directors for a three-year term and one director for a one-year term;

2.	Approval of the Barnes Group Inc. Stock and Incentive Award Plan, as amended;

3.	Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2010;

4.	Consideration of a stockholder proposal regarding declassification of the Board of Directors, if such proposal is properly presented at the meeting; and

5.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 10, 2010 will be entitled to vote at the meeting. The Board of Directors recommends a vote FOR Items 1, 2, and 3 and AGAINST Item 4.

Your vote is important. Please VOTE AS SOON AS POSSIBLE USING THE TELEPHONE OR INTERNET as described in the enclosed proxy card or, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, whether or not you plan to attend the meeting.

Nancy Clark

Assistant Secretary

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2010

This proxy statement is furnished in connection with the solicitation of proxies by Barnes Group Inc., which is referred to in this proxy statement as the “Company,” on behalf of the Board of Directors for the 2010 Annual Meeting of Stockholders to be held on May 7, 2010 and at any adjournment thereof. Distribution of this proxy statement and a proxy form to stockholders is scheduled to begin on or about April 8, 2010. You can vote your shares by proxy using the telephone or the Internet as described in the proxy card, or you can sign and return a proxy card in the accompanying form. A stockholder who votes a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of the election in person or in writing.

ELECTION OF DIRECTORS (Proxy Proposal 1)

The Board of Directors Recommends a Vote “FOR” All Nominees.

Three directors who have previously served on the Board of Directors are nominated for re-election to the Board of Directors for a three-year term (unless any of them earlier dies, resigns, retires or is removed, as provided in the Company’s By-laws). John W. Alden, George T. Carpenter, and William J. Morgan are nominated for re-election to the Board of Directors for terms expiring at the Annual Meeting of Stockholders in 2013.

One person who has not previously served on the Board of Directors is nominated for election to the Board of Directors for a one-year term (unless he earlier dies, resigns, retires or is removed, as provided in the Company’s By-laws). Hassell H. McClellan is nominated for election to the Board of Directors for a term expiring at the Annual Meeting of Stockholders in 2011.

Directors are elected by a plurality of the votes cast. Proxies may be voted only for the number of nominees named by the Board of Directors.

Pertinent information concerning the nominees for re-election and election as directors and the six directors whose terms continue after the meeting is set forth below. Each director has been associated with his or her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

Nominees for Re-election

Three-Year Term – Term to expire in 2013

John W. Alden

Director since 2000

Current term expires 2010

Mr. Alden, 68, retired as Vice Chairman, United Parcel Service of America, Inc. in 2000. He is Chairperson of the Corporate Governance Committee, and a member of the Finance Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. From 1988 until his retirement, he served as a director of United Parcel Service. He is currently and has been during the past five years a director of Silgan Holdings Inc., The Dun & Bradstreet Corporation and Arkansas Best Corporation. In addition to his service with United Parcel Service of America, Inc. and on other boards of directors, Mr. Alden’s qualifications to be a member of our Board of Directors include his extensive experience as senior manager and vice chairman of a $50 billion company with responsibility for corporate strategic planning, worldwide marketing, sales, communications, public relations and logistics, and a life-long career in industry.

George T. Carpenter

Director since 1985

Current term expires 2010

Mr. Carpenter, 69, is President and a director of The S. Carpenter Construction Company, which is involved in general contracting, and The Carpenter Realty Company, which is involved in real estate management. He is a member of the Finance Committee, the Executive Committee, the Compensation and Management Development Committee, and the Corporate Governance Committee of the Company’s Board of Directors. For over nine years until mid-2008, Mr. Carpenter served as a director of Webster Financial Corporation. Mr. Carpenter’s qualifications to be a member of our Board of Directors include his direct ownership and hands-on management of two Bristol, Connecticut-based businesses and his knowledge of the banking and financial industries and financing arrangements. Mr. Carpenter has served on our Board of Directors for 25 years.

William J. Morgan

Director since 2006

Current term expires 2010

Mr. Morgan, 63, is a retired partner of the accounting firm KPMG LLP where he served clients in the industrial and consumer market practices. He is currently a consultant to KPMG LLP’s Leadership Development Group and is Dean of KPMG’s Chairman’s 25 Leadership Development Program. He is the Chairman of the Finance Committee, and a member of the Audit Committee and the Corporate Governance Committee of the Company’s Board of Directors. From 2004 until 2006, he was the Chairman of KPMG LLP’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. He previously served as the Managing Partner of the Stamford, Connecticut office. Mr. Morgan is a certified public accountant. Mr. Morgan is currently a director of PGT, Inc. and previously served as a member of the Boards of Directors for KPMG LLP and KPMG Americas. In addition to his service with KPMG LLP and on other boards of directors, Mr. Morgan’s qualifications to be a member of our Board of Directors include his life-long career and expertise in the accounting field as well as his extensive experience working with global industrial companies relative to accounting, finance, auditing, controls, risk management, compliance and corporate governance.

Nominee for Election

One-Year Term – Term to expire in 2011

Hassell H. McClellan

Dr. McClellan, 64, has served as an Associate Professor, Operations, Information and Strategic Management Department, of Boston College’s Wallace E. Carroll School of Management since 1990. Dr. McClellan has been a member of the faculty of Boston College since 1984. He specializes in strategic management, global competitiveness and strategic management for boards of directors and financial services. He served as the Associate Dean of Boston College’s Wallace E. Carroll School of Management from 1996 to 2000. Dr. McClellan has a Doctor of Business Administration degree. Dr. McClellan is currently a trustee of the Phoenix Edge Series Fund where he has served since 2008, the John Hancock Trust where he has served since 2005, and the John Hancock Funds II where he has served since 2005. Dr. McClellan’s qualifications to be a member of our Board of Directors include his extensive experience and expertise in global competitiveness, strategic planning and finance. In addition to his academic achievements in these areas, he has served as a board member or trustee of more than 10 not-for-profit and private organizations.

Continuing Directors

Term expiring in 2011

William S. Bristow, Jr.

Director since 1978

Current term expires 2011

Mr. Bristow, 56, is President of W.S. Bristow & Associates, Inc., which is engaged in small business development. He is a member of the Finance Committee, the Executive Committee and the Audit Committee of the Company’s Board of Directors. Mr. Bristow’s qualifications to be a member of our Board of Directors include his extensive knowledge of our Company with over 30 years of service as a member of our Board of Directors, ownership and direct management of W.S. Bristow & Associates and his expertise in the area of sales.

Gregory F. Milzcik

Director since 2006

Current term expires 2011

Mr. Milzcik, 50, became President and Chief Executive Officer of the Company in October 2006. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. He joined the Company in June 1999 as Vice President, Barnes Group Inc. and President, Barnes Aerospace. He was appointed President, Barnes Industrial (formerly Associated Spring) in November 2004 and Executive Vice President and Chief Operating Officer of the Company in February 2006. He is currently, and has been since 2008, a director of IDEX Corporation. Mr. Milzcik’s qualifications to be a member of our Board of Directors include his life-long career and expertise in the aerospace industry as well as his extensive knowledge in the fields of finance, domestic and international operations, engineering, lean management, marketing, and enterprise management systems.

Term expiring in 2012

Thomas J. Albani

Director since 2008

Current term expires 2012

Mr. Albani, 67, retired from Electrolux Corporation in May 1998 where he served as the Chief Executive Officer for seven years and as a member of the Board of Directors. He is a member of the Finance Committee, the Corporate Governance Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. He is a director of Select Comfort Corporation. Mr. Albani’s qualifications to be a member of our Board of Directors include his experience as the Chief Executive Officer of Electrolux, a multinational corporation, as well as his service as the Chief Operating Officer of Allegheny International, a multibillion dollar industrial conglomerate. He also has, through his experience in management consulting and participation in various industrial and consumer associations, strong strategic planning and problem solving skills and knowledge of the financial, environmental, legal and structural issues facing industrial companies.

Thomas O. Barnes

Director since 1978

Current term expires 2012

Mr. Barnes, 61, is Chairman of the Board of Directors and an employee of the Company. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. He is currently a director of New England Bank Shares, Inc. He served as a director of Valley Bank from 2005 to 2007 when it was merged into New England Bank Shares, Inc. Mr. Barnes’ qualifications to be a member of our Board of Directors include his experience in the fields of distribution, manufacturing, finance and governance with numerous organizations, including the Company’s distribution business, throughout his career. In addition, Mr. Barnes has owned and managed several businesses and has experience in the commercial lending field. He has served on the Board of Director of the Company for over 30 years and has served as chairman and a director of over 20 non-profit organizations.

Gary G. Benanav

Director since 1994

Current term expires 2012

Mr. Benanav, 64, retired in March 2005 from New York Life International, LLC where he was the Chief Executive Officer, and the Vice Chairman and a director of New York Life Insurance Company. He is Chairperson of the Compensation and Management Development Committee, and a member of the Audit Committee and the Executive Committee of the Company’s Board of Directors. He is a director of Express Scripts, Inc., a full-service pharmacy benefit management company. Mr. Benanav’s qualifications to be a member of our Board of Directors include having served as the executive officer of two U.S. corporations with assets in excess of $100 billion, extensive international business experience, extensive management responsibility for U.S. and international insurance and financial services companies, experience in dealing with regulators and legislators, extensive knowledge of finance and accounting matters including complex financial statement and accounting issues across various types of businesses, and practice as a business attorney for 15 years including serving as a legal advisor to Boards of Directors for over five years. In addition, Mr. Benanav received a Presidential appointment as U.S. representative to APEC Business Advisory Council (2002 to 2005).

Mylle H. Mangum

Director since 2002

Current term expires 2012

Ms. Mangum, 61, is the Chief Executive Officer of IBT Enterprises, LLC, a leading provider of branch banking solutions. She was formerly the Chief Executive Officer of True Marketing Services, focusing on consolidating marketing services companies. She is Chairperson of the Audit Committee, and a member of the Corporate Governance Committee and the Finance Committee of the Company’s Board of Directors. From 1999 to 2002, she was the Chief Executive Officer of MMS, a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She is currently a director of Collective Brands, Inc. and Haverty Furniture Companies, Inc. Over the past five years she has also served as a director of Scientific-Atlanta, Inc., Respironics, Inc., Matria Healthcare, Inc., Emageon Inc., and Payless ShoeSource, Inc., the predecessor to Collective Brands. Ms. Mangum’s qualifications to be a member of our Board of Directors include her current service as a chief executive officer, and extensive business and management experience including, in addition to that mentioned above, serving as an executive with General Electric, BellSouth and Holiday Inn Worldwide. She has extensive knowledge of marketing, accounting and finance, as well as compliance and internal controls.

RETIRING DIRECTOR

Mr. Frank E. Grzelecki, who has served as a director since 1997, will be retiring from the Board of Directors as of the date of the 2010 Annual Meeting of Stockholders.

Frank E. Grzelecki

Director since 1997

Current term expires 2010

Mr. Grzelecki, 72, is retired from Handy & Harman, a diversified industrial manufacturing company, where he last was a director and Vice Chairman in 1998. He is the Chairman of the Executive Committee, and a member of the Compensation and Management Development Committee and the Audit Committee of the Company’s Board of Directors. Mr. Grzelecki served as a director of a number of companies over his career and in various management positions where he gained expertise in corporate management.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

The overarching objective of the Company’s executive compensation philosophy is to support the achievement of our strategic business objectives of building lasting value through consistent, sustainable and predictable results that increase stockholder wealth. We have structured our executive compensation program to:

•	Provide appropriate incentives for our executive team by linking their significant short- and long-term compensation opportunities to Company performance and total stockholder return;

•	Emphasize the performance measures on which our executive officers need to focus to increase stockholder value;

•	Build a strong cohesive executive team by basing incentive compensation on achievement of group and enterprise goals;

•	Reward executives who contribute meaningfully to achieving our strategic objectives;

•	Encourage executives to hold a significant equity investment in our Company throughout their tenure with us so that they manage the business from the perspective of stockholders;

•	Attract highly qualified and motivated executives by offering balanced, competitive compensation arrangements;

•	Retain valuable executives by setting clear goals providing meaningful, substantial and multi-faceted rewards and ensuring, that total compensation is attractive and competitive;

•	Align our compensation polices with stockholders' long-term interests and avoid short-term rewards for management decisions that could pose undue long-term risks to the Company and its stockholders;

•	Maximize the tax effectiveness of the total compensation and benefits package to the extent practicable; and

•	Minimize potentially adverse tax and accounting consequences while ensuring full and uncompromised compliance with generally accepted accounting principles.

This discussion focuses on the compensation paid to the executive officers named in the Summary Compensation Table beginning on page 25. The compensation programs described also apply broadly to other officers and management personnel at the Company, with changes as appropriate at different levels within the organization and for different types of positions.

The Company believes that compensation paid to executives should be closely aligned with the Company’s performance on both a short-term and a long-term basis. Accordingly, a significant portion of the compensation opportunity under the Company’s executive compensation program is directly related to stock performance and other factors that directly or indirectly influence stockholder value. If the Company’s results exceed our performance targets, the executives have an opportunity to realize significant additional compensation. If the business results do not meet pre-established threshold performance goals, or if the stock price does not appreciate, the executives have significant downside risk, including the elimination of realized value under certain programs.

Executive Compensation Opportunities, Generally

The Company aims to provide our executives with the opportunity to earn total direct compensation (total annual salary plus short-term incentives plus the fair market value of long-term incentives at date of grant) that falls between the market median and, upon achieving superior performance, the 75th percentile of the total direct compensation paid to executives holding equivalent positions at a defined peer group of companies, which is referred to in this proxy statement as the “Peer Group,” and at other companies with attributes comparable to those of the Company.

Management initially recommends the Peer Group to the Board’s Compensation and Management Development Committee, which is referred to in this proxy statement as the “Compensation Committee.” Management creates its recommendation by reviewing for consistency with the Company, the financial performance, ownership structure, and overall compensation philosophy of companies that the Company considers to be competitors in one or more of the Company’s businesses. Annually, Frederic W. Cook & Co., Inc. reviews the relative size and financial performance of the Peer Group as compared to the Company, and provides its views on the ongoing appropriateness of the group.

As part of making determinations with respect to the Peer Group, the Compensation Committee periodically will request a separate evaluation of the Peer Group by Compensation Advisory Partners, LLC, a compensation consulting firm retained directly by, and whose fees are negotiated directly with, the Compensation Committee to assist in its oversight of our executive compensation programs. (The principals of Compensation Advisory Partners, LLC were formerly associated with Mercer Consulting, the Compensation Committee’s former consultant.) This second objective review helps ensure the Peer Group’s ongoing relevance with respect to compensation decisions.

The following companies comprised the Peer Group used in the comparative review of 2009, 2008 and 2007 compensation:

AAR Corp.

Airgas Inc.

Alliant Techsystems Inc.

Ametek Inc.

Applied Industrial Technologies Inc.

BorgWarner Inc.

Carpenter Technology Corp.

Crane Co.

Esterline Technologies Corp.

Hexcel Corp.

Kaman Corp.

Modine Manufacturing Co.

Moog Inc.

Mueller Industries Inc.

Pall Corp.

Stanley Works

Tenneco Inc.

Terex Corp.

Valmont Industries Inc.

Watsco Inc.

WESCO International Inc.

Periodically, management and the Compensation Committee re-examine the Peer Group companies to ensure that the same conditions that resulted in their selection continue to be present and relevant. Management may recommend and the Compensation Committee may supplement the Peer Group with additional peer companies or replace current Peer Group companies with other companies, following significant changes in ownership, size, business structure or strategic business direction of a Peer Group company or to better align the Peer Group with attributes of the Company. Management, with the assistance of its consultant, provides the Compensation Committee and its consultant with the rationale for potentially altering the composition of the Peer Group, and information to understand the potential impact of the changes. The Compensation Committee must approve any changes to the Peer Group.

In 2009, at the direction of the Compensation Committee, management and its consultant undertook a review of the Peer Group. Based on the above criteria management’s consultant made recommendations that several of the peer companies be replaced with other companies that were more comparable to the Company in terms of size and/or the industries in which the other companies participate. After reviewing the recommendations with its consultant, at its October 2009 meeting the Compensation Committee approved the following companies to comprise the Peer Group to be used for 2010, which we refer to as the 2010 Peer Group:

Ametek Inc.

Applied Industrial Technologies Inc.

BE Aerospace Inc.

Carpenter Technology Corp.

Circor International Inc.

Crane Co.

Curtiss-Wright Inc.

Enpro Industries Inc.

Esterline Technologies Corp.

Graco Inc.

Hexcel Corp.

Kaman Corp.

Kaydon Corp.

Moog Inc.

Triumph Group Inc.

Valmont Industries Inc.

Watsco Inc.

Risk Assessment of Compensation Programs

We believe that our compensation programs for executives and other employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. Our annual and long-term plans are reviewed by the Compensation Committee and any risks embedded in those plans are discussed and evaluated for appropriateness. We believe our approach to goal-setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking by our executives or other employees. Several features of our compensation programs reflect sound risk management practices. We believe that the Company has allocated compensation among base salary and short- and long-term compensation target opportunities for executives in such a way as to not encourage excessive risk-taking. The mix of equity award instruments used under our long-term incentive program that includes full value awards also mitigates risk. Also, the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

Specifically, with respect to current practices for the named executive officers, our annual incentive award payments are capped (at not greater than 2.25 times base salary for the Chief Executive Officer and less for other executives) and are not overly weighted toward short-term incentives (for example, the Chief Executive Officer’s maximum annual incentive award opportunity in 2009 represented approximately 47 percent of his target total direct compensation, which will become a smaller percentage if long-term targets are exceeded). In addition, with respect to all executive officers the emphasis of our compensation programs is on long-term compensation based on long-term performance (for example, the long-term component typically represents approximately 48 percent of target total direct compensation). Also, restricted stock unit and stock option awards vest over time (three years in the case of the most recent restricted stock unit grants and three and one half years in the case of the most recent stock option grants to named executive officers), which aligns management's incentives with stockholders’ interests by rewarding long-term stock appreciation rather than short-term performance. Further, the Compensation Committee has discretion to exclude non-ordinary gains from all incentive payment calculations and our stock ownership guidelines assure that executives have significant personal wealth tied to long-term stock appreciation.

Finally, as discussed further below, we have entered into agreements providing for compensation recapture with our Chief Executive Officer, our Chief Financial Officer and principal accounting officer in the event of certain restatements of the Company’s financial results and the Company’s equity award agreements provide that awards may be forfeited if an executive engages in activity that is detrimental to the Company including performing services for a competitor, disclosing confidential information or otherwise violating the Company’s Code of Business Ethics and Conduct.

Individual Executive Compensation Opportunities

Key factors considered in setting an individual executive’s compensation opportunities include:

•

The leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company’s ethics policies, and global responsibility;

•	The desire to retain key executives capable of driving achievement of the Company’s strategic objectives;

•	The nature and complexity of the executive officer’s role (including any recent promotion or change in responsibility or “impact” as a member of management);

•	The effectiveness of the strategies being used to increase enduring stockholder value;

•	Market conditions or trends related to compensation and executive talent; and

•	The legal, accounting and tax implications of awards.

Our Company-wide performance assessment and development program is composed of two components: a self-evaluation and, for each officer other than the Chief Executive Officer, an evaluation by the Chief Executive Officer. The Compensation Committee completes an evaluation of the Chief Executive Officer’s performance. Usually, the Chairman of the Board of Directors and the Chairman of the Compensation Committee provide the Chief Executive Officer with an oral summary of the evaluation along with certain written comments provided by the members of the Board of Directors. These evaluations involve both objective factors (e.g., financial results) and subjective factors (e.g., leadership qualities). The evaluations by the Chief Executive Officer are reviewed by the Compensation Committee, along with other factors as it deems appropriate, in making its determinations as to whether an adjustment to an executive’s current salary grade/position is necessary, and what actions or adjustments are appropriate with respect to the individual’s total compensation opportunity.

Based on compilations of competitive compensation data presented by Frederic W. Cook & Co., Inc. in December 2009, the 2009 target total direct compensation (comprised of 2009 base salary plus target bonus and projected value of long-term incentives) for all executive officers was 7% above the median and 16% below the 75th percentile of such total compensation paid to executives holding equivalent positions at 2010 Peer Group companies and other comparable companies. Frederic W. Cook & Co., Inc. also found that the Company’s actual total direct compensation fell below its targeted competitive positioning (i.e., median to 75th percentile of competitive practice), as projected total direct compensation for our executives was 1% below the median and 28% below the 75th percentile of competitive practice.

For a discussion of competitive compensation data compiled with respect to Mr. Milzcik and the Compensation Committee’s use of such information, see the section entitled “Compensation of Our Chief Executive Officer” on page 20 of this proxy statement.

Elements of Executive Compensation

Our executive compensation program for our named executive officers is composed of the following elements:

•	Annual cash salary;

•	Annual incentives payable in cash;

•	Long-term equity incentive compensation;

•	Pension, retirement and life insurance programs;

•	Change-in-control and employment termination benefits; and

•	Perquisites and other benefits.

Annual Cash Salary

We believe that any compensation program must have a fixed cash component which supports a reasonable standard of living so that executive officers are prepared to have their incentive compensation at risk. Base salary typically constitutes less than half of total potential executive compensation.

Salaries are reviewed on at least an annual basis, as well as at the time of a promotion or other change in responsibility. In determining the annual salaries of our executive officers, the Compensation Committee looks at a number of factors such as the number of years in the position, the amount, timing and percentage of the last increase, the level of responsibility assumed, past and current performance, the annual salaries of executive officers of the Peer Group and other comparable companies, pay equity within the Company, and an assessment of the marketability and criticality of retention of key executives. Increases usually take effect on April 1st of each year, but will be made at interim dates within the annual cycle if the Compensation Committee deems it appropriate and necessary based on internal and external considerations. For 2009, due to business conditions, the Company implemented a salary freeze for all salaried employees, including executive officers, except in the case of promotions.

Annual Incentives Payable in Cash

The named executive officers other than Mr. Boyle participate in the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers (the “Bonus Plan”). Mr. Boyle participates in the Management Incentive Compensation Plan (the “MICP”). A significant percentage of the annual cash compensation paid to the named executive officers is at risk under the Bonus Plan or MICP, as applicable. For both the Bonus Plan and the MICP, award opportunities, determined as a percentage of each executive officer’s base salary, are based on the performance against predetermined objective measures of the Company as a whole or the business unit over which the executive has a direct influence, rather than subjective or individual measures. The Bonus Plan has been approved by the stockholders of the Company and is specifically designed and administered to qualify the annual cash incentive amounts as performance-based compensation and therefore deductible in accordance with the provisions of Internal Revenue Code Section 162(m).

We have chosen to base annual incentive targets on financial measures because they are easily understood and not subjective. We believe that the measures used for annual cash incentives are consistent with our goal of increasing stockholder value. We believe that the potential amounts of the annual incentives act as a significant incentive to reach our performance targets. Further, we believe that blending our annual incentives with our long-term equity awards and stock ownership requirements (described below) helps ensure that executives do not simply cut costs to increase short-term profits.

Except as noted below, in each of 2007 and 2008, 85% of each executive’s annual incentive award was based on basic earnings per share of the Company in the case of corporate executives, and performance profit after tax (PPAT) of the applicable business unit (currently, based on the Company’s Logistics and Manufacturing Services and Precision Components reporting segments) of each business unit executive.

•

Basic earnings per share is used as a measure for the corporate executives because we believe it is a principal driver of stock price appreciation. Basic earnings per share is used rather than diluted earnings per share to overcome a potentially adverse impact from stock price appreciation that could create a disincentive to grow stock price, or increase the earned award if the stock price were to decline.

•

For business unit executives, PPAT is calculated by subtracting from operating profit after tax a charge for the capital employed by the applicable business unit. We use this measure because we believe that it encourages these executives to use capital wisely within their respective units and to work to lower the Company’s tax rate.

In 2007 and 2008, the balance of 15% of each participant’s award was based on corporate revenues for corporate executives and on the applicable business unit revenues for business unit executives.

Given the importance to the Company to conserve and carefully manage cash in a difficult economic environment, in place of revenues as a measure for the Company and the business units, for 2009 the Compensation Committee established a new working capital performance metric, referred to as Days Working Capital, which we refer to as DWC, based on the average quarter-end working capital of the Company and the segments in the five-quarter period ending December 31, 2009. For 2009, 80% of each executive’s annual incentive award opportunity was based on basic earnings per share of the Company or PPAT of the applicable segment (excluding from the Logistics and Manufacturing Services segment the Company’s aftermarket revenue sharing programs with General Electric Company under which the Company receives an exclusive right to supply designated aftermarket parts over the life of the related aircraft engine program, which we refer to below as RSP Revenue) and 20% was based on DWC.

DWC was calculated based on several sub-measures as follows:

•	The number of Days Sales Outstanding at each quarter-end date, plus the Days Inventory on Hand as of that date, minus Days Payables Outstanding as of that date, with:

•	“Days Sales Outstanding” being equal to trade accounts receivable as of that date divided by the average daily sales in the quarter ending as of that date; and

•	“Days Inventory on Hand” being equal to the inventory as of that date divided by the average daily cost of sales in that quarter; and

•	“Days Payables Outstanding” being equal to the trade accounts payable as of that date divided by the average daily cost of sales in that quarter.

The calculation was done for each quarter-end, beginning with the fourth quarter of 2008 and each quarter of 2009. The results for the quarters were averaged to compare to the goals set for the entire period.

The award opportunities established for 2009 as a percentage of base salary are summarized below.

Position	Performance below the preestablished base goal	Performance equal to the preestablished base goal*	Performance equal to the preestablished threshold goal*	Performance equal to the preestablished target goal*	Performance equal to or exceeding the preestablished maximum goal
President and Chief Executive Officer	0%	0.75%	18.75%	75%	225%
Segment Presidents and Senior Vice President, Finance and Chief Financial Officer	0%	0.50%	12.5%	50%	150%
All other Senior Vice Presidents	0%	0.45%	11.25%	45%	135%
Vice Presidents	0%	0.35%	8.75%	35%	105%

*	Where performance falls between base and threshold or between threshold and target or between target and maximum, the annual incentive percentage is calculated using straight-line interpolation.

For 2009, the Compensation Committee established the performance targets in February 2009 based on a review of our short-term and long-term performance against our Peer Group and business performance goals. Typically, the performance targets incorporate objective operational goals that are intended to be challenging at all levels but attainable with increasing difficulty at each level upon achievement of the strategic objectives of the business. For 2009, however, the high level of uncertainty in the external market made it difficult to set business goals. As a result, at its February 2009 meeting, the Compensation Committee set an additional lower level of performance with a commensurately lower level of projected payout in order to provide performance incentives in the event business conditions were weaker than expected in 2009. This level of performance was known as “base.”

2009 performance targets were set as follows:

•	Company earnings per share (basic):

Base: $0.69; Threshold: $1.17; Target: $1.38; Maximum: $1.73

•	Company DWC:

Threshold: 135 Days; Target: 120 Days; Maximum: 105 Days

•	Logistics and Manufacturing Services PPAT:

Base: $(27.1) million; Threshold: $(21.2) million; Target: $(18.5) million; Maximum: $(13.6) million

•	Logistics and Manufacturing Services DWC:

Threshold: 133 Days; Target: 128 Days; Maximum: 118 Days

•	Precision Components PPAT:

Base: $(19.6) million; Threshold: $(12.2) million; Target: $(8.8) million; Maximum: $(4.5) million

•	Precision Components DWC:

Threshold: 105 Days; Target: 95 Days; Maximum: 85 Days

Once year-end results are determined, under the provisions of the Bonus Plan, and in accordance with the provisions of Internal Revenue Code Section 162(m), results achieved are determined by excluding extraordinary, unusual or non-recurring items, discontinued operations, and other items specified in the Bonus Plan or MICP, as applicable. The Compensation Committee then retains the discretion to reduce but not increase the amount of the calculated awards that would otherwise be produced. The Compensation Committee also retains the discretionary right to reduce awards to plan participants, including the right to reduce the award to zero, for any other reason it considers appropriate.

As finally determined by the Compensation Committee, the awards are generally paid in February. The results determined for 2009 versus the performance targets were as follows:

•

The Company’s adjusted (by $.06) basic earnings per share, as calculated under the Bonus Plan as described above, of $.78, was above the base performance goal, and its DWC as adjusted of 120 days was at the target performance goal.

•	Logistics and Manufacturing Services PPAT of $(42.0) million was below the base performance goal, and DWC as adjusted of 127 days was above the target performance goal.

•	Precision Components PPAT of $(42.3) million was below the base performance goal, and DWC as adjusted of 97 days was above the threshold performance goal.

Accordingly, the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 25 were paid.

The Compensation Committee believes that the focus on working capital contributed to important sustainable improvements in that regard. For 2010, the Compensation Committee determined that it was appropriate to re-establish corporate revenues for corporate executives and applicable business unit revenues for business unit executives as performance criteria. Accordingly, for 2010, 85% of each executive’s annual incentive award opportunity is based on basic earnings per share of the Company or PPAT of the applicable segment (excluding RSP Revenues from the Logistics and Manufacturing Services segment) and 15% is based on applicable revenues compared to predetermined goals, provided that for our executives with leadership responsibility for our business segments, their opportunity will be further based on a combination of corporate and segment performance, so that (a) 40% of their incentive award opportunity will be based on (using an 85%/15% split) basic earnings per share of the Company and corporate revenues, and (b) 60% will be based on (also using an 85%/15% split) the adjusted PPAT and revenues of the applicable segment. In addition, the Compensation Committee discontinued the “base” level of performance that was established in 2009.

In February 2009, the Compensation Committee made a one-time discretionary bonus award in the amount of $50,000 to Mr. Burris. This award was made upon the recommendation of the Chief Executive Officer for retention purposes and in recognition of strategic and marketing initiatives developed by Mr. Burris which the Compensation Committee believes enhance the prospects for long-term growth of the Precision Components segment.

As part of his agreement with the Company approved by the Compensation Committee when he was hired in January 2009, Mr. Stephens received a signing bonus of $50,000, and, conditioned on his continued employment through the payment date, a second bonus in January 2010 of $124,000 which was provided in lieu of long-term compensation of equivalent value which the Compensation Committee would have otherwise considered granting as part of his first year long-term awards.

Long-Term Equity Incentive Compensation

The long-term incentive opportunities payable in the form of stock options, restricted stock units, performance share awards and performance unit awards granted to an executive are potentially the largest component of annual compensation. As noted above, the Company aims to provide our executives with the opportunity to earn total direct compensation (total annual salary plus short-term incentives plus the fair market value of long-term incentives) that falls between the market median and 75th percentile of the total direct compensation paid to executives at Peer Group and other comparable companies.

Based on its determinations of total compensation and its prior determinations of annual cash compensation for each of the named executive officers, the Compensation Committee determines the value of long-term awards to be made. In determining how much of the long-term portion of total direct compensation should be in stock options and how much in restricted stock units, other equity or performance units for executive officers other than Mr. Milzcik, the Compensation Committee receives and reviews a recommendation by management, assisted by its consultant, on the structure of the equity component. Generally, factors considered in that review included support for a “pay for performance” culture at the Company, aligning the interests of stockholders and executive officers, past practice, changes in business strategy, competitive practice both generally and within the Peer Group, and the strategic impact of equity-based compensation (i.e., cost effectiveness, stockholder dilution, executive retention, link to Company performance and total stockholder return). Management’s recommendations are reviewed by the Compensation Committee’s consultant.

For Mr. Milzcik, the Compensation Committee independently develops a mix of equity components of total compensation, using information developed by management for other executives as described above, advice from its consultant and other information as may be viewed by the Compensation Committee to be relevant to their decision.

Performance-based equity compensation that is tied to the market price of the stock and/or that is based on our achieving targeted increases in basic earnings per share results in greater gains to the executive when the stock appreciates for all stockholders, and thus rewards stock performance. Service-based awards provide a strong incentive for recipients to remain with the Company through the vesting periods associated with the awards and to focus on long-term results.

We believe that long-term incentives in the form of equity and cash programs denominated in shares inherently incorporate a higher level of risk than other forms of executive compensation because they are dependent on stock price or stock price appreciation. When coupled with the ownership guidelines described below, equity incentives help to encourage our executive officers to maintain a continuing stake in our long-term success and provide an effective way to tie a substantial percentage of total compensation directly to any increase or decrease in stockholder value.

The types of long-term equity incentive awards that are currently or have been used in recent years under the terms of the Barnes Group Inc. Amended Stock and Incentive Award Plan, which is referred to in this proxy statement as the “Barnes Group Inc. Stock and Incentive Award Plan,” approved by stockholders in 2006, are summarized below.

•

Stock Options. Stock options give the holder the right to acquire a share of Company stock at a predetermined exercise price. The exercise price of stock options is set at the mean between the highest and lowest sales price per share at which the common stock is traded on the New York Stock Exchange on the date of grant. Under the plan, the Compensation Committee may not reduce the exercise price of an award after it is granted.

•

Restricted Stock Units. Restricted stock units entitle the recipient to receive one share of Company common stock, provided the executive is employed over the pre-established restriction period. Restricted stock units have been granted annually since 2001. Service-based restricted stock units are awarded, in particular, to individuals subject to the ownership guidelines discussed below but, as indicated below, are not considered owned under that program until the underlying shares are directly held. We believe that restricted stock units have the greatest ability to maximize the retention capability of long-term incentives.

The restriction periods on grants of restricted stock units had historically been up to five years in length. However, in 2003 and 2004, we increased the restriction period for officers to seven years and six and one half years, respectively, and added a performance-accelerated receipt feature. Under this feature, the right to obtain the shares under the awards would accelerate if the market value of our common stock appreciated substantially to a predetermined level and remained at or above that level for 30 consecutive trading days. We added this acceleration feature in conjunction with the longer vesting periods to tie that incentive component directly to our ability to generate superior total stockholder returns.

The stock price appreciation goal for the 2003 and 2004 performance-accelerated awards was attained in May 2006 and June 2007, respectively, resulting in the vesting and distribution to the executive of 50% of the shares at that time and the right to receive the remaining 50% of the shares in May 2007 and June 2008, respectively, provided the executive remained employed by the Company through the applicable date. Executives are prohibited from selling vested and distributed shares (net of shares sufficient to pay applicable federal, state and local taxes) for two years following the applicable distribution date, except in the event of involuntary termination without cause, death, disability or a change in control.

Since 2005, restricted stock unit grants have not contained the performance-accelerated feature. Restricted stock unit awards granted since 2005 have followed a vesting schedule of 1/3 of the units vesting after each of 2-1/2, 3-1/2 and 4-1/2 years. We continue to stagger the dates upon which restrictions lapse in comparison to performance share measurement dates and annual incentive payouts to further encourage executive retention.

From 2006 to 2009, all executive officers receiving restricted stock unit awards also received dividend equivalent payments on the same basis as, and in amounts equal to, the quarterly dividend paid on our common stock, except that in 2008, dividend equivalent payments for executives who were also directors were reinvested and then paid in cash on the vesting date of the restricted stock units. We believe that the dividend equivalents help reinforce the retentive nature of the restricted stock units by reminding holders that these outstanding grants carry the potential to increase their stock ownership.

We use restricted stock units rather than traditional restricted stock because restricted stock units can be more effectively administered by the Company as they are not subject to the provisions of Internal Revenue Code Section 83 until the restrictions have been met.

•

Performance Share Awards. Performance share awards have been used periodically for over 10 years under the Barnes Group Inc. Stock and Incentive Award Plan and predecessor plans. Performance Share Awards were not issued in 2009 and were replaced by the performance unit award program (see below) using basic earnings per share as a measure, with each unit having the same value as a share of Barnes Group stock. Actual payouts, if any, are determined by reference to performance goals in each of three consecutive performance years, using basic earnings per share as the measure.

The basic earnings per share goals are derived from objective operational goals that are intended to be challenging at all levels but attainable with increasing difficulty at each level upon achievement of the strategic objectives of the business. The Compensation Committee establishes the target basic earnings per share goal for each one-year performance year within each three-year performance period prior to the start of, or early in, each performance year based on a review of our short-term and long-term performance compared to the Peer Group (e.g., our relative growth in both earnings per share and revenue, as well as relative total stockholder return). The target performance goal for each performance year up through 2009 within each three-year performance period has been equal to the target performance goal for basic earnings per share ($1.38 for 2009) under the annual cash incentive plan described beginning on page 13, except for Mr. Milzcik, for whom the target performance goal was $1.62 for 2009. The threshold and maximum goals are established by the Compensation Committee each year based on its assessment of various factors, including the economic outlook for the performance year, the estimated performance of competitor companies and the expected degree of difficulty of achieving those goals. For 2009, the threshold was set at 85% of target and the maximum was set at 125% of target. In so doing, the Compensation Committee waived a minimum threshold amount requirement of $1.38 provided for in the performance share agreements for executive officers other than Mr. Milzcik to reflect the revised outlook for the Company in a challenging business environment. The basic earnings per share determined for 2009 were the same for the performance share awards and the annual cash incentive plan (adjusted as indicated) described beginning on page 11, which were below the threshold 2009 goal for performance shares for all executive officers.

Performance share awards accrue dividends which are paid at the same time and rate as the underlying shares, if earned. If any portion of the performance shares is not earned, the underlying accrued dividends applicable to the unearned performance shares are reversed and not distributed.

•

Performance Unit Awards. Commencing in 2009, the Company has granted performance unit awards in lieu of performance share awards with each unit having the same value as a share of our common stock. Payout of the performance unit awards is tied to accomplishment of predetermined levels of basic earnings per share. If the performance criteria are met, the performance unit awards pay out in cash — rather than stock — over time in amounts equal to the market value of a share of the Company’s common stock multiplied by the number of units earned. As in the case of the prior performance share awards, the target performance goal for 2009 within the first three-year performance period of performance unit awards was equal to the target performance goal for basic earnings per share ($1.38 for 2009) under the annual cash incentive plan, including for Mr. Milzcik. Also, based on the same factors as applicable to the performance share awards, the threshold and maximum goals for performance unit awards are established by the Compensation Committee each year. For 2009, the threshold was set at 85% of target and the maximum was set at 125% of target. The basic earnings per share determined for 2009 for the performance unit awards were the same as that determined for the annual cash incentive plan (adjusted as indicated) described beginning on page 11, which were below the threshold 2009 goal. No dividend equivalents are paid with respect to these awards. The use of performance units instead of restricted stock units or performance units reduces the annual “burn rate” of stock under the Company’s equity compensation plans.

Within the categories of long-term compensation, the “mix” during recent years has progressively moved from 100% stock options to approximately one-third for each of (a) stock options, (b) performance shares or units and (c) restricted stock units (based on a predetermined, calculated value of the underlying shares that the executive will realize if fully earned) for named executive officers (other than Mr. Milzcik, and Mr. Burris and Mr. Dempsey as affected by the respective changes in their positions in the past three years). This change in “mix” has been implemented in order to provide our officers with a strong incentive to continue their successful tenures with the Company and to focus on long-term share price appreciation. In 2001, we began to reduce our reliance on stock options in order to minimize concerns about the “overhang” (i.e., dilution) created by our existing number of stock options. Frederic W. Cook & Co., Inc. annually measures and reports to the Compensation Committee the Company’s overhang and burn rate.

The specific “mix” of long-term compensation awards to Mr. Milzcik for 2009 was approximately 35% stock options, 31% performance units and 34% restricted stock units which differs only slightly from the “mix” of equity awards for other named executive officers. Mr. Burris and Mr. Dempsey did not receive long-term compensation awards in the 2008 grant cycle because of the decision in 2007 to accelerate the grant of their 2008 long-term incentives by one year (with extended vesting to coincide with that of the 2008 stock grants). This decision was due in part to the direct and significant impact on the operating results of the Company of Mr. Burris’ and Mr. Dempsey’s roles as operating executives, their relatively short tenures in those roles, and their correspondingly low level of overall equity incentives from prior years’ grants. In 2009, Mr. Burris and Mr. Dempsey each received special supplemental long-term awards. These awards were, based on grant date value, in equal values of restricted stock units with time-based vesting, and performance unit awards. The total value at grant to each recipient was $500,000. These additional grants had similar vesting terms to awards provided to other named executive officers and were granted to promote retention of Mr. Burris and Mr. Dempsey by providing each with substantial unvested long-term compensation.

The determination as to the vesting of long-term awards is based on the Company’s goal of maximizing the retention value of awards. The vesting dates of the various long-term equity awards are staggered over a “retention timeline” calculated for each executive. Thus, in a year when both options and restricted stock units are granted, the vesting dates generally are structured to occur over different periods of time.

Except with respect to the timeline for vesting, the Compensation Committee does not take into account the amounts or terms of existing stock holdings of executive officers in making decisions to award equity compensation because it believes that doing so would have the effect of penalizing success, to the extent that compensation might be reduced based on the appreciation of past awards, or rewarding underperformance, to the extent that compensation might be awarded to make up for lack of appreciation in stock price.

Long-term awards are determined according to the individual executive’s position and responsibilities, and based on Peer Group and competitive survey data. Generally, the amounts and types of awards to officers in comparable positions have not been differentiated for individual performance, as the nature of their positions with the Company requires that they be performing and achieving results at a very high level within their positions and in connection with the Company’s strong bias for pay for performance. This also aids in the cultivation of teamwork across the officer team, and devalues competitiveness among the officers. Awards are structured to encourage both long-term performance of the Company as well as individual retention.

Except under unusual circumstances, all equity grants to executive officers have for a number of years been made by the Compensation Committee at its February meeting, the date for which is set during the prior year. In recent years, the only “off-cycle” equity grants made to executive officers have been in the cases of newly hired executives or promotions. In all cases, such grants have been approved by the Compensation Committee.

Generally, unearned equity grants are forfeited immediately in the event of an executive’s termination of employment; the primary exceptions, which can vary across different types of awards, are for (1) terminations of employment due to death, disability or retirement, in which case the awards vest or are forfeited as applicable in accordance with the specific agreements underlying the individual grants, and (2) with respect to Mr. Milzcik, his termination without Cause or for Good Reason (each as defined in his employment agreement), in which case the stock options continue to vest during the severance period and remain exercisable for one year thereafter and awards other than stock options vest at the time of termination to the extent they would have vested had his employment continued during the severance period, with target performance goals deemed to be achieved in the case of performance share awards. The exception for retirement is available only if the executive satisfies specified age and minimum Company service requirements and renders a minimum period of service, typically, up to two years from the date of grant for restricted stock units (one year in the case of units granted in February 2008 and 2009) and one year from the date of grant for stock options.

Beginning in 2000, we instituted stock ownership guidelines under which our executives are expected to acquire and hold a substantial ownership of our common stock for the duration of the executive’s tenure with us. This program extends to executives and key managers who are expected to accumulate an ownership position in Company common stock in a minimum amount equal in value to a specified multiple of their annual salary. Ownership for this purpose is defined to include common stock owned directly and stock held on their behalf within the trust under the Barnes Group Inc. Retirement Savings Plan (our tax-qualified 401(k) retirement plan for eligible employees). Unexercised stock options, and unearned restricted stock unit awards and performance share awards are not counted until the related stock is directly owned.

The current stock ownership guidelines that apply to our executives and key managers (36 persons at December 31, 2009) are as follows:

Position	Multiple of Annual Salary
Chief Executive Officer	5x
All Other Executive Officers	3x
Non-Officers (U.S./Non-U.S.)	1x/0.45x

When a participant achieves compliance with the applicable guideline requirement, the multiple of salary requirement for that position converts into the number of shares that were then needed to meet the requirement, thereby not subjecting compliance to subsequent variability of the stock price, unless shares are sold and the participant falls out of compliance which, in turn, causes the market value for shares held to again be the measurement of compliance by such participant. We have established interim ownership targets that are used to monitor progress toward the targets. We monitor ownership levels, reporting the levels to the Compensation Committee and sending update letters to participants at least annually. Executives and key managers subject to the ownership guidelines as of the end of 2009 are expected to achieve the applicable guideline within six years, provided that if the participant sells any shares before achieving the applicable guideline, the target will be reduced to five years. As of the end of 2009, all of the executives and key managers with five or more years under the program had complied with the guidelines. Mr. Milzcik had attained the higher 5x multiple associated with his role as President and Chief Executive Officer as of December 31, 2006.

The Compensation Committee has discretion to vary the manner of payment of annual incentive awards, for example, to pay an individual’s annual incentive in stock instead of cash, or to take other actions as it deems appropriate at that time to encourage compliance with the guidelines; however, the Compensation Committee has not had to utilize that discretion in the seven years the program has been in place.

Pension and Other Retirement Programs

As described on pages 38 through 43 of this proxy statement, the Company provides retirement benefits under the Salaried Retirement Income Plan, Supplemental Senior Officer Retirement Plan, Retirement Benefit Equalization Plan, Supplemental Executive Retirement Plan, and Deferred Compensation Plan adopted in 2009. Not all of the named executive officers participate in all of these plans. Pursuant to the Company’s Senior Executive Enhanced Life Insurance Program, the Company also pays the premiums for a life insurance policy owned by each officer and pays the officer’s income tax liability arising from its payment of the premiums and taxes. The Company continues to make these payments after retirement, if the officer retires after attaining age 55 with at least 10 years of service.

The Company provides these benefits to help recruit and retain executives, with particular emphasis on attracting and retaining mid-career executive talent. Thus, for example, under the Supplemental Senior

Officer Retirement Plan, benefit amounts are significantly reduced if an executive leaves the Company before attaining age 62 or with less than 15 years of service. Each retirement program is designed to fulfill a specific purpose; the Retirement Benefit Equalization Plan, for example, is intended to provide executives with pensions that represent the same percentage of pay as is provided to lower-paid employees through the Salaried Retirement Income Plan but that cannot be provided through that plan due to limits imposed by the Internal Revenue Code.

Change-in-Control and Employment Termination Benefits

As described on pages 44 through 54 of this proxy statement, we provide executive officers benefits in the event of a change in control or employment termination under employment and severance agreements, stock grant agreements accompanying individual grants, the Executive Separation Pay Plan, and benefit plans available to employees generally. The amount the Company will pay under these arrangements is determined under the terms of the individual arrangements and in some cases varies depending on the executive’s age and length of service. In addition to these arrangements, as detailed on page 46 of this proxy statement in the subsection entitled “Termination Provisions of Employment and Severance Agreement—Agreements with Mr. Boyle” on January 12, 2009 and February 22, 2010, the Company entered into agreements providing for, in specified circumstances, retention incentive payments to Mr. Boyle, a former acting chief financial officer and chief accounting officer of the Company, payable after his retirement, and a consulting agreement for services to be provided by Mr. Boyle following his retirement in 2010. Also, as detailed on page 46 of this proxy statement in the subsection entitled “Termination Provisions of Employment and Severance Agreements—Agreement with Ms. Gates” on February 24, 2010 the Company entered into a consulting agreement with Ms. Gates, who at that time was the Company’s Senior Vice President, General Counsel and Secretary for services to be provided by Ms. Gates following her retirement in 2010. The Compensation Committee believes that these agreements with Mr. Boyle and Ms. Gates are reasonable and appropriate to help transition new officers into their positions following their retirements.

The Company provides change-in-control benefits specifically to retain key executives during potential changes in control, to provide continuity of management and to provide income continuation for employees who are particularly at risk of involuntary termination in the event of a restructuring. We also believe that these benefits are a necessary part of a total compensation package in order to make it competitive in the marketplace so that we can attract and retain key executives.

Perquisites and Other Benefits

Because of the terms of competitive benefits packages available to senior executives in our industry and generally, we believe that a limited amount of executive benefits is a necessary element to attracting and retaining key executives. In 2008, the Compensation Committee determined to limit specific executive benefits to financial planning assistance and an annual physical fitness examination because it wants to ensure that executives avail themselves of these particular benefits. In lieu of any other executive benefits, the Compensation Committee also determined in 2008 to provide each of the executives a cash benefits allowance, in the amounts for the named executive officers reflected in the Summary Compensation Table. Executives also receive the same benefits that are provided to substantially all of our salaried employees. The Compensation Committee reviews the nature and amounts of benefits annually to determine appropriateness and to ensure that they continue to be reflective of competitive practice, and retains the right to amend or terminate any such benefits or perquisites.

Compensation of the Chief Executive Officer

The policies and process for decisions regarding the compensation of our Chief Executive Officer are substantially the same as for the other executive officers of the Company except as described below.

Certain of the elements and amounts of compensation payable to the Chief Executive Officer are provided for in the employment agreement between the Chief Executive Officer and the Company, the material terms of which are summarized in this proxy statement beginning on pages 30 and 44 and below under the heading “Compensation Recapture.” With regard to process, as noted on page 10 of this proxy statement, while Mr. Milzcik provides the Compensation Committee a performance assessment for each of the other named executive officers and makes recommendations on behalf of management for executive officer compensation, with regard to his own performance, he provides the Compensation Committee a self-appraisal and every member of the Board of Directors completes an evaluation with regard to Mr. Milzcik, and participates in an executive session discussion regarding his performance.

Based on its compilations of competitive compensation data, in December 2009, Frederic W. Cook & Co., Inc. reported that Mr. Milzcik’s projected total direct compensation (2009 salary, 2008 bonus paid in 2009, and 2009 long-term awards) was below the median of competitive practice, with actual salary at the 31st percentile, target annual bonus at the 34th percentile and annualized projected long-term incentives between the median and 75th percentile of the total direct compensation provided to chief executive officers of Peer Group companies. On January 26, 2009, given difficult economic conditions, the Company announced that among other business improvement measures, it had frozen salaries (except in the case of promotions) for all salaried employees, including Mr. Milzcik.

Compensation Recapture

The Company’s employment agreement with Mr. Milzcik and an Incentive Compensation Reimbursement Agreement between the Company and Mr. Stephens each provide for, in certain circumstances, a “claw-back” of any cash or equity awards earned by these executives that are based on achieving specified financial performance targets if, subsequent to the awards, the Company restates financial results (with exceptions for restatements not caused by misconduct or error) to comply with generally accepted accounting principles and, as a result, financial results are lower than those upon which awards were calculated. The amount to be potentially clawed back is the excess of awards received (net of taxes paid by the executive) over those which would have been earned based on restated financial results. However, the claw-back provision does not apply to amounts received by the executive with regard to equity-based compensation that has a vesting schedule based on the passage of time and the continued performance of services, and not on the achievement of any performance objectives or to any award granted to the executive that has or had alternative vesting criteria unrelated to the performance objectives affected by the mandatory restatement that have otherwise been satisfied at the time of the mandatory restatement. In addition, if the executive concludes that the amount to be repaid to the Company in accordance with the claw-back provisions is excessive and inequitable, he may petition the Compensation Committee to review that determination. If the Compensation Committee agrees with the executive’s conclusion, it shall, in its sole discretion, specify an amount to be repaid to the Company that it concludes is equitable and appropriate under the circumstances. If the Compensation Committee does not agree that the formula produces a result that is excessive and inequitable, no adjustment will be made in the amount to be repaid to the Company. The determination, conclusions and other actions of the Compensation Committee will be conclusive.

In addition, the Company’s equity award agreements provide that awards may be forfeited if an executive engages in activity that is detrimental to the Company including performing services for a competitor, disclosing confidential information or otherwise violating the Company’s Code of Business Ethics and Conduct.

Accounting Considerations

Part of the shift in the form of equity compensation from options to restricted stock units and, beginning in 2005, to performance share awards for all executives, has been a response to the requirement that we expense equity awards in accordance with ASC 718 beginning in 2006. This requirement has resulted in significantly higher recognized expenses in the equity component of our long-term incentives. As a result, we have taken measures to ensure our equity granting practices remain competitive but also cost effective (e.g., shifting from stock options to a combination of stock options and other vehicles and adjusting both our grant guidelines and participation eligibility). In determining how to allocate shares available for awards each year, we look at the grant date fair value of each type of award and the amount that would be expensed in each year over the life of the award.

Tax Considerations

The tax treatment of various forms and amounts of compensation as well as the timing of compensation decisions are affected by the Compensation Committee’s intent to make most compensation deductible. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to each of its most highly compensated executive officers, unless certain conditions are met. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements.

•	Annual cash incentive compensation, stock option awards, and performance share awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible.

•

Time-vested restricted stock and restricted stock unit awards are not performance-based and are therefore not deductible to the extent they (along with other non-performance-based pay received by the named executive officer) exceed $1 million.

The Compensation Committee reserves the right to grant forms of compensation that do not qualify as performance-based compensation. This can occur where a non-performance-based form of compensation would serve a different, equally important, corporate goal. Thus, for retention purposes, the Compensation Committee may decide to grant restricted stock or restricted stock units without performance requirements, rather than limiting itself to awards that would be deductible.

In addition, the Company has determined that Section 409A of the Internal Revenue Code applies to certain of the Company’s compensation arrangements including without limitation the Supplemental Senior Officer Retirement Plan, Retirement Benefit Equalization Plan, Supplemental Executive Retirement Plan and Deferred Compensation Plan adopted in 2009. The Company intends to administer those arrangements in compliance with Section 409A and believes it has operated in compliance with the statutory provisions which first became effective on January 1, 2005. In 2008, the Company made a series of amendments to these arrangements to comply with current Section 409A regulations. In addition, to comply with Section 409A and due to a change in law relating to Section 162(m), the Company and Mr. Milzcik agreed to amendments to his employment agreement, the terms of which are summarized in this proxy statement beginning on pages 30 and 44.

As of December 31, 2008, the Company limited participation in the Supplemental Senior Officer Retirement Plan to senior executive officers then in place. In 2009, the Company established the Deferred Compensation Plan for senior officers who were hired or promoted to eligible positions beginning January 1, 2009. This program provides for a defined contribution by the Company, currently set at 20% of base salary and bonus in excess of the qualified plan compensation limit (which was $245,000 in 2009 and remains at that level in 2010), and is designed to provide, with the other components of the retirement program, a replacement of a portion of pre-retirement base salary and bonus. In 2009, Mr. Stephens participated in this program.

The Company also periodically reviews the severance agreements entered into between the Company and the named executive officers to assess the impact of Internal Revenue Code Section 280G. The severance agreements do not provide for any “gross up” to compensate our executives for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change in control, nor do they preclude the possibility that, in certain circumstances, the compensation payable in the event of a change in control under the agreements or other plans and arrangements may be non-deductible by the Company under Internal Revenue Code Section 280G.

Compensation Committee Report

To Our Fellow Stockholders at Barnes Group Inc.

We, the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation Committee

Gary G. Benanav, Chairman

Thomas J. Albani

John W. Alden

George T. Carpenter

Frank E. Grzelecki

Summary Compensation Table for 2009, 2008 and 2007

The following table sets forth aggregate amounts of compensation information for the years ended December 31, 2009, 2008 and 2007 for services rendered in all capacities, by our Chief Executive Officer, our Chief Financial Officer, our former Acting Chief Financial Officer, and the three other most highly compensated executive officers, for the fiscal year ended December 31, 2009 (the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5]	All Other Compensation[6]	Total
Gregory F. Milzcik	2009	$800,000	$—	$1,305,300	$837,207	$151,200	$444,824	$237,774	$3,776,305
President and Chief	2008	775,000	—	1,557,866	557,525	149,430	156,795	229,558	3,426,174
Executive Officer	2007	641,667	—	913,502	321,594	1,477,421	396,567	406,880	4,157,631

Christopher J. Stephens	2009	394,096	50,000	155,720	91,839	51,030	18,008	98,573	859,266
Senior Vice President,
Finance and Chief Financial Officer

Francis C. Boyle, Jr.	2009	300,000	—	82,440	52,165	26,460	294,670	362,018	1,117,753
Vice President, Chief Accounting Officer,	2008	334,500	—	89,692	45,421	29,419	243,351	93,684	836,067
and Former Acting Chief Financial Officer

Jerry W. Burris	2009	405,000	50,000	744,250	156,861	35,964	91,300	76,901	1,560,276
Vice President, Barnes Group Inc. and
President, Precision Components

Patrick J. Dempsey	2009	405,000	—	744,250	156,861	50,625	135,070	76,504	1,568,310
Vice President, Barnes	2008	405,000	202,500	—	—	—	107,994	210,657	926,151
Group Inc. and President, Logistics and Manufacturing Services	2007	354,058	—	368,036	577,220	536,402	103,923	152,709	2,092,348

Signe S. Gates	2009	358,000	—	222,130	142,167	40,597	436,363	123,460	1,322,717
Senior Vice President,	2008	354,750	—	237,420	129,774	40,122	289,422	120,445	1,171,933
General Counsel and Secretary	2007	341,750	—	241,218	129,580	436,895	368,849	99,760	1,618,052

Notes to the above table:

[1]

The amount listed in Bonus for Mr. Stephens for 2009 represents a $50,000 sign-on bonus. The amount listed in Bonus for Mr. Burris for 2009 represents a one-time discretionary retention bonus. The amount listed in Bonus for Mr. Dempsey for 2008 represents a non-equity guaranteed bonus paid in connection with his appointment as a segment President.

[2]

Stock Awards represent the aggregate grant date fair value of restricted stock units, performance share units, and performance unit plan awards granted to named executive officers under the Barnes Group Inc. Stock and Incentive Award Plan. Performance unit plan awards are denominated in units with each unit being equivalent in value to one share of Common Stock and are payable in cash. The performance unit plan awards vest upon satisfying established performance goals. The value disclosed in this column for the performance units represents the amount of compensation if target goals are met. The maximum grant date fair value of the performance units granted in 2009 was $815,813 for Mr. Milzcik, $104,481 for Mr. Stephens, $51,525 for Mr. Boyle, $465,156 for each of Messrs. Burris and Dempsey, and $138,831 for Ms. Gates. For 2009, however, no payments were made for the performance unit plan awards as the target goals were not met. The fair value was determined based on the market value of Common Stock on the date of grant, as described in Note 14 (Stock-Based Compensation) of the Notes to the Company’s Consolidated Financial Statements included in the each of the Company’s Forms 10-K filed for the three fiscal years in the period ended December 31, 2009.

[3]

Option Awards represent the aggregate grant date fair value of stock options granted to named executive officers under the Barnes Group Inc. Stock and Incentive Award Plan. The fair value was determined by using the Black-Scholes option pricing model applied consistently with the Company’s practice , as described in Note 14 (Stock-Based Compensation) of the Notes to the Company’s Consolidated Financial Statements included in each of the Company’s Forms 10-K filed for the three fiscal years in the period ended December 31, 2009.

[4]

Non-Equity Incentive Plan Compensation includes amounts paid under the Company’s Performance-Linked Bonus Plan for Messrs. Milzcik, Stephens, Burris, and Dempsey, and Ms. Gates and the Management Incentive Compensation Plan for Mr. Boyle.

[5]

The amount listed in Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the annual increase in pension value for all of Barnes Group Inc.’s defined benefit retirement programs. All assumptions are as detailed in the notes to the Consolidated Financial Statements for the fiscal years ending December 31, 2009, December 31, 2008 and December 31, 2007, with the exception of the following: retirement age for all plans is assumed to be the older of the unreduced retirement age, as defined by each plan, or age as of December 31, 2009 or December 31, 2008 or December 31, 2007, as applicable, and no pre-retirement mortality, disability, or termination is assumed. The U.S. discount rates of 6.2%, 6.5% and 6.4%, respectively, are detailed in the Management Discussion & Analysis of the Company’s Forms 10-K filed for the three fiscal years in the period ended December 31, 2009.

The Change in Pension Value and Nonqualified Deferred Compensation Earnings is segregated by plan in the following table:

Name and Principal Position	Plan Name	Year	Amounts
Gregory F. Milzcik President and Chief Executive Officer	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2009 2009 2009 2009 2009 2008 2008 2008 2008 2008 2007 2007 2007 2007 2007	$ $ $	60,560 N/A 340,546 43,718 444,824 31,785 N/A 109,595 15,415 156,795 13,427 N/A 344,168 38,972 396,567

Christopher J. Stephens Senior Vice President, Finance and Chief Financial Officer	Qualified RBEP SSORP SERP TOTAL	2009 2009 2009 2009 2009		$16,313 N/A N/A 1,695 18,008

Francis C. Boyle, Jr. Vice President, Chief Accounting Officer, and Former Acting Chief Financial Officer	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2009 2009 2009 2009 2009 2008 2008 2008 2008 2008	$ $	181,400 82,887 N/A 30,383 294,670 98,520 119,726 N/A 25,105 243,351

Name and Principal Position	Plan Name	Year	Amounts

Jerry W. Burris Vice President, Barnes Group Inc. and President, Precision Components	Qualified RBEP SSORP SERP TOTAL	2009 2009 2009 2009 2009		$25,572 N/A 55,949 9,779 91,300

Patrick J. Dempsey Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2009 2009 2009 2009 2009 2008 2008 2008 2008 2008 2007 2007 2007 2007 2007	$ $ $	41,093 N/A 81,262 12,715 135,070 23,346 N/A 74,474 10,174 107,994 12,982 N/A 81,144 9,797 103,923

Signe S. Gates Senior Vice President, General Counsel and Secretary	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2009 2009 2009 2009 2009 2008 2008 2008 2008 2008 2007 2007 2007 2007 2007	$ $ $	106,563 N/A 268,383 61,417 436,363 66,797 N/A 222,625 N/A 289,422 41,714 N/A 327,135 N/A 368,849

Consistent with financial calculations in the notes to the Consolidated Financial Statements for the fiscal years ending December 31, 2009, December 31, 2008 and December 31, 2007, it is assumed that the form of payment is a life annuity for the Salaried Retirement Income Plan (Qualified), the Retirement Benefit Equalization Plan (“RBEP”), and the Supplemental Executive Retirement Plan (“SERP”). It is assumed that the form of payment as of December 31, 2009 is life annuity for the Group I Supplemental Senior Officer Retirement Plan (“SSORP”) participants and the form of payment as of December 31, 2009 is 5 year installments (which are actuarially equivalent to the life annuity) for Group II SSORP participants. The 2009, 2008 and 2007 qualified plan limits of $245,000, $230,000 and $225,000, respectively, have been incorporated.

[a]	The prior plan offset benefit payable on record for Mr. Milzcik represents an estimated benefit. The prior plan offset benefit payable as of age 62 for Mr. Burris is assumed to be zero.

[b]	The amount listed in this column for Mr. Stephens assumes that he will vest under the Barnes Group 2009 Deferred Compensation Plan.

The compensation represented by the amounts for 2009 set forth in the All Other Compensation column for the named executive officers is detailed in the following table:

Name and Principal Position	Year	Taxes Paid on All Other Compensation	Personal Usage of Company Aircraft[a]	Life Insurance Premiums	Boyle Agreement[b]	Perquisite Allowance[c]	Deferred Compensation Plan[d]	Other[e]	All Other Perquisites[f]	Total
G. F. Milzcik President and Chief Executive Officer	2009	$45,986	$99,833	$63,301	$—	$25,000	$—	$3,450	$204	$237,774

C. J. Stephens Senior Vice President, Finance and Chief Financial Officer	2009	19,343	—	22,860	—	—	29,819	2,700	23,851	98,573

F.C. Boyle, Jr. Vice President, Chief Accounting Officer, and Former Acting Chief Financial Officer	2009	28,151	—	33,830	266,541	25,000	—	3,450	5,046	362,018

J. W. Burris Vice President, Barnes Group Inc. and President, Precision Components	2009	20,349	—	27,950	—	25,000	—	3,450	152	76,901

P.J. Dempsey Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services	2009	21,300	—	23,482	—	25,000	—	3,450	3,272	76,504

S.S. Gates Senior Vice President, General Counsel and Secretary	2009	39,904	—	52,777	—	25,000	—	3,450	2,329	123,460

[a]

The value of the personal usage of the Company aircraft is based on the aggregate incremental cost to the Company which is based on actual payments made by the Company for the use of the aircraft for the named executive officers.

[b]	Includes compensation payable to Mr. Boyle pursuant to his agreement with us dated January 12, 2009 (the “Boyle Agreement”).

[c]

Payments made to Messrs. Milzcik, Boyle, Burris, Dempsey, and Ms. Gates for the annual cash perquisite allowance which is payable in monthly installments. This allowance became effective October 1, 2008 and is in lieu of the Company Car Program and payments made for club memberships and cell phone expenses.

[d]

The amount listed as deferred compensation for Mr. Stephens includes employer contributions to the 2009 Deferred Compensation Plan. Refer to the “Nonqualified Deferred Compensation Table” for further details of the plan.

[e]	Consists of matching contributions made by the Company under the Retirement Savings Plan for the named executive officers.

[f]

Included in All Other Perquisites are payments made for financial planning services for Messrs. Stephens, Boyle, and Dempsey, and Ms. Gates; executive physical examinations for Ms. Gates; gifts for Messrs. Milzcik, Stephens, Boyle, Burris, and Dempsey, and Ms. Gates; Company-paid office parking for Mr. Dempsey; and payments made for the annual cash perquisite allowance for Mr. Stephens.

Grants of Plan-Based Awards in 2009

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh)[4]	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G.F. Milzcik	2/10/2009									227,900	11.45000	837,207
	2/10/2009	[2]	326,325	652,650	815,813							652,650
	2/10/2009								57,000			652,650
		[1]	34,800	600,000	1,800,000

C.J. Stephens, Jr.	2/10/2009									25,000	11.45000	91,839
	2/10/2009	[2]	41,793	83,585	104,481							83,585
	2/10/2009								6,300			72,135
		[1]	11,745	202,500	607,500

F.C. Boyle, Jr.[6]	2/10/2009									14,200	11.45000	52,165
	2/10/2009	[2]	20,610	41,220	51,525							41,220
	2/10/2009								3,600			41,220
		[1]	6,090	105,000	315,000

J.W. Burris[5]	2/10/2009									42,700	11.45000	156,861
	2/10/2009	[2]	61,258	122,515	153,144							122,515
	2/10/2009	[2]	124,805	249,610	312,013							249,610
	2/10/2009								10,700			122,515
	2/10/2009								21,800			249,610
		[1]	11,745	202,500	607,500

P.J. Dempsey[5]	2/10/2009									42,700	11.45000	156,861
	2/10/2009	[2]	61,258	122,515	153,144							122,515
	2/10/2009	[2]	124,805	249,610	312,013							249,610
	2/10/2009								10,700			122,515
	2/10/2009								21,800			249,610
		[1]	11,745	202,500	607,500

S. S. Gates[6]	2/10/2009									38,700	11.45000	142,167
	2/10/2009		55,533	111,065	138,831							111,065
	2/10/2009								9,700			111,065
		[1]	9,344	161,100	483,300

Notes to the above table:

[1]

This row sets forth the range of the potential amounts payable under the Performance-Linked Bonus Plan for Selected Executive Officers or in Mr. Boyle’s case, the Management and Incentive Compensation Plan.

[2]	This row sets forth the range of the number of performance units, payable in cash, granted in 2009 under the Barnes Group Inc. Stock and Incentive Award Plan.

[3]	Stock options granted under the Barnes Group Inc. Stock and Incentive Award Plan are described in the “Outstanding Equity Awards At End of 2009” table.

[4]

Each option has an exercise price equal to the fair market value of Common Stock at the time of grant, as determined by the mean between the highest and lowest stock price of shares of Common Stock on the grant date or the most recent previous fair market value if the market is not open on the grant date.

[5]	Messrs. Burris and Dempsey received supplemental stock options, restricted stock units and performance unit plan awards in 2009.

[6]	Mr. Boyle retired on February 28, 2010 and Ms. Gates retired on March 31, 2010. Unvested stock options and restricted stock unit awards were forfeited on their respective retirement dates.

Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreement

Mr. Milzcik’s Employment Agreement. We have an employment agreement with Gregory F. Milzcik, our President and Chief Executive Officer. The terms of the agreement that relate to his compensation are described below. The terms that relate to termination and change-in-control are set forth under “Termination Provisions of Employment and Severance Arrangements.”

On December 13, 2006, we entered into an employment agreement with Mr. Milzcik which was effective as of October 19, 2006, the date he became the President and Chief Executive Officer of the Company, which was amended as of December 31, 2007, as of December 31, 2008, and January 19, 2009 ( collectively, the “agreement”). The agreement provides for Mr. Milzcik’s employment through October 19, 2011, and for automatic annual extensions for successive one-year terms unless either party provides 90 days prior written notice that the agreement will not be extended. In no event will his employment term extend beyond October 19 of the calendar year in which he attains age 65.

The agreement provides for the following compensation and benefits for Mr. Milzcik:

•

The agreement set forth his annual base salary in his capacity of President and Chief Executive Officer. His initial salary was $600,000. His annual base salary is currently $875,000. Further increases are subject to the discretion of the Compensation Committee.

•

The agreement provides that he is to receive an annual bonus pursuant to the Performance-Linked Bonus Plan for Selected Executive Officers. For 2007, the agreement provided that Mr. Milzcik had the opportunity under the Performance-Linked Bonus Plan for Selected Executive Officers to receive an annual bonus equal to:

•	75% of his salary upon the attainment of the applicable performance goals established by the Compensation Committee as the target level,

•	a maximum annual bonus of 225% of his salary upon the attainment of the applicable performance goals established by the Compensation Committee as the maximum level,

•	18.75% of his salary upon the attainment of the applicable performance goals established by the Compensation Committee as the threshold level, or

•	$0, if the attainment of the applicable performance goals was at a level below that established by the Compensation Committee as the threshold level.

After 2007, the Compensation Committee has the discretion to change the structure and payment terms of Mr. Milzcik’s awards under the Performance-Linked Bonus Plan for Selected Executive Officers at threshold, target and maximum levels of performance, provided that Mr. Milzcik’s annual bonus opportunity for each calendar year, upon achieving target level performance for such year, shall not be less than 75% of his then current salary.

•

Mr. Milzcik participates in our long-term incentive plan, the Barnes Group Inc. Stock and Incentive Award Plan, with award levels, performance targets, vesting and other terms as established from time to time by the Compensation Committee. Pursuant to the terms of the agreement, on February 14, 2007, the Compensation Committee granted Mr. Milzcik a long-term incentive grant with an approximate aggregate “calculated value” equal to 200% of salary ($1.2 million), as follows:

•

25% ($300,000) of the aggregate calculated value, using the binomial valuation method applied consistently with the Company’s practice, in the form of non-qualified Common Stock options with a ten-year term that vest ratably 18, 30 and 42 months after the grant date;

•

50% ($600,000) of the aggregate calculated value based on the market value of the Common Stock on the date of grant, in the form of a performance share award that vests, subject to achieving earnings per share targets set by the Compensation Committee, over a three-year period beginning January 1, 2007. The number of shares actually earned ranges from 0 to 125% of target, based on actual performance against basic earnings per share targets; and

•

25% ($300,000) of the aggregate calculated value, using the binomial valuation method applied consistently with the Company’s practice, in the form of service-based restricted stock units that will vest ratably 30, 42 and 54 months after the grant date.

•

Mr. Milzcik participates in all benefit plans and perquisites which we make available to senior executives from time to time, on a basis commensurate with his position. His agreement provides that we may, at any time or from time to time, amend or terminate any of our employee benefit plans, programs or policies, in which event such amendments and terminations may be applied to Mr. Milzcik in the same manner as to our other executive officers. Subject to the foregoing, his agreement provides that benefits for Mr. Milzcik shall include, without limitation, the following:

•

Life Insurance. Pursuant to Mr. Milzcik’s participation in our Senior Executive Enhanced Life Insurance Program, we will pay premiums for a life insurance policy on the life of Mr. Milzcik. The insurance policy is owned by Mr. Milzcik and will have a death benefit equal to four times his salary. We will gross up Mr. Milzcik for any income tax attributable to the premiums paid by us in accordance with the Senior Executive Enhanced Life Insurance Program.

•

Financial Planning. We will reimburse Mr. Milzcik in an amount up to $5,000 for financial planning assistance and related services for each program year during his term of employment (for the 2006-2007 program year, the agreement provided that such amount would be up to $20,000 and would take into account amounts reimbursed in respect of financial planning and assistance and related services for the portion of the program year prior to October 19, 2006), in each case grossed-up for income taxes.

•

Leased Automobile and Club Membership. We will provide Mr. Milzcik with either (a)(i) the use of a leased car with a monthly leasing cost to the Company not to exceed $1,131 per month, (ii) reimbursement for other expenses associated with the use of such leased car, in either case, in accordance with the Company’s automobile policy as from time to time in effect, and (iii) reimbursement (not grossed-up for taxes) in accordance with Company policy as in effect from time to time for membership in one club, or (b) provide an annual cash allowance of $25,000, payable in monthly installments, in lieu of providing the prior referenced benefits.

Under certain circumstances, as further detailed in the subsection entitled “Compensation Recapture” on page 21 of this proxy statement, the agreement provides for a “claw-back” of certain cash or equity awards earned by Mr. Milzcik that are based on achieving specified financial performance targets.

The agreement provides that Mr. Milzcik will be entitled to indemnification for liabilities and expenses to the fullest extent permitted under Delaware law, to the extent consistent with our Certificate of Incorporation and By-laws.

His agreement provides that we will reimburse Mr. Milzcik for reasonable legal fees and expenses incurred by him in connection with (a) any good faith action brought by Mr. Milzcik to enforce his rights under the agreement (or to respond to any action commenced by us) but only those fees and expenses attributable to claims with respect to which there was a substantial likelihood that Mr. Milzcik would prevail on the merits, and (b) the negotiation and documentation of the agreement and the other agreements referenced therein.

Other Agreements

Mr. Boyle’s Agreement. Mr. Boyle retired on February 28, 2010. Mr. Boyle served as our Acting Chief Financial Officer from May 12, 2008 until our current Chief Financial Officer was hired on January 12, 2009 at which time Mr. Boyle became our Vice President, Finance and Chief Accounting Officer. Effective as of January 12, 2009, we entered into an agreement with Mr. Boyle (the “Boyle Agreement”) in his role as Vice President, Finance and Chief Accounting Officer which sets forth certain compensation arrangements and post-retirement payments. The compensation provisions are described below. The post-retirement provisions are set forth under “Termination Provisions of Employment and Severance Arrangements—Agreements with Mr. Boyle.”

The Boyle Agreement provides that until May 1, 2009 his annual salary was to be $400,000. After May 1, 2009 his salary reverted to an annual rate of $250,000 until his retirement on February 28, 2010. His target bonus for 2009 was to be 35% of salary with a maximum bonus of 105% of salary. The annual incentive award for 2009 was based on his annual salary amounts during 2009, prorated.

Plans

Performance-Linked Bonus Plan for Selected Executive Officers. Each of the named executive officers, other than Mr. Boyle, participated in the Performance-Linked Bonus Plan for Selected Executive Officers in 2009. Under the Performance-Linked Bonus Plan for Selected Executive Officers, participants receive specified payments after the close of each award period if specified target performance objectives are attained during the award period. For 2009, the award period was the 2009 fiscal year. The Compensation Committee determines the percentage of salary that will be earned at a given level of performance and also determines the level of performance that must be achieved. Performance at less than the target level of performance may result in a lesser percentage of salary than the target being earned, and performance in excess of the target performance objective may result in a higher percentage of salary than the target being earned. Under no circumstances may the award for a participant’s service in any year exceed $7,000,000. Payment of any award is contingent upon the Compensation Committee’s certifying in writing that the performance level applicable to such award was in fact satisfied. The Compensation Committee may not increase the amount of an award upon satisfaction of the performance level. Except for Performance-Linked Bonus Plan for Selected Executive Officers participants who retire, die or become permanently disabled during the year, whose award will be prorated to the date of such retirement, death, or permanent disability, and except for participants whose employment is involuntarily terminated on or after November 1 in any given year, whose awards will be prorated to the date of such termination, a participant must be employed by the Company on the date of payment of an award. Unless the Compensation Committee determines otherwise, all payments pursuant to the Performance-Linked Bonus Plan for Selected Executive Officers are to be made in cash.

Under the Performance-Linked Bonus Plan for Selected Executive Officers, the performance goals for any award period may be based on any of the following criteria, either alone or in any combination, and on either a consolidated Company, consolidated group, business unit or divisional level, as the Compensation Committee may determine: earnings per share, net income, operating income, performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax), gross margin, revenue, working capital, total assets, net assets, stockholders’ equity, or cash flow. The foregoing criteria are to be determined in accordance with generally accepted accounting principles, except to the extent the Compensation Committee directs otherwise and may include or exclude any or all of the following items, as the Compensation Committee may specify: extraordinary, unusual or non-recurring items; discontinued operations; effects of accounting changes; effects of currency fluctuations; effects of financing activities (by way of example, without limitation, effect on earnings per share of issuing convertible debt securities);

expenses for restructuring or productivity initiatives; non-operating items; effects of acquisitions and acquisition expenses; and effects of divestitures and divestiture expenses (the “Items”). Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify. Unless the Compensation Committee determines otherwise at any time prior to payment of a participant’s award for an award period and subject to the Compensation Committee’s right to reduce an award prior to payment, the Items, any of which affect any performance criterion applicable to the award (including but not limited to the criterion of earnings per share), shall be automatically excluded or included in determining the extent to which the performance level has been achieved, whichever will produce the higher award. This provision is included in the Performance-Linked Bonus Plan for Selected Executive Officers because awards may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code if the Compensation Committee has discretion to reduce an award, but not if the Compensation Committee has discretion to increase an award.

For a discussion regarding 2009 annual incentive performance goals and awards, please see the “Compensation Discussion and Analysis.”

Restricted Stock Units, Performance Share Awards and Option Awards. Restricted stock units and stock options vest if the participant’s employment by us continues until specified vesting dates. Performance share awards vest if specified performance goals are achieved and if the participant’s employment by us continues until specified vesting dates. The vesting schedule for outstanding awards is set forth in the notes to the table for “Outstanding Equity Awards at End of 2009.” Treatment upon termination or a change in control is set forth under “Termination Provisions of Employment and Severance Arrangements.”

Each restricted stock unit award entitles the holder to receive, without payment to the Company, the number of shares of Common Stock equal to the number of restricted stock units that become vested and to receive dividend equivalents on the restricted stock units determined by multiplying the total number of restricted stock units by the dividend per share paid on the Common Stock on each date on which a dividend is paid to the holders of Common Stock during the period from the date of grant of the award to the date on which the award is paid or forfeited. Dividend equivalents for executive officers are paid in cash on the dividend payment dates for the Common Stock. In December 2008 the payment date of the remaining deferred dividend equivalents was changed in accordance with Internal Revenue Code Section 409A and payment was made in February 2009.

On or about March 1 of each year following the year in which the performance share awards are earned, the number of shares of Common Stock equal to the number of earned awards is to be delivered to the holders. Dividend equivalents are paid only on performance share awards that are earned. Dividend equivalents on all earned performance share awards are paid based upon dividends paid on outstanding shares of Common Stock during the period from the date of grant of the award to the date on which the awards are paid.

Performance Unit Awards. Under the performance unit awards executives have the right to receive a cash payment per unit awarded upon the achievement of specified performance goals. The performance unit awards vest if the participant’s employment by us continues until specified vesting dates. On or about March 1 of each year following the year in which the performance unit awards are earned, a specified dollar amount equal to the number of earned units multiplied by the per share fair market value of the Common Stock on the date preceding the payment date will be delivered to the executives. Treatment upon termination or a change in control is set forth under “Termination Provisions of Employment and Severance Arrangements.”

Senior Executive Enhanced Life Insurance Program

Under the Senior Executive Enhanced Life Insurance Program, which applies to officers and selected other employees, the Company pays for individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times salary. Participants are grossed up for the associated income taxes, so that they incur no out-of-pocket expense for the policies. The Company generally ceases to pay policy premiums on termination of employment, unless the participant has attained age 55 and 10 years of service, in which case the Company continues to pay premiums and tax gross-ups during the lifetime of the participant. The Company may modify or terminate the program at any time.

Outstanding Equity Awards at End of 2009

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[12]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
G.F. Milzcik	11	2/10/2009		227,900	$11.45000	2/10/2019
	6	7/24/2008		43,715	$24.39500	7/24/2018
	10	2/13/2008	15,167	30,333	$26.38005	2/13/2018
	8	2/14/2007	36,401	18,199	$22.33500	2/14/2017
	6	10/19/2006	165,025	82,499	$20.21000	10/19/2016
	6	2/15/2006	32,000		$18.62750	2/15/2016
	7	11/10/2005	858		$17.45000	2/10/2010
	7	11/10/2005	3,050		$17.45000	2/6/2011
	7	11/10/2005	3,246		$17.45000	2/10/2010
	7	11/10/2005	4,534		$17.45000	2/6/2011
	7	11/10/2005	10,470		$17.45000	2/5/2012
	7	11/10/2005	20,556		$17.45000	2/10/2010
	7	11/10/2005	25,298		$17.45000	2/5/2012
	7	5/10/2005	2,568		$15.19250	2/10/2010
	7	5/10/2005	10,174		$15.19250	2/5/2012
	7	5/10/2005	10,424		$15.19250	2/6/2011
	7	5/10/2005	13,890		$15.19250	2/5/2012
	7	5/10/2005	41,880		$15.19250	2/6/2011
	6	2/16/2005	24,000		$12.61500	2/16/2015
	3	12/8/2004	30,000		$13.28500	12/8/2014
	7	4/27/2004	7,784		$14.13750	2/13/2013
	5	2/11/2004	26,000		$14.77000	2/11/2014
	4	2/13/2003	10,000		$9.56000	2/13/2013
	21	2/10/2009					57,000	$963,300
	18	7/24/2008					5,466	$92,375
	17	2/13/2008					11,400	$192,660
	22	2/13/2008					14,200	$239,980
	16	2/14/2007					9,057	$153,063
	19	10/19/2006					24,741	$418,123
	14	2/15/2006					5,666	$95,755

C.J. Stephens, Jr.	11	2/10/2009		25,000	$11.45000	2/10/2019
	21	2/10/2009					6,300	$106,470

F. C. Boyle, Jr.	11	2/10/2009		14,200	$11.45000	2/10/2019
	10	2/13/2008	2,334	4,666	$26.38005	2/13/2018
	8	2/14/2007	4,601	2,299	$22.33500	2/14/2017
	6	2/15/2006	5,333		$18.62750	2/15/2016
	21	2/10/2009					3,600	$60,840
	17	2/13/2008					1,700	$28,730
	22	2/13/2008					566	$9,565
	16	2/14/2007					1,398	$23,626
	14	2/15/2006					1,133	$19,148

J.W. Burris	11	2/10/2009		42,700	$11.45000	2/10/2019
	9	2/14/2007	24,334	48,666	$22.33500	2/14/2017
	8	2/14/2007	16,667	8,333	$22.33500	2/14/2017

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[12]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	6	7/19/2006	13,334	6,666	$18.32500	7/19/2016
	21	2/10/2009					10,700	$180,830
	13	2/10/2009					21,800	$368,420
	16	2/14/2007					3,996	$67,532
	20	7/19/2006					14,918	$252,114

P.J. Dempsey	11	2/10/2009		42,700	$11.45000	2/10/2019
	8	2/14/2007	16,667	8,333	$22.33500	2/14/2017
	9	2/14/2007	24,334	48,666	$22.33500	2/14/2017
	6	2/15/2006	24,000		$18.62750	2/15/2016
	7	11/9/2005	282		$17.47500	2/6/2011
	7	11/9/2005	496		$17.47500	2/6/2011
	7	11/9/2005	648		$17.47500	2/6/2011
	7	11/9/2005	794		$17.47500	10/30/2010
	7	11/9/2005	878		$17.47500	2/6/2011
	7	11/9/2005	1,230		$17.47500	10/30/2010
	7	11/9/2005	1,454		$17.47500	10/30/2010
	7	11/9/2005	3,652		$17.47500	2/5/2012
	7	8/30/2005	208		$17.08750	2/6/2011
	7	8/30/2005	340		$17.08750	10/30/2010
	7	8/30/2005	460		$17.08750	2/5/2012
	7	8/30/2005	1,050		$17.08750	10/30/2010
	7	8/30/2005	1,232		$17.08750	2/5/2012
	7	8/30/2005	1,680		$17.08750	10/30/2010
	7	4/28/2005	138		$14.90250	2/6/2011
	7	4/28/2005	156		$14.90250	10/30/2010
	6	2/16/2005	24,000		$12.61500	2/16/2015
	3	12/8/2004	20,000		$13.28500	12/8/2014
	21	2/10/2009					10,700	$180,830
	13	2/10/2009					21,800	$368,420
	15	10/5/2007					3,053	$51,596
	16	2/14/2007					3,996	$67,532
	14	2/15/2006					3,598	$60,806

S.S. Gates	11	2/10/2009		38,700	$11.45000	2/10/2019
	10	2/13/2008	6,667	13,333	$26.38005	2/13/2018
	8	2/14/2007	14,667	7,333	$22.33500	2/14/2017
	6	2/15/2006	14,664		$18.62750	2/15/2016
	21	2/10/2009					9,700	$163,930
	17	2/13/2008					4,500	$76,050
	22	2/13/2008					1,500	$25,350
	16	2/14/2007					3,596	$60,772
	14	2/15/2006					3,332	$56,311

Notes to the above table:

[1]	Represents the mean between the highest and the lowest stock price of a share of Common Stock on the grant date of the option.

[2]	On December 31, 2009, the last trading day of fiscal year, the closing market value of the Common Stock was $16.90.

[3]	The option vests at 33.3334% on June 8, 2005 and 33.3333% on June 8, 2007 and June 8, 2009.

[4]	The option vests at 33.334% on the first anniversary and 33.333% on the third and fifth anniversaries of the grant date.

[5]	The option vests at 33.334% on the ninth month and 33.333% on the thirtieth and fifty-fourth months after the grant date.

[6]	The option vests at 33.34% on the eighteenth month and 33.33% on each of the thirtieth and forty-second months after the grant date.

[7]

This is a reload option grant which is 100% vested on the date of grant. Under the reload feature, which was ended effective January 1, 2006, a holder received options to replace shares used to pay the Company for shares acquired when a stock option was exercised and to satisfy tax withholding obligations. The reload options were granted at an exercise price that was equal to the mean between the highest and lowest stock price of a share of Common Stock on the day of the award and expire on the expiration date of the original option grant.

[8]	The option vests at 33.334% on August 14, 2008 and 33.333% on August 14, 2009 and August 14, 2010.

[9]	The option vests at 33.334% on August 14, 2009 and 33.333% on August 14, 2010 and August 14, 2011.

[10]	The option vests at 33.334% on August 13, 2009 and 33.333% on August 13, 2010 and August 13, 2011.

[11]	The option vests at 33.334% on August 10, 2010 and 33.333% on August 10, 2011 and August 10, 2012.

[12]	The options terminate 10 years after the grant date. In the case of reload options, the options terminate 10 years after the original grant date.

[13]	The restricted stock unit award vests at 20% on February 10, 2012 and February 10, 2013 and 60% on February 10, 2014.

[14]	The restricted stock unit award vests at 33.4% on August 15, 2008 and 33.3% on August 15, 2009 and August 15, 2010.

[15]	The restricted stock unit award vests at 33.4% on the third anniversary and 33.33% on the fourth and fifth anniversaries of the base date, April 5, 2007.

[16]	The restricted stock unit award vests at 33.4% on August 14, 2009 and 33.3% on August 14, 2010 and August 14, 2011.

[17]	The restricted stock unit award vests at 33.4% on August 13, 2010 and 33.3% on August 13, 2011 and August 13, 2012.

[18]	The restricted stock unit award vests at 33.34% on January 24, 2011 and 33.33% on January 24, 2012 and January 24, 2013.

[19]	The restricted stock unit award vests 100% on the fourth anniversary of the grant date.

[20]	The restricted stock unit award vests at 33.34% on January 19, 2009 and 33.33% on January 19, 2010 and January 19, 2011.

[21]	The restricted stock unit award vests at 33.4% on August 10, 2011 and 33.3% on August 10, 2012 and August 10, 2013.

[22]	The performance share award vests at 33.34% on December 31, 2008 and 33.33% on December 31, 2009 and December 31, 2010 subject to the achievement of performance goals.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
G.F. Milzcik	—	—	14,710	216,458
C. J. Stephens, Jr.	—	—	—	—
F. C. Boyle, Jr.	7,398	31,476	3,335	49,074
J. W. Burris	—	—	9,486	126,418
P.J. Dempsey	—	—	13,104	197,415
S.S. Gates	198,806	385,130	9,136	134,436

Notes to the above table:

[1]	Amount reflects the difference between the exercise price of the option and the market value at the time of exercise.

[2]	Amount reflects the market value of the stock on the day the stock vested.

Pension Benefits

The table below sets forth the calculated pension benefits for the named executive officers.

Pension Benefits Table

Name and Principal Position	Plan Name	Number of Years of Credited Service (12/31/2009)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Gregory F. Milzcik President and Chief Executive Officer	Qualified	10.500	$272,078	$—
	RBEP	10.500	N/A	—
	SSORP	10.500	$1,232,466	—
	SERP	10.500	$163,994	—

Christopher J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer	Qualified	0.917	$16,313	—
	RBEP	N/A	N/A	—
	SSORP	N/A	N/A	—
	SERP	0.917	$1,695	—

Francis C. Boyle, Jr. Vice President, Finance and Chief Accounting Officer	Qualified	31.667	$1,327,582	—
	RBEP	31.667	$236,454	—
	SSORP	N/A	N/A	—
	SERP	31.667	$179,858	—

Jerry W. Burris Vice President, Barnes Group Inc. and President, Precision Components	Qualified	3.500	$66,341	—
	RBEP	3.500	N/A	—
	SSORP	3.500	$121,466	—
	SERP	3.500	$22,533	—

Patrick J. Dempsey Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services	Qualified	9.167	$158,819	—
	RBEP	9.167	N/A	—
	SSORP	9.167	$320,534	—
	SERP	9.167	$49,848	—

Signe S. Gates Senior Vice President, General Counsel and Secretary	Qualified	10.583	$534,038	—
	RBEP	10.583	N/A	—
	SSORP	10.583	$1,618,150	—
	SERP	10.583	$61,417	—

Notes/Comments:

[1]

All assumptions are as detailed in the notes to the Consolidated Financial Statements for the fiscal year ending December 31, 2009, including a discount rate of 6.2% with the exception of the following:

•	Retirement age for all plans is assumed to be the later of unreduced retirement age, as defined by each plan, or age as of December 31, 2009.

•	No pre-retirement mortality, disability, or termination is assumed.

[2]

Consistent with financial disclosure calculations, it is assumed that the form of payment is a life annuity for the Salaried Retirement Income Plan (Qualified), the Retirement Benefit Equalization Plan (RBEP) and the Supplemental Executive Retirement Plan (SERP). It is assumed that the form of payment for Group I Supplemental Senior Officer Retirement Plan (SSORP) participants is a life annuity and the form of payment for Group II SSORP participants is 5-year installments (which are actuarially equivalent to the life annuity).

[3]	The 2009 qualified plan compensation limit of $245,000 has been incorporated.

[4]

The terms of the RBEP, SSORP and SERP plan documents as amended and restated effective January 1, 2009 have been reflected in the December 31, 2009 SEC disclosure tables. Subsequent amendments as of December 31, 2009 to the RBEP and SSORP plan documents are likewise reflected in the December 31, 2009 SEC disclosure tables.

[5]	The Prior Plan Offset benefit payable as of age 62 for Mr. Milzcik is an estimated benefit. The Prior Plan Offset benefit as of age 62 for Mr. Burris is assumed to be zero.

[6]	Internal Revenue Code Section 415 limits are not reflected for these calculations. Note that the limits would only affect the distribution of amounts between the qualified and non-qualified plans.

Discussion Concerning Pension Benefits Table

We provide retirement benefits to the named executive officers under four defined benefit pension plans: the Barnes Group Salaried Retirement Income Plan, which is referred to as the “Qualified Plan,” the Barnes Group Supplemental Executive Retirement Plan, which is referred to as the “SERP,” the Barnes Group Supplemental Senior Officer Retirement Plan, which is referred to as the “SSORP,” and the Retirement Benefit Equalization Plan, which is referred to as the “RBEP.” The Qualified Plan is a broad-based tax-qualified defined benefit pension plan. The Qualified Plan provides retirement income based on a percentage of annual compensation. The SERP, the SSORP and RBEP are non-tax-qualified supplemental executive retirement plans that provide more generous benefits than the Qualified Plan for designated employees and senior executive officers of the Company.

As of December 31, 2009, Ms. Gates met the age and service requirements for early retirement under the Qualified Plan, SSORP, and SERP. Mr. Boyle is eligible for early retirement under the Qualified Plan and SERP.

Salaried Retirement Income Plan

The Qualified Plan is a defined benefit pension plan designed to provide income after retirement to eligible participants and their beneficiaries. Only salaried employees, including the named executive officers, are eligible to participate in the Qualified Plan.

In general, each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by us as a salaried employee. There are certain exceptions for authorized leaves of absence.

The normal retirement date under the Qualified Plan is the first day of the month following (1) a participant’s 65th birthday or (2) if hired after age 60, the month the employee achieves five years of service. Employees are eligible for early retirement if they have completed 10 years of vesting service and have reached age 55. A participant whose employment terminates before he or she is eligible to retire on a normal or early retirement date but who has otherwise met the vesting requirements of the Qualified Plan is entitled to a deferred vested retirement benefit. A participant is 100% vested in the Qualified Plan after completing five years of vesting service.

In 2006, the benefit formula for calculating benefits under the Qualified Plan was changed for credited service earned on and after January 1, 2007. The following table shows the calculation of the basic retirement benefit for credited service earned as of December 31, 2006 under the prior formula, and for credited service earned on and after January 1, 2007:

	Benefit Accrual Rate
	For Credited Service Earned as of 12/31/2006	For Credited Service Earned on and after 1/1/2007
Final Average Earnings up to Covered Compensation times Credited Service up to 25 years times	1.85%	1.5%
Plus
Final Average Earnings above Covered Compensation times Credited Service up to 25 years times	2.45%	2.0%
Plus
Final Average Earnings times Credited Service over 25 years times	0.5%	0.5%

Benefit Formula Terms

Final Average Earnings is the average of a participant’s highest five consecutive years’ compensation within the 10 years before retirement or termination of employment with the Company. Compensation includes all earnings paid to the participant as reported to the Internal Revenue Service on the participant’s Form W-2, but excludes overtime pay, bonuses, director’s fees, reimbursed expenses and any other additional form of earnings, including contributions made to or under any other form of benefit plan (e.g., a 401(k) or profit sharing plan). The 2009 qualified plan compensation limit is $245,000. Non-qualified plans are not subject to this limit.

Covered Compensation is the average annual earnings used to calculate a participant’s Social Security benefit. Covered Compensation is based on the year in which a participant reaches his or her Social Security retirement age. It assumes that the participant will earn the maximum amount taxable by Social Security up to that time. Covered Compensation for a participant who reached age 65 and retired in 2009 was $57,000.

Credited Service for Benefit Purposes is the total time a participant spends working at the Company that counts toward his or her pension benefit. Credited Service most often is the number of months the participant works for the Company.

The basic retirement benefit is reduced by the monthly amount of income payable to the participant attributable to employer contributions under any other tax-qualified defined benefit pension plan under which the participant receives credit for service which also constitutes credited service under the Qualified Plan.

Where a participant has a spouse on the date that his or her retirement benefit begins, the default form of benefit is a qualified joint and survivor annuity option with the participant’s spouse entitled to receive 50% of the participant’s retirement benefit in the event of the participant’s death. Where a participant does not have a spouse on the date that his or her retirement benefit is to begin, the normal form of payment is a single life annuity with no amount of the benefit payable to any individual after the participant’s death.

The normal retirement benefit of a participant will be his or her basic retirement benefit as determined above multiplied by 100% (minus any percentage attributable to the cost of a pre-retirement survivor annuity, if applicable) and multiplied by (a) the actuarial equivalent factor of the normal form of benefit for the participant or (b) the actuarial equivalent factor of any optional form of retirement benefit provided for under the Qualified Plan that the participant elects to receive instead of the normal form. Optional forms of benefit include Contingent Annuity of 25%, 50%, 75% or 100%, 120 Months Certain and Life Option, Level Income Option, and Level Income and Contingent Annuity Option.

The maximum annual benefit payable to a participant in any calendar year may not exceed the limitations imposed by the Internal Revenue Code.

Supplemental Executive Retirement Plan

The purpose of the SERP is to provide supplemental pension benefits to selected employees and certain officers of the Company, including the named executive officers, who elect any form of contingent annuity under the Qualified Plan under which a spouse or former spouse is the contingent pensioner. Effective January 1, 2009, the SERP also provides a benefit to participants without a spouse. A “contingent pensioner” is a person who will receive annuity payments under the Qualified Plan after the death of the participant.

An employee is eligible for benefits under the SERP if he or she is an officer of the Company or one of its subsidiaries who retires (whether or not as an officer) at or after age 55 with at least 10 years of service under the Qualified Plan or ceases to be an officer due to disability, or if the Benefits Committee designates that such employee is eligible to participate in the SERP and such person is receiving retirement benefits under the Qualified Plan under which the contingent pensioner is the participant’s spouse or former spouse. At the Compensation Committee’s discretion, Participants may be required to execute a covenant agreement and release of claims to receive payments.

The benefit payable to a participant is a monthly supplemental annuity equal to (a) minus (b), where:

(a)	equals the sum of: (i) the monthly retirement income payable to the participant if he or she elected a straight life annuity under the Qualified Plan, and (ii) if the participant is also a participant in the SSORP, the monthly retirement income payable to the participant if he or she elected a straight life annuity under the SSORP; or if the participant is also a participant in the RBEP, the monthly retirement income payable to the participant if he or she elected a straight life annuity under the RBEP; and

(b)	equals the sum of: (i) the monthly pension benefits to which the participant is entitled pursuant to the Qualified Plan were he or she to elect the 50% contingent pensioner form of annuity, naming such spouse or former spouse as contingent pensioner, and irrespective of whether or not the participant in fact elects the 50% contingent pensioner form of annuity under the Qualified Plan, and (ii) if the participant is also a participant in the SSORP or RBEP, the monthly pension benefits to which the participant is entitled pursuant to the SSORP or REBP, as applicable, were he or she to elect the 50% contingent pensioner form of annuity, naming such spouse or former spouse as contingent pensioner, and irrespective of whether or not the participant in fact elects the 50% contingent pensioner form of annuity under the SSORP or RBEP.

Qualified benefits attributable to any period after a participant ceases to be an officer are generally disregarded in calculating the participant’s SERP benefits. Distribution my be made in five installments over a four-year periods following retirement rather than in the form of an annuity for those SERP participants who also participate in the SSORP and who had not both attained age 55 and completed five years of credited service as of January 1, 2009.

Supplemental Senior Officer Retirement Plan

The SSORP is designed to provide supplemental retirement benefits to selected employees of the Company. Only employees named by the Board of Directors are eligible to participate in the SSORP. At the Compensation Committee’s discretion, Participants may be required to execute a covenant agreement and release of claims to receive payments. The SSORP was closed to new participants on December 31, 2008. As of December 31, 2009, there were six executive officers and one non-management employee of the Company designated as participants in the SSORP.

After reaching age 55 and completing five years of credited service, if a participant is asked to retire by the President and Chief Executive Officer of the Company or the Company’s Board of Directors, or such participant’s retirement is approved by the Company’s Board of Directors, such participant is entitled to receive an early retirement benefit under the SSORP equal to (a) minus the sum of (b), (c), and (d), where:

(a)	equals 55% of the participant’s final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to the greater of 15 or the credited service the participant would have completed had credited service continued to age 62 multiplied by a percentage factor (less than 100%) based on the participant’s age at the time that benefits commence;

(b)	equals the participant’s Qualified Plan benefit as of such date;

(c)	equals the participant’s Social Security benefit; and

(d)	equals the participant’s prior employer benefit multiplied by the same percentage factor based on the participant’s age used in the calculation of (a).

Upon reaching age 62 and completing 10 years of credited service, a participant is entitled to retire with a lifetime benefit equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant’s final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to 15;

(b)	equals the participant’s Qualified Plan benefit; and

(c)	equals the participant’s Social Security benefit; and

(d)	equals the participant’s prior employer benefit.

“Final average compensation” has the same meaning as Final Average Earnings under the Qualified Plan except that “final average compensation” is not subject to the Internal Revenue Service qualified plan compensation limits. In addition, “final average compensation” includes bonuses. The “Qualified Plan benefit” is the annual pension benefit payable as a single life annuity upon the participant’s actual retirement date, excluding any portion of such annual pension benefit attributable to any period after, or any compensation earned after, the participant has a “separation from service” within the meaning of Internal Revenue Code Section 409A. “Social Security benefit” means the participant’s annual Social Security benefit. “Prior employer benefit” means any benefit paid or payable by any prior employer of the participant.

Participants who complete at least 10 years of credited service may retire with reduced benefits as early as age 55, without obtaining Company consent.

For participants who had both attained age 55 and completed five years of credited service as of January 1, 2009, distributions are made in the form of an annuity. For participants who had not both attained age 55 and competed five years of credited service as of January 1, 2009, distributions generally are made in five installments over a four-year period following retirement; provided, however, that if the participant terminates employment before attaining age 55, the participant’s SSORP benefit will be paid at the time and in the form of payment that applies under accrued benefit provisions of the RBEP.

Retirement Benefit Equalization Plan

The purpose of the RBEP is to supplement benefits for participants in the Qualified Plan whose benefits are limited by statute, including Internal Revenue Code Section 415. Participants include any employee of the Company whose Qualified Plan benefits are so limited, and who is not receiving benefits under the SSORP. The RBEP pays the difference between benefits paid under the Qualified Plan and what the participant would have received but for the statutory limitations described in the Qualified Plan. For participants who retired and commenced distributions before December 31, 2008, benefits payable under the RBEP are paid at the same time and in the same manner as benefits paid pursuant to the Qualified Plan; participants who retire after that date receive an annuity benefit payable beginning on the first day of the month following the participant’s 55th birthday, if the participant separates from service before age 55, or as of the first day of the month following the date of the participant’s separation from service, if the participant separates from service after age 55. Former employees age 55 or above as of January 1, 2009 who are entitled to benefits under the RBEP that are not in pay status as of that date are to be paid their RBEP benefit in an actuarially equivalent lump sum during the 90-day period beginning on January 1, 2009. In the case of specified employees, benefits that would otherwise be paid within six months of the employee’s separation from service are not paid until the end of the six-month period.

RBEP participants who are also participants in the SSORP and who satisfy the age and service requirements for a benefit under the SSORP are not considered participants in the RBEP if the RBEP benefit at the time such age and service conditions are satisfied is less than or equal to the amount than such participant would receive from the SSORP for the same event.

If, at separation from service or death, an RBEP participant has satisfied the age and service conditions for payment of a benefit under the Barnes Group 2009 Deferred Compensation Plan, no RBEP benefit shall be paid to that Participant. If the RBEP participant participates in the Barnes Group 2009 Deferred Compensation Plan but is not eligible for a benefit under the latter plan, RBEP benefits shall be paid in the form of five installments over a four-year period.

Nonqualified Deferred Compensation Table for 2009

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
Gregory F. Milzcik	$—	$—	$—	$—	$—
President and Chief
Executive Officer

Christopher J. Stephens	—	29,819	1,190	—	31,009
Senior Vice President,
Finance and Chief Financial Officer

Francis C. Boyle, Jr.	—	—	—	—	—
Vice President, Chief Accounting Officer, and Former Acting Chief Financial Officer

Jerry W. Burris	—	—	—	—	—
Vice President, Barnes Group Inc. and
President, Precision Components

Patrick J. Dempsey	—	—	—	—	—
Vice President, Barnes Group Inc. and
President, Logistics and Manufacturing Services

Signe S. Gates	—	—	—	—	—
Senior Vice President,
General Counsel and Secretary

The Barnes Group 2009 Deferred Compensation Plan, referred to as the DC Plan, was authorized by the Company’s Board of Directors in July 2009 effective September 1, 2009. Officers of the Company who are elected or appointed on or after January 1, 2009, are at the Board of Directors’ discretion, eligible to participate in the DC Plan. The DC Plan replaced the Company’s Supplemental Senior Officer Retirement Plan which was closed to new participants as of December 31, 2008.

There are no participant contributions to the DC Plan, rather, for each DC Plan participant, the Company credits an annual hypothetical contribution equal to 20% of the compensation above the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes, currently $245,000) or such other amount determined by the Compensation Committee. The hypothetical contributions credited are adjusted according to the performance of investment options provided under the DC Plan. Each participant in the DC Plan determines from the investment options available how his or her fund will be invested. Subject to the Company’s amendment and termination rights and other DC Plan and trust provisions, participants generally vest upon attaining the age of 55 and 10 years of service; provided that the Board of Directors may reduce the required years of service to five years for any given participant; and provided further that, for death and defined disabilities, vesting occurs if a participant is at least 55 with five years of service. Distributions under the DC Plan generally are made in five installments over a four-year period. If, at separation from service or death, a participant has satisfied the age and service conditions for the payment of a benefit under the DC Plan, a benefit under the Retirement Benefit Equalization Plan will not be paid to the participant. As of December 31, 2009 if Mr. Stephens does not vest in the DC Plan, the present value of his accumulated benefit under the Retirement Benefit Equalization Plan would be $11,845 and his Supplemental Executive Retirement Plan balance would increase by $1,235. The amount of the Company contributes under the DC Plan is also included in the “All Other Compensation” column of the Summary Compensation Table. The DC Plan provides most of the same investment options as the Barnes Group Retirement Savings Plan.

Termination Provisions of Employment and Severance Arrangements

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company. The key provisions of those arrangements are described below, and then the values of potential payments that would be due if termination of employment or a change-in-control occurred on December 31, 2009 are set forth in the table following the description.

Employment Agreement

Termination Provisions of Mr. Milzcik’s Employment Agreement. We have an employment agreement with Mr. Milzcik, our President and Chief Executive Officer. The terms of the agreement that relate to termination and change in control are described below. The terms that relate to compensation are set forth under the heading “Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables.”

If Mr. Milzcik’s employment is terminated by us other than for Cause, death or disability, or by Mr. Milzcik for Good Reason, he will receive:

•	Two-year continuation of his salary as of the date of termination,

•	Two-year continuation of then provided welfare benefits (to the extent continuation is permitted under the Company’s plans),

•

All benefits, if any, he is entitled to under all of the Company’s programs (excluding severance pay or salary continuation programs) providing benefits after termination (“Accrued Post-Employment Benefits”),

•	The annual bonus for the prior completed fiscal year, if as of the termination date such annual bonus has not yet been paid,

•	The prorata portion of any annual bonus for the calendar year in which the termination occurs that would have been paid had his employment continued; provided that, in determining the amount of the bonus, the Compensation Committee maintains its rights under the bonus plan to exercise negative discretion in determining the amount of the bonus, and

•	Annual payment for two years following termination of an amount equal to his target bonus in effect for the year of termination.

In addition, (a) all outstanding options to purchase Common Stock held by Mr. Milzcik and granted on or after October 19, 2006 will continue to vest during the two-year period and will remain exercisable for the lesser of the term of the option and one year following the expiration of the two-year period, and (b) outstanding restricted stock units or performance shares or performance unit awards granted on or after October 19, 2006 will vest as of the date of such termination to the extent such awards would have vested in accordance with their regular vesting schedule if his employment had continued for the two-year period and, in the case of performance shares or units with performance periods beginning on or before January 1, 2009, as if the applicable performance goal had been achieved at the target; performance shares or performance unit awards with performance periods beginning after January 1, 2009 will vest if and when they would otherwise vest in accordance with the performance goals applicable to the awards.

In the event of a change in control, all outstanding stock options, restricted stock unit awards and performance share or performance unit awards then held by Mr. Milzcik that were granted on or after October 19, 2006 that are not then vested will immediately become vested and, in the case of performance shares or performance units, as if the applicable performance goals were achieved at the target level of performance. Mr. Milzcik’s rights and entitlements with respect to equity-based grants awarded prior to October 19, 2006 will be determined in accordance with the applicable award agreements.

Termination by us without Cause or by Mr. Milzcik for Good Reason within two years after a change in control entitles him to the same severance arrangements as a normal severance without cause except his severance payments will be paid in a lump sum on the first day of the seventh month after the date of termination, he will receive a prorated bonus for the year of severance, and the bonus component of his severance benefit will be based on the higher of (i) the target bonus in the year of termination, or (ii) the average of the last three bonuses paid to him. Any termination or change in control payments to be made pursuant to the employment agreement may be delayed or deferred by us to comply with applicable laws, regulations and stock exchange rules, including Internal Revenue Code Section 409A. Any amounts deferred to comply with Section 409A shall bear interest for the period of the deferral at the applicable federal rate.

If his employment is terminated by us for cause or by Mr. Milzcik other than for good reason, we will pay him his earned and unpaid salary and any Accrued Post-Employment Benefits as of the date of termination.

In the event of termination due to death or disability, we will pay Mr. Milzcik’s earned and unpaid salary and any Accrued Post-Employment Benefits as of the date of termination and provide him or his beneficiary, as applicable, the compensation and benefits made available generally to our executive officers in the event of death or disability under the terms and conditions of our applicable plans, policies, programs or arrangements applicable to executive officers.

Following termination of employment, Mr. Milzcik has agreed not to compete with the Company for two years, or solicit our customers for two years or our employees for three years, and to abide by confidentiality, non-disparagement and trade secrets covenants in perpetuity.

The multiples of salary and other benefits payable to Mr. Milzcik upon a termination event or a change in control as specified in his agreement are the result of negotiation between the Compensation

Committee and Mr. Milzcik. In connection with the negotiations, the Compensation Committee was advised by its compensation consultant as to such terms provided to chief executive officers of similar ability and experience at comparable companies. In addition, the termination multiples of the components of compensation were generally the same as those contained in the employment agreement of the previous Chief Executive Officer of the Company. In agreeing to such terms on behalf of the Company, the Compensation Committee believed that such terms were in line with those provided to other such executives at comparable companies, and were consistent with the best interests of the Company’s stockholders as such terms constitute an appropriate and meaningful inducement for Mr. Milzcik to devote himself for the foreseeable future to the success of the Company. The Compensation Committee also believes that the Company’s change-in-control arrangements for Mr. Milzcik help assure that he will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if he might face possible termination of employment as a result of such a transaction.

To the extent that any payment or distribution to Mr. Milzcik is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, his agreement provides that total payments to Mr. Milzcik will be reduced (but not below zero) if and to the extent that a reduction in the total payments would result in Mr. Milzcik retaining a larger amount, on an after-tax basis, than if he received the entire amount of such payments.

Agreements with Mr. Boyle

Mr. Boyle retired from the Company on February 28, 2010. The Boyle Agreement provides that if Mr. Boyle remained in full-time employment with us through February 28, 2010, satisfactorily performed his duties, and was retired on March 1, 2010, we will pay him a lump sum of $91,875 on September 2, 2010 and an additional $223,125 in seventeen equal monthly installments of $13,125 beginning October 2010. These payments are in addition to any amount Mr. Boyle may be entitled to under our retirement plans. In addition, on February 22, 2010, Mr. Boyle entered into a consulting agreement with the Company to provide, as requested, his knowledge of the history of the Company’s financial and accounting functions and operations. His consulting agreement terminates August 31, 2010. Pursuant to his consulting agreement he will be paid $20,000 per month for his services.

Agreement with Ms. Gates

Ms. Gates retired from the Company on March 31, 2010. On February 24, 2010, Ms. Gates entered into a consulting agreement with the Company to provide, as requested, her knowledge of the history of the Company’s legal; health, safety and environmental; and stockholder relations functions and their operations. Her consulting agreement terminates September 30, 2010. Pursuant to her consulting agreement, she will be paid $20,000 per month for her services.

Severance Arrangements

We entered into a change in control severance agreement with each of the named executive officers when they joined the Company or were promoted to an executive officer position. Existing agreements were amended on December 31, 2007 and 2008, to comply with certain requirements of Section 409A of the Internal Revenue Code. The initial term of each of the agreements is one year with an automatic annual extension commencing on each January 1, unless the Company or the executive provides written notice not later than September 30 of the preceding year of a determination not to extend the agreement. However, if a change in control occurs during the term of the agreement, the term will expire no earlier than 24 months after the month in which the change in control occurs. When the Board determined in 1997 the amounts payable under its change-in-control program, the Board based its determination in part on its review with the assistance of outside advisers at such time of available information of such programs maintained by similarly situated companies. The Compensation Committee reviews the program at such times as it deems appropriate to determine whether the amounts payable under the agreements are appropriate given market practices and the Company’s circumstances. The Compensation Committee also believes that the Company’s change-in-control arrangements for its executive officers help assure that they will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if they might face possible termination of employment as a result of such a transaction.

All rights of Mr. Milzcik upon a change in control are governed exclusively by his employment agreement (and not his severance agreement), except that his rights with respect to any equity-based grants made before October 19, 2006, the date of his promotion, are governed by the plans under which such grants were made and the grant agreements.

The severance agreement provides, among other things, that upon the occurrence of a change in control, the executive is entitled to a cash payment equal to a prorated target annual bonus for the year in which the change in control occurs which will be credited against any annual bonus or incentive award that the executive is otherwise entitled to receive with respect to such year. Also, upon the occurrence of a change in control, the executive is fully vested in all options held by him, and other stock-based awards held by the executive will vest and be paid at such time on or after the date of a change in control and to the extent provided for in the award agreements evidencing such awards. The severance agreement requires any such award agreements to provide for vesting and payment of such awards in connection with a change in control on terms that comply with Section 409A of the Internal Revenue Code or an exclusion therefrom.

In addition, if, following a change in control, the executive’s employment is involuntarily terminated other than for cause or if the executive voluntarily terminates employment for good reason, then he is entitled to severance payments and benefits conditioned on him executing a release of claims relating to his employment and his termination of employment. These payments and benefits consist of: (i) an amount equal to two times his most recent base salary and two times the highest of his annualized average annual bonus for the years (up to three) prior to his employment termination or the change in control or the target bonus for the year in which separation from service occurs; (ii) a cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any prorata bonus previously paid for the same period); (iii) 24 months of additional age credit, benefit accruals and vesting credit under the Company’s non-qualified and qualified retirement plans, with the resulting benefits payable either at the times provided by such plans or in an actuarially equivalent lump sum on March 1 of the year following the year in which the date of termination occurs; (iv) a lump sum amount equal to 24 multiplied by the executive’s average monthly perquisite allowance (as in effect prior to the date of termination or, if higher, prior to the change in control), and 24 months of continued financial planning assistance at the Company’s expense; and (v) 24 months continued participation in any welfare plans of the Company in which the executive was participating at the time of his employment termination or the change in control, including without limitation 24 months of health care benefits on a tax-free (i.e., grossed up) basis and continued participation in the Company’s Senior Executive Enhanced Life Insurance Program to the extent that the executive is a participant in that plan at his employment termination or the change in control. If, during the term of the agreement following a change in control, the Company disputes that the executive’s employment has been involuntarily terminated other than for cause or that the executive terminated employment for good reason when, in fact that was the case, the Company may be obligated under the agreement to continue to pay the executive salary, bonus, benefits and perquisites as described above for the balance of the term of the agreement, in addition to the payments and benefits described above.

If the executive becomes entitled to health, welfare, pension and other benefits of the same type as referred to above during the 24-month period following employment termination, the Company will stop providing these benefits to him and the executive may be obligated to repay a portion of any previously paid lump sum described in clause (iii) or (iv) above.

The agreement also provides that, if any payment or benefit would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the severance payments and benefits to the executive will be reduced if and to the extent that reducing the payments and benefits would result in the executive’s retaining a larger amount, on an after-tax basis, than if he received the entire amount of such payments and benefits.

Except in the case of Mr. Milzcik, whose rights in the event of a change in control are generally governed by his employment agreement, the severance (change-in-control) agreement supersedes any other agreements that apply in the event that the executive’s employment with us is terminated following a change in control without cause or by the executive for good reason. The superseded agreements would include the Barnes Group Inc. Executive Separation Pay Plan described below.

Barnes Group Inc. Executive Separation Pay Plan

During 2009, Messrs. Boyle, Burris, Dempsey and Stephens and Ms. Gates were each covered by the Executive Separation Pay Plan. Mr. Milzcik’s employment agreement, which is summarized above, supersedes the Executive Separation Pay Plan with respect to the payments and benefits he would be entitled to receive upon termination from the Company. The Executive Separation Pay Plan provides for severance payments and benefits to an eligible executive who experiences an involuntary separation from service without cause provided that, after December 31, 2008, such separation is not covered by a severance agreement. No payments or benefits are made to an executive whose employment is terminated due to misconduct of any type, including, but not limited to, violation of Company rules or policies or any activity which results in conviction of a felony or if the employment termination is a result of the sale of a business unit of the Company and the employee is offered employment by the purchaser within 30 days after the closing of the sale, in a comparable position and for substantially equivalent compensation and benefits as before the sale.

Pursuant to the Executive Separation Pay Plan, a terminated eligible named executive officer is entitled to minimum severance of one month’s base salary or the amount of accrued vacation pay, whichever is greater. In order to receive the higher severance benefit of 12 months salary continuation plus accrued vacation pay, the eligible named executive officer must execute a release of claims acceptable to us. The salary portion is to be paid on regular payroll dates but payments may be delayed until six months after separation from service if necessary to comply with Internal Revenue Code Section 409A. The vacation pay portion is to be paid in a lump sum. During the severance period, benefits will continue to be provided pursuant to medical, dental, group life, supplemental life, dependent life, flexible benefit, and accidental death and dismemberment insurance and long-term disability plans and after December 31, 2008, the Senior Executive Enhanced Life Insurance Program or Enhanced Life Insurance Program will be continued for executives who had not yet attained age 55 and completed at least 10 years of service.

Retirement Plans

The amount and form of pension benefits that would be paid upon a qualifying retirement under our Qualified Plan, Supplemental Senior Officer Retirement Plan, Supplemental Executive Retirement Plan, and Retirement Benefit Equalization Plan are disclosed in the Pension Table above and in the discussion that accompanies that table. Any additional retirement benefits that would be payable in the event of termination of employment or a change in control are shown in the “Potential Payments Upon Termination or Change in Control” table.

Stock Options

The following is a discussion of the standard terms of stock options with respect to various types of termination of employment and in the event of a change in control, although these terms do vary by agreement and by person. Special provisions that apply to Mr. Milzcik’s stock options are described above under “Termination Provisions of Mr. Milzcik’s Employment Agreement.”

If the holder’s employment terminates other than by reason of death, disability or retirement or for cause, (i) the portion of the stock options that are exercisable as of the date of termination will terminate; provided, however, if the employee is terminated by the Company without cause, the stock options that were exercisable as of the date of termination will remain exercisable for one year from the date of termination and (ii) the portion of the stock options that have not become exercisable will be forfeited. If the holder’s employment terminates due to death or disability, the portion of the stock options that are not exercisable will immediately become exercisable and the stock options will be exercisable for a year after the termination date. If the holder’s employment terminates by reason of retirement at the age of 62 or later with a minimum of five years of service, the portion of the stock options that are not yet exercisable on the retirement date will continue to become exercisable for up to one year after the date of retirement so long as the holder executes a covenant not to compete, and up to five years if the holder also executes a release of claims. If the holder’s employment is terminated for cause, all outstanding stock options will terminate. Upon a change in control, all stock options vest.

Restricted Stock Unit Awards

The following is a discussion of the standard terms of restricted stock units with respect to various types of termination of employment and in the event of a change in control, although these terms do vary by agreement and by person. Special provisions that apply to Mr. Milzcik’s restricted stock unit awards are described above under “Termination Provisions of Mr. Milzcik’s Employment Agreement.”

If the holder’s employment terminates, other than due to death or disability or retirement, the unvested portion of the award terminates. If the holder’s employment is terminated due to death or disability, the unvested portion of the award vests in full, except in the case of awards granted before 2005, which vest on a prorata basis. If the holder’s employment terminates by reason of retirement, the unvested portion of the award may continue to vest if the holder executes a covenant not to compete and release of claims. If the holder’s employment is terminated for cause, the unvested portion of the award terminates. If there is a change in control, any unvested restricted stock units will become vested.

Performance Share Awards

The following is a discussion of the standard terms of performance share awards with respect to the various types of termination of employment and in the event of a change in control, although these terms may vary by agreement and by person. Special provisions that apply to Mr. Milzcik’s performance share awards are described above under “Termination Provisions of Mr. Milzcik’s Employment Agreement.”

If a holder’s employment terminates due to death or disability then the holder earns for the performance year in which the termination occurs the number of awards that would have been earned in the year as if the holder were employed through the end of the performance year, except if there is a change in control in that year in which case the maximum number (or in the case of the 2006 and subsequent awards, the target number, representing 80% of the maximum number) that could be earned in that year will be earned. If a holder’s employment terminates for any other reason, then all awards not earned as of the termination date terminate.

If there is a change in control before the last day of the award period, the target number of performance share awards will be deemed earned immediately.

Performance Unit Awards

In the event of a change in control of the Company, performance unit awards will be deemed to be earned. In the event of a voluntary termination, involuntary termination with or without cause or a qualified retirement, the holder forfeits all unearned performance unit awards. In the event of termination due to death or disability, any performance unit awards earned in the year of such termination shall be paid and the reminder shall be forfeited.

Performance-Linked Bonus Plan for Selected Executive Officers

Participants in the Performance-Linked Bonus Plan for Selected Executive Officers for any year whose employment is involuntarily terminated by the Company other than for cause on or after November 1 and before awards are paid for such year are eligible to receive prorated awards for such year, as are participants who retire, die or become permanently disabled before awards are paid for such year. A participant whose employment terminates for any other reason before awards are paid for a year is not eligible to receive an award.

Potential Payments Upon Termination or Change in Control1

The amount of compensation payable to each named executive officer if termination of employment or a change in control occurs, assuming a December 31, 2009 triggering event, is listed in the tables below.

G. F. Milzcik	Voluntary Termination ($)[8]	For Cause Termination ($)[9]	Without Cause/ Good Reason Termination ($)[10]	Death ($)[11]	Disability ($)[11,12]	Change in Control ($)[13]	Change in Control With Termination ($)[13]	Retirement ($)[14]
Cash Compensation/ Severance	—	—	2,951,200	151,200	151,200	—	3,950,527	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	—	—
Continuation of Other Benefits[4]	—	—	—	—	—	—	160,800	—
Stock options[2,5]	—	—	828,046	1,242,055	1,242,055	1,242,055	1,242,055	—
Restricted Stock Units[6]	—	—	1,052,279	1,915,277	1,915,277	1,915,277	1,915,277	—
Performance Share Awards[7]	—	—	633,750	—	—	633,750	633,750	—
Performance Unit Award[7]			321,100	—	—	963,300	963,300	—

TOTAL	$—	$—	$5,786,375	$3,308,532	$3,308,532	$4,754,382	$8,865,709	$—

C. J. Stephens, Jr.	Voluntary Termination ($)[8]	For Cause Termination ($)[9]	Without Cause/ Good Reason Termination ($)[10]	Death ($)[11]	Disability ($)[11,12]	Change in Control ($)[13]	Change in Control With Termination ($)[13]	Retirement ($)[14]
Cash Compensation/ Severance	—	—	456,030	51,030	51,030	145,482	1,223,982	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	18,150	—
Continuation of Other Benefits[4]	—	—	49,320	—	—	—	98,640	—
Stock options[5]	—	—	—	136,250	136,250	136,250	136,250	—
Restricted Stock Units[6]	—	—	—	106,470	106,470	106,470	106,470	—
Performance Share Awards[7]	—	—	—	—	—	—	—	—
Performance Unit Award[7]	—	—	—	—	—	123,370	123,370	—

TOTAL	$—	$—	$505,350	$293,750	$293,750	$511,572	$1,706,862	$—

F. C. Boyle, Jr.	Voluntary Termination ($)[8]	For Cause Termination ($)[9]	Without Cause/ Good Reason Termination ($)[10]	Death ($)[11]	Disability ($)[11,12]	Change in Control ($)[13]	Change in Control With Termination ($)[13]	Retirement ($)[14]
Cash Compensation/ Severance	—	—	276,460	26,460	26,460	78,540	1,006,455	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	200,139	—
Continuation of Other Benefits[4]	—	—	52,800	—	—	—	105,600	—
Stock options[5]	—	—	—	77,390	77,390	77,390	77,390	—
Restricted Stock Units[6]	—	—	—	132,344	132,344	132,344	132,344	—
Performance Share Awards[7]	—	—	—	—	—	30,978	30,978	—
Performance Unit Award[7]	—	—	—	—	—	60,840	60,840	—

TOTAL	$—	$—	$329,260	$236,194	$236,194	$380,092	$1,613,746	$—

J. W. Burris	Voluntary Termination ($)[8]	For Cause Termination ($)[9]	Without Cause/ Good Reason Termination ($)[10]	Death ($)[11]	Disability ($)[11,12]	Change in Control ($)[13]	Change in Control With Termination ($)[13]	Retirement ($)[14]
Cash Compensation/ Severance	—	—	440,964	35,964	35,964	166,536	1,151,529	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	63,977	—
Continuation of Other Benefits[4]	—	—	53,400	—	—	—	106,800	—
Stock options[5]	—	—	—	232,715	232,715	232,715	232,715	—
Restricted Stock Units[6]	—	—	—	868,897	868,897	868,897	868,897	—
Performance Share Awards[7]	—	—	—	—	—	33,800	33,800	—
Performance Unit Award[7]	—	—	—	—	—	549,250	549,250	—

TOTAL	$—	$—	$494,364	$1,137,576	$1,137,576	$1,851,198	$3,006,968	$—

P. J. Dempsey	Voluntary Termination ($)[8]	For Cause Termination ($)[9]	Without Cause/ Good Reason Termination ($)[10]	Death ($)[11]	Disability ($)[11,12]	Change in Control ($)[13]	Change in Control With Termination ($)[13]	Retirement ($)[14]
Cash Compensation/ Severance	—	—	455,625	50,625	50,625	151,875	1,771,476	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	83,226	—
Continuation of Other Benefits[4]	—	—	48,840	—	—	—	97,680	—
Stock options[5]	—	—	—	232,715	232,715	232,715	232,715	—
Restricted Stock Units[6]	—	—	—	729,184	729,184	729,184	729,184	—
Performance Share Awards[7]	—	—	—	—	—	33,800	33,800	—
Performance Unit Award[7]	—	—	—	—	—	549,250	549,250	—

TOTAL	$—	$—	$504,465	$1,012,524	$1,012,524	$1,696,824	$3,497,331	$—

S. S. Gates	Voluntary Termination ($)[8]	For Cause Termination ($)[9]	Without Cause/ Good Reason Termination ($)[10]	Death ($)[11]	Disability ($)[11,12]	Change in Control ($)[13]	Change in Control With Termination ($)[13]	Retirement ($)[14]
Cash Compensation/ Severance	—	—	398,597	40,597	40,597	120,503	1,537,889	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	723,354	—
Continuation of Other Benefits[4]	—	—	63,300	—	—	—	126,600	—
Stock options[5]	—	—	—	210,915	210,915	210,915	210,915	—
Restricted Stock Units[6]	—	—	—	357,063	357,063	357,063	357,063	—
Performance Share Awards[7]	—	—	—	—	—	81,120	81,120	—
Performance Unit Award[7]	—	—	—	—	—	163,930	163,930	—

TOTAL	$—	$—	$461,897	$608,575	$608,575	$933,531	$3,200,871	$—

Notes to the above tables:

[1]

Value of time-vested equity awards vesting upon a change in control, death or disability equal to 1% of the grant’s intrinsic value for each full month remaining from December 31, 2009 to the scheduled vesting date plus interest to reflect early availability. Equity awards (including reload options) that were fully vested by their terms as of December 31, 2009 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards At End of 2009” Table.

[2]

Mr. Milzcik’s October 19, 2006 option and award agreements do not contain retirement provisions. However, Mr. Milzcik’s October 19th 2006 option agreement provides for two additional years to exercise that option in the event of a termination without cause or for good reason. The option has no intrinsic value as of December 31, 2009. However, the option may have a fair value greater than zero as of this date.

[3]

The value of these benefits is based upon provisions of the change-in-control severance agreements with our named executive officers whereby the executives are entitled to the value of additional retirement benefits that would have been earned had they continued employment for two additional years after employment termination. Note that Mr. Milzcik does not have a similar provision in his agreement.

[4]

The value of these benefits is based upon provisions of Mr. Milzcik’s employment agreement and the change-in-control severance agreements with our named executive officers whereby the executives are entitled to continued participation in the Company’s welfare and fringe benefit plans for 12-24 months upon covered terminations of employment. Although continued participation may cease to the extent the named executive officer subsequently has coverage elsewhere, the numbers set forth in the table above reflect an estimate of coverage for the maximum applicable time period.

[5]

Amounts reflect the difference between the exercise price of the option and the closing market price of $16.90 as of December 31, 2009. Options with a strike price of at least $16.90 are shown as $0. However, any such option may have a fair value greater than zero as of this date. The values shown in the table are equal to 1% of the grant’s intrinsic value for each full month remaining from December 31, 2009 to the scheduled vesting date plus interest to reflect early availability. Equity awards (including reload options) that were fully vested by their terms as of December 31, 2009 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards At End of 2009” Table.

[6]

Amounts reflect the market value of the shares underlying the awards as of December 31, 2009, and do not include any value for that portion of the award with respect to which the participants accrued a vested interest on December 31, 2009. The values shown in the table are equal to equal to 1% of the grant’s intrinsic value for each full month remaining from December 31, 2009 to the scheduled vesting date plus interest to reflect early availability.

[7]

The portion of the 2007, 2008 and 2009 performance share grants that did not vest on December 31, 2009 due to performance below target is included as an amount that could vest upon the occurrence of the described events as of December 31, 2009. The full market value of the shares underlying the vesting grant is shown.

[8]

Relative to the Cash Compensation/Severance row of the table, no additional salary is due under the Performance-Linked Bonus Plan; participants must be employed on the date of payment to receive an award; so no award is payable.

[9]

Relative to the Cash Compensation/Severance row of the table, the Executive Separation Pay Plan stipulates no separation benefits are due if executive is terminated for misconduct. Under the Performance-Linked Bonus Plan, the officer generally must be employed on the date of payment to receive an award. A retirement-eligible officer also gets no Performance-Linked bonus if terminated for Cause.

[10]

The amount in the Cash Compensation/Severance row of the table equals one year’s salary for all executives other than Mr. Milzcik. Under the Performance-Linked Bonus Plan, an officer terminated other than for cause after October 31, 2009 is entitled to a pro-rated award. For Mr. Milzcik, this number represents a payment of two-times base salary and target bonus for the year of termination. Mr. Milzcik would also be entitled to his $151,200 2009 cash performance-linked bonus under the terms of his agreement. In the case of termination without cause or for good reason, Mr. Milzcik is entitled to his performance share awards for periods beginning after January 1, 2009 only to the extent that performance objectives are actually met. The amounts shown in the table are based on performance at target levels for 2010 and future years.

[11]

Relative to the Cash Compensation/Severance row of the table, no additional salary is due upon death or disability. But, under the Performance-Linked Bonus Plan, participant would be entitled to a prorated award for a death or disability on December 31, 2009. Participants’ beneficiaries would also be entitled to life insurance benefits as well as certain pension plan death benefits not shown on this table. Equity awards (other than performance shares) vest at date of death.

[12]

Participants would be able to receive short-term disability and long–term disability payments available to all salaried employees which amounts are not shown in the table above. Participants would also accrue service under some of the pension plans during a period of disability. Equity awards (other than performance shares) vest upon the occurrence of a qualifying disability event.

[13]

Executives are entitled to a pro-rated target bonus upon a change in control. This is netted against the amount paid for termination following a change in control when such termination occurs in the same year. The table reflects a December 31, 2009 event. Since a portion of the 2009 bonus is earned as of December 31, 2009, the Cash Compensation/Severance row includes the excess (if any) of the full-year target bonus over the amount actually awarded for the year. Pro-rated bonus is based on the greater of his target bonus or his 3-year average bonus for Mr. Milzcik, and target for the other named executive officers. Agreements separately provide for a bonus component of the severance benefit. For all named executive officers, this is based on 3-year average bonus for post-change-in-control termination, rather than the target bonus if this is more favorable. $100,000 ($0 for Mr. Milzcik) cash payment in lieu of perquisite continuation is also included in severance. The severance benefits shown for Mr. Stephen, Mr. Burris and Mr. Dempsey for a post-change-in-control termination have been reduced by $236,500, $353,300 and $113,000, respectively to the largest after-tax payment.

Director Compensation in 2009

As part of the annual review of the amounts of the annual retainer, meeting fees (including amounts paid to Committee chairs), stock awards and total compensation to be paid to the Company’s non-employee directors, the Corporate Governance Committee periodically obtains market data from the Company’s compensation consultant as to the amounts of each such element of compensation paid to non-employee directors at the Company’s compensation peer group of companies. Based on this data and its judgment as to where the Company’s non-employee directors should be positioned to ensure appropriate compensation and to attract and retain quality directors, the Corporate Governance Committee submits its recommendations to the Compensation Committee of the amount of each element of total compensation to be paid to the non-employee directors. The Compensation Committee evaluates the Corporate Governance Committee’s recommendations, makes such refinements, if any, as it determines are appropriate and then makes its recommendation to the full Board of Directors for its consideration and approval (with any changes it determines are appropriate).

The current annual retainer for directors is $45,000. In addition to the annual director retainer, in 2009 committee chairpersons were paid an annual retainer as follows: Audit Committee Chair, $12,000; Compensation and Management Development Committee Chair, $12,000; and other committee chairs, $2,500. The fee for attending a board or committee meeting is $1,500; provided, that the fee for a telephonic meeting or telephonic participation in a non-telephonic meeting is $1,000. Directors received a fee of $1,500 per day per meeting if they attended meetings of the senior managers of the Company. In addition, directors may from time to time earn fees in similar amounts for serving on or chairing ad hoc or special committees of the Board of Directors and may receive compensation in connection with specific projects undertaken by the Board of Directors.

Messrs. Barnes and Milzcik did not receive a retainer or meeting fees for service as directors. On February 10, 2009, each of the then serving directors, other than Mr. Milzcik, received a grant of 5,895 restricted stock units, 50% of which vested on February 10, 2010, and the balance of which will vest on February 10, 2011. Vesting of these restricted stock units accelerates in full in the event of a change in control or in the event the holder retires before the second anniversary of the grant date and after attaining age 72; provided, in the case of retirement, the director executes a covenant not to compete and a release of claims. Vesting also accelerates in full if the director’s service terminates as a result of death or disability. Dividend equivalents equal to the dividend per share will be paid on each of these restricted stock units on each dividend payment date.

In 2009, Mr. Barnes received $265,000 for performing various other duties as a non-executive employee of the Company, including working with the executive officers of the Company to develop relationships with possible strategic partners, engaging in various operational corporate activities when requested, chairing Barnes Group Foundation, Inc., and maintaining an active role in community affairs in the Bristol and Hartford, Connecticut areas.

Pursuant to the Non-Employee Director Deferred Stock Plan, as further amended, which is referred to as the “Non-Employee Director Deferred Stock Plan,” each non-employee director who joined the

Board of Directors prior to December 15, 2005 was granted at the time he or she first joined the Board the right to receive 12,000 shares of Common Stock when his or her membership on the Board of Directors terminates or, if sooner, when a change in control occurs. The plan also provides for the payment of dividend equivalents equal to 12,000 times the dividend per share for each dividend payment date1. The Board of Directors determined on December 15, 2005, to freeze the plan so that no further grants would be given pursuant to the Non-Employee Director Deferred Stock Plan. The Board of Director’s current policy is to grant new directors $50,000 of share value at the time the director joins the Board of Directors.

[1]	Mr. Barnes became a participant in the plan when it was initially adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

Director Compensation Table

The following table sets forth the aggregate amounts of compensation information for the year ended December 31, 2009 for non-executive directors.

Name	Year	Fees Earned or Paid in Cash	Stock Awards[1]	Option Awards[2]	Changes in Pension Value and Nonqualified Deferred Compensation Earnings[3,4]	All Other Compensation[5]	Total
Thomas O. Barnes	2009	$—	$67,498	$—	$209,206	$376,299	$653,003
Gary G. Benanav	2009	87,500	$67,498	—	—	539	155,537
Donald W. Griffin	2009	28,727	$67,498	—	—	112	96,337
Mylle H. Mangum	2009	98,500	$67,498	—	—	530	166,528
John W. Alden	2009	76,000	$67,498	—	—	513	144,011
William S. Bristow, Jr.	2009	73,743	$67,498	—	—	539	141,780
George T. Carpenter	2009	73,500	$67,498	—	—	527	141,525
Frank E. Grzelecki	2009	76,271	$67,498	—	—	527	144,296
William J. Morgan	2009	80,167	$67,498	—	—	527	148,192
Thomas J. Albani	2009	75,000	$67,498	—	—	528	143,026

Notes to the above table:

[1]	Stock Awards represent the aggregate grant date fair value of restricted stock units granted to directors under the Barnes Group Inc. Stock and Incentive Award Plan.

[a]	Stock awards outstanding at December 31, 2009 were 19,316 for Messrs. Barnes, Benanav, Alden, Bristow, Carpenter and Grzelecki and Ms. Mangum, 7,316 for Mr. Morgan and 9,817 for Mr. Albani.

[2]	Option Awards outstanding at December 31, 2009 were 20,000 for each of Messrs. Barnes, Benanav, Bristow, and Carpenter, 15,000 for Messrs. Alden and Griffin, and 5,000 for Ms. Mangum.

[3]

At December 31, 2009, the Change in Pension Value and Nonqualified Deferred Compensation Earnings for Mr. Barnes relates to the Company’s Salaried Retirement Income Plan (the “Qualified Plan”), the Supplemental Executive Retirement Plan (“SERP”) and the Supplemental Senior Officer Retirement Plan (“SSORP”). The change in the pension value for the Qualified Plan, SERP, and SSORP was $164,716, $22,070, and $22,420, respectively.

[4]

Mr. Benanav participates in the Barnes Group Inc. Amended and Restated Directors’ Deferred Compensation Plan. Interest is credited each quarter, on the amount of deferred director fees and dividends, based upon the rate of interest for prime commercial loans on the first business day of each quarter. Any preferential amount would be determined by calculating the difference between the actual interest credited to Mr. Benanav and the interest that would have been earned using 120% of a ten-year Treasury bill rate. During 2009, there was no preferential interest earned and the aggregate balance of this deferred compensation at December 31, 2009 was $781,356.

[5]	The compensation represented by the amounts for 2009 set forth in the All Other Compensation column for the directors is detailed in the following table:

Name	Year	Taxes Paid on All Other Compensation[a]	Life Insurance Premium[b]	Perquisite Allowance[c]	All Other Perquisites[d]	Salary[e]	Other[f]	Total
Thomas O. Barnes	2009	$28,971	$49,764	$25,000	$4,114	$265,000	$3,450	$376,299
Gary G. Benanav	2009	—	—	—	—	—	539	539
Donald W. Griffin	2009	—	—	—	—	—	112	112
Mylle H. Mangum	2009	—	—	—	—	—	530	530
John W. Alden	2009	—	—	—	—	—	513	513
William S. Bristow, Jr.	2009	—	—	—	—	—	539	539
George T. Carpenter	2009	—	—	—	—	—	527	527
Frank E. Grzelecki	2009	—	—	—	—	—	527	527
William J. Morgan	2009	—	—	—	—	—	527	527
Thomas J. Albani	2009	—	—	—	—	—	528	528

[a]	Taxes paid on All Other Compensation were based on the maximum tax rates of the director’s jurisdiction.

[b]

At December 31, 2009, the aggregate balance included $35,893 of life insurance premiums paid on behalf of Mr. Barnes and $13,871 of compensation related to a Split Dollar Life Insurance Policy. Mr. Barnes is the owner of this policy for which the Company pays annual premiums. Upon surrender of this policy, termination of the split-dollar agreement with the Company prior to the death of the insured, or upon death of the insured, Mr. Barnes must pay the Company the cash value of the policy. The compensation associated with the split dollar agreement was calculated by determining Mr. Barnes’s current share in the policy and multiplying by an estimated term life insurance rate based upon certain factors such as the age of the insured and the amount of the policy.

[c]

Payments made to Mr. Barnes for the annual cash perquisite allowance which is payable in monthly installments. This allowance became effective October 1, 2008 to replace a prior company car program and payments made for club memberships and cell phone expenses.

[d]	Included in Perquisites are payments made for financial planning services and gifts.

[e]	Mr. Barnes received $265,000 in an annual salary as an employee of the Company in 2009.

[f]

Included in Other are matching contributions made by the Company under the Retirement Savings Plan for Mr. Barnes, taxes paid on All Other Compensation for Messrs. Benanav, Alden, Bristow, Carpenter, Grzelecki, Morgan, and Albani and Ms. Mangum, life insurance premiums paid by the Company for the benefit of Messrs. Benanav, Griffin, Alden, Bristow, Carpenter, Grzelecki, Morgan, and Albani, and Ms. Mangum and gifts for Messrs. Benanav, Alden, Bristow, Carpenter, Grzelecki, Morgan, and Albani and Ms. Mangum.

APPROVAL OF THE BARNES GROUP INC. STOCK AND INCENTIVE AWARD PLAN, AS AMENDED (Proxy Proposal 2)

The Board of Directors Recommends a Vote “FOR” this Proposal.

The Company is seeking approval of its Stock and Incentive Award Plan (“Plan”), as amended by unanimous approval of our Board on March 15, 2010 subject to stockholder approval. The Plan has been amended , to (i) update and expand the performance criteria and related adjustments thereto, applicable to performance-based compensation awards, (ii) increase the maximum aggregate number of shares of Common Stock of the Company authorized for issuance under the Plan as of the date of the Annual Meeting in respect of future grants of Awards by 1,900,000 (from 3,800,000 to 5,700,000), and (iii) eliminate the reload feature in respect of any future option grants under the Plan.

Introduction

Long-term incentive compensation plays an integral part in the Company’s pay for performance strategy.

The Plan serves two primary purposes. First, it provides competitive incentives that enable the Company to attract, motivate and reward persons who render services that benefit the Company or other enterprises in which the Company has a significant interest. Second, the Plan aligns the long-term economic interests of such persons directly with the interests of the Company’s stockholders generally. The Plan is integral to the Company’s compensation strategies and programs, as the Board of Directors believes that the Plan will enhance the Company’s ability to attract and retain individuals of exceptional talent whose skills will enable the Company to continue to achieve sustainable, profitable growth.

Purpose and Summary of the Amendments

The Board of Directors believes that an increase in the number of shares of the Company’s Common Stock authorized under the Plan in respect of future grants of Awards by 1,900,000 (from 3,800,000 to 5,700,000) is advisable to enable the Company to continue to grant equity-based awards. The Board of Directors further believes that such an increase and the other amendments to the Plan are consistent with emerging market practices and are important to allow the Company to attract, motivate, reward and retain the broad-based talent critical to achieving the Company’s business goals.

Stockholder approval of the proposed amendments to the Plan is sought to satisfy the New York Stock Exchange’s requirements with respect to material revisions of equity compensation plans. In addition, Section 14 of the Plan provides that certain amendments to the Plan, including any amendment that increases the aggregate number of shares authorized for issuance under the Plan, may not be made without the approval of the Company’s stockholders. The Company intends to register such additional shares authorized under the Plan under the Securities Act of 1933.

Stockholder approval of the proposed amendments to the Plan will also permit the performance-based awards discussed below to continue to qualify for deductibility under Section 162(m) of the Internal Revenue Code (“Code”). The effectiveness of the 2006 stockholder approval of the material terms of the Plan’s performance goals would otherwise expire in 2011 for Code Section 162(m) purposes. If the proposed amendments to the Plan (including the updated and expanded performance goals, and related adjustments thereto) are approved by the Company’s stockholders, the effectiveness of such approval will last until 2015 for Code Section 162(m) purposes. If the prior stockholder approval expires without being renewed, some of the compensation paid to the Company’s senior executives may not be deductible to the Company, resulting in additional taxable income for the Company. Approval of this proposal requires an affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on this matter at the meeting.

The proposed amendments to the Plan will be effective as of the date of the Annual Meeting and after that date will apply to all awards made under the Plan on or after that date. If the Company’s stockholders do not approve the proposed amendments, the present version of the Plan will continue as currently in effect. The primary features of the Plan are summarized below. The complete text of the Plan is set forth in Annex 1 to this Proxy Statement and the following discussion is qualified in its entirety by reference to the Plan.

General Description of the Plan

The Plan permits the issuance of incentive awards, stock option grants and stock appreciation rights (“SARs”). The foregoing are collectively referred to as “Awards.” Awards may include, but are not limited to, dividend equivalents, performance share awards, performance unit awards, restricted stock awards or restricted stock unit awards (each as described below). Any Award may be linked to another Award, and linked Awards may be granted as either alternatives or supplements to each other. Under the Plan, the Company may issue Awards that qualify as performance-based compensation under Code Section 162(m) that is exempt from the $1 million limit on corporate tax deductions for named executive officer pay (“Performance-Based Compensation”) as well as Awards that do not so qualify.

Eligibility. Those eligible for Awards under the Plan are referred to below as “Participants.” Participants include any person who renders or has rendered or whom the Company expects to render services (each, a “Service Provider”) that benefit or will benefit the Company or one of its subsidiaries, or any other entity in which the Company has a significant interest. A Service Provider may be an employee, director, independent contractor, agent, advisor, consultant, representative or otherwise and includes, but is not limited to, employees of the Company and its subsidiaries, personal service corporations, limited liability companies and similar entities through which any such person renders, has rendered, or is expected to render such services, and non-employee directors of the Company. The approximate number of individuals in each such class of eligible Participants is as follows: employees, 4,800; non-employee directors, seven; and an indeterminate number of other Service Providers.

Shares Available for Issuance. The Board of Directors initially reserved up to 950,000 shares of Common Stock for issuance pursuant to Awards, in addition to any unused shares that were available (or became available) on or after April 14, 2004 under the 1991 Barnes Group Inc. Stock Incentive Plan or the Barnes Group Inc. Employee Stock and Ownership Program (collectively, the “Prior Plans”). On April 20, 2006 the maximum aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan was increased to 1,900,000. On June 9, 2006 the Company declared a two-for-one stock split which increased the maximum aggregate number available shares to 3,800,000. As of March 17, 2010, 807,881 shares of Common Stock remained available for issuance pursuant to grants of Awards under the Plan. The proposed amendment to the Plan would increase the maximum aggregate number of shares of Common Stock of the Company authorized for issuance under the Plan in respect of future grants of Awards on or after the date of the Annual Meeting by 1,900,000 (from 3,800,000 to 5,700,000).

Substitution and Assumption of Awards. If, in connection with an acquisition by the Company or a merger of another company with the Company, the Company assumes the other company’s outstanding stock incentive awards or substitutes new awards for the other company’s outstanding stock incentive awards, any shares the Company issues pursuant to such assumed or substituted awards will not count against the shares available for issuance under the Plan. The proposed amendment of the Plan would increase the number of shares that remain available as of the date of the Annual Meeting for issuance pursuant to future grants of Awards by 1,900,000 shares.

Reusage. Shares covered by an Award under the Plan are not counted against the shares available for issuance under the Plan unless and until they are actually issued to a Participant. If an Option granted under the Plan expires or terminates, or is surrendered or canceled without having been fully exercised, or if Restricted Stock Units, Performance Shares, Performance Units or SARs granted under the Plan are forfeited or terminate without the issuance of all of the shares subject thereto, the shares covered by and not issued pursuant to such Awards will remain available for use under the Plan. Any Restricted Stock that is forfeited to the Company will again be available for issuance under the Plan. Any shares of Common Stock covered by a SAR will count against the shares available for issuance under the Plan only to the extent shares are actually issued to the Participant upon exercise of the SAR. Any shares which a Participant surrenders to the Company to pay the exercise or purchase price of an Award will be added back to the number of shares available for issuance under the Plan, so that only the net number of shares issued by the Company in connection with the Award will count against the shares available for issuance under the Plan. Likewise, shares withheld to pay withholding taxes in connection with the exercise, vesting or payment of an Award will be added back to the number of shares available for issuance under the Plan. Shares covered by an Award granted under the Plan that is settled in cash will not be counted against the number of shares available for issuance under the Plan.

Award Limits. Not more than 50% of the total number of shares subject to the Plan may be issued pursuant to Awards that are not appreciation-only Awards (as described below), and not more than 950,000 of the total number of shares subject to the Plan may be issued pursuant to stock options that are incentive stock options.

No Participant may be granted in any calendar year:

•	Options or SARs relating to more than 1,000,000 shares;

•	Awards (other than appreciation-only Awards and dollar-denominated Awards, described further below) relating to more than 500,000 shares; and

•

Dollar-denominated Awards in excess of $7 million (or the equivalent in shares of Common Stock, based on the fair market value of the Common Stock on the date as of which the number of shares is determined).

Appreciation-only Awards are options and SARs with an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Dollar-denominated Awards are Performance Unit Awards and any other incentive Awards based on a specified amount of money which is not determined by reference to the fair market value of the Common Stock.

Administration. The Plan is administered by the Compensation and Management Development Committee of the Board of Directors (the “Committee”). The Committee satisfies the requirements of this Plan that the Plan be administered by a committee that is comprised of at least two members, each of which must be (i) an “independent director,” as defined in applicable rules or listing standards of the NYSE; (ii) a “non-employee director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934; and (iii) an “outside director,” as defined in Treasury Department regulations for purposes of Section 162(m) of the Code. This Committee may, under certain circumstances, delegate any or all of its authority and responsibility to (a) another committee of the Board of Directors to which the Board of Directors delegates such authority or responsibility, or (b) the Chief Executive Officer of the Company or the chairperson of the Committee to whom the Board of Directors delegates such authority or responsibility. Such delegated authority or responsibility shall be limited to the ability to grant Awards to employees or other Service Providers who are not officers or directors of the Company and are not “covered employees” within the meaning of Section 162(m) of the Code. The Committee has exclusive power to:

•	select eligible persons to participate in the Plan,

•	determine the time when Awards will be made to eligible persons,

•	determine the nature and extent of Awards to be made to each Participant,

•	determine the duration of restriction periods and performance periods,

•

determine the terms and conditions to which payment of Awards may be subject, including the exercise price, in the case of an option or SAR, and whether or not Awards are to be linked to each other and if so, whether they are alternative to or supplement to one another,

•	establish performance goals for each performance period, and

•	determine whether or not a specific Award is intended to qualify as performance-based compensation.

In addition, the Committee has the authority to establish, revise and revoke all rules and regulations relating to the Plan, to interpret and construe the Plan and to make determinations with respect to the Plan that it considers to be necessary or advisable for the administration of the Plan.

Awards.

Options. The Plan authorizes the grant of options to purchase Common Stock which may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”). ISOs and NSOs are collectively referred to as “Options.” ISOs must comply with Section 422 of the Code and may only be granted to employees of the Company or one of its subsidiaries.

Each ISO granted pursuant to the Plan must have an exercise price that is no less than the fair market value of the Common Stock underlying such ISO at the time of the grant (or no less than 110% of the fair market value in the case of ISOs that are granted to Participants, if any, who are holders of more than 10% of the Common Stock). Each NSO granted pursuant to the Plan must have an exercise price that is no less than the par value of the Common Stock at the time of the grant.

At the time Options are granted, the Committee shall determine when Options are exercisable and when they expire. However, the term of an Option cannot exceed 10 years from the date of grant (or five years from the date of the grant in the case of ISOs that are granted to Participants, if any, who are holders of more than 10% of the Common Stock).

Generally, for purposes of the Plan, fair market value means the average of the highest and lowest sales prices per share of Common Stock in trading on the date of the Award grant, as reported by Reuters or another source designated by the Committee.

The consideration to be received by the Company for the grant of Options under the Plan may consist of future services, past services, or money or other property, tangible or intangible, as the Committee may determine. Payment for shares purchased upon exercise of an Option must be made in full at the time of exercise. Payment may be made in cash or, if provided for in the Option grant, and subject to applicable law, by any of the following methods or a combination thereof:

•

the transfer to the Company of shares owned by the Participant for at least six months or purchased on the open market, having a fair market value on the date of transfer equal to the exercise price; and/or

•

the delivery to the Company of a properly executed exercise notice together with a copy of irrevocable instructions to a broker to sell immediately some or all of the shares acquired by the exercise of the Option and to deliver promptly to the Company an amount of the sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price; and/or

•

the election to have the Company retain some of the shares that would otherwise be issued pursuant to the Option exercise, having a fair market value on the date of exercise equal to the exercise price.

In addition, the Committee may authorize any other manner of payment, so long as such method complies with all applicable laws and the NYSE listing standards. However, the Committee may not reduce the exercise price of any outstanding Option, except as discussed under “Adjustments,” below.

SARs. The Committee may grant SARs to Participants, and determine the number of SARs, the term of the SARs, the time or times at which the SARs may be exercised, and all other terms and conditions of the SARs. Each SAR entitles the Participant to receive, upon exercise of the SAR, without payment to the Company by the Participant, an amount, payable in shares, cash or a combination of shares and cash, that is equal to the excess of:

•	the per share fair market value of the Common Stock on the date of exercise; over

•	the exercise price of the SAR.

SARs may be linked to Options under the Plan. Such SARs may be either a supplement or an alternative to the linked Options. SARs may also be issued as stand-alone Awards. For stand-alone SARs and SARs linked as a supplement to an Option, the exercise price shall be the fair market value of the Common Stock on the date of grant of the SARs unless the Committee specifies a different exercise price, which may not be less than the par value of the Common Stock at the time of the grant. For SARs linked as an alternative to the related Option, the exercise price shall be the same as the exercise price of the related Option. The consideration to be received by the Company for the grant of SARs under the Plan may consist of future services, past services, or money or other property, tangible or intangible, as the Committee may determine.

Incentive Awards. The Plan authorizes the grant of Incentive Awards in lieu of, or as a supplement to, any other compensation that may have been earned by a Service Provider. In general, the Committee determines all of the terms and conditions of Incentive Awards including whether they will be contingent upon completion of a period of service after the grant of the Awards or on achievement of a performance goal, and whether any transfer restrictions will apply to shares of Common Stock issued pursuant to Incentive Awards. The amount of an Incentive Award may be based upon a specified number of shares of Common Stock or the fair market value of a specified number of shares or a dollar amount authorized by the Committee. Any Incentive Award may be paid in cash or shares of Common Stock, or a combination of cash and shares. Forms of Incentive Awards include, but are not limited to, Dividend Equivalents, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Stock Unit Awards.

Dividend Equivalents. Dividend Equivalents are the right to receive an amount of money equal to the dividends paid from time to time on a specified number of shares of Common Stock. Dividend Equivalents may be paid in the form of money or shares of Common Stock based on their fair market value on the payment date, or any combination of cash and shares. Any shares of Common Stock issued pursuant to Dividend Equivalents will be charged against the maximum number of shares which may be issued pursuant to Awards.

Performance Share and Performance Unit Awards. A Participant who is granted a Performance Share Award has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Committee. The award of Performance Shares to a Participant does not create any rights in such Participant as a stockholder of the Company until the issuance of the shares with respect to an Award. A Participant who is granted a Performance Unit Award has the right to receive a specified dollar amount upon the attainment of performance goals specified by the Committee. The Committee may substitute actual shares of Common Stock for the cash payment otherwise required to be made pursuant to a Performance Unit Award.

Restricted Stock and Restricted Stock Unit Awards. Restricted Stock consists of shares which are transferred to or sold by the Company to a Participant, but are subject to risk of forfeiture provisions and/or restrictions on their sale or other transfer by the Participant that will cease to apply if conditions specified by the Committee are satisfied. Restricted Stock Units are the right to receive shares of Common Stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. The Committee determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company, or the passage of time.

Performance Goals. Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Performance Unit Awards and other Incentive Awards that are intended to qualify as Performance-Based Compensation shall be made subject to the attainment of performance goals over a period of one year or longer based on one or more of the following performance goals. The proposed amendment to the Plan would allow such performance goals to be based on a relative comparison of entity performance to the performance of a comparator group, index, or other external measure, targeted levels of, targeted levels of return on, or targeted levels of growth for, without limitation, any one or more of the following performance measures on a consolidated Company, consolidated group, subsidiary, segment, business unit, or divisional level, as the Committee may specify: earnings per share; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net income; operating income; performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax); gross margin; operating margin; improvement in or attainment of expense levels; cost reduction; debt reduction; revenue; working capital; total assets; net assets; stockholders’ equity; debt to capital; cash flow; return on equity; return on capital; ratio of operating earnings to capital spending; internal rate of return; liquidity measurements; leverage; financing and other capital raising transactions; cost of capital; customer satisfaction; employee satisfaction; customer growth; attainment of strategic or operating initiatives; operating efficiencies; comparison with various stock market indices; stock price; market share; and total shareholder return. The foregoing may be referred to as performance goals.

Prior to the end of the applicable time for establishing the performance goals for an Award that is intended to qualify as Performance-Based Compensation, the proposed amendment to the Plan would allow the foregoing performance goals to (i) be determined in accordance with generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee in its sole discretion, (ii) be used to measure the performance of the Company as a whole or any subsidiary, business unit, division, or segment of the Company, or any combination thereof, (iii) include or exclude (or be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings or productivity initiatives, non-operating items, discontinued operations and other unusual and non-recurring items, the effects of currency fluctuations, the effects of financing activities (by way of example, without limitation, the effect on earnings per share of issuing convertible debt securities), the effects of acquisitions and acquisition expenses, the effects of divesture and divesture expenses, and the effects of tax or accounting changes, each determined on a GAAP or non-GAAP basis, as determined by the Committee in its sole discretion, and/or (iv) reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index, or other external measure, in each case as determined by the Committee in its sole discretion. However, notwithstanding the preceding sentence, unless the Committee determines otherwise prior to the end of the applicable time for establishing the performance goals for such Award, and subject to any exercise of “negative discretion” by the Committee, the items referenced in clause (iii) of the preceding sentence, to the extent any such item affects any performance goals applicable to an Award, shall be automatically excluded or included in determining the extent to which the performance goal has been achieved, whichever will produce the higher Award.

Amendment and Termination. The Plan is effective for 10 years from the date it initially received stockholder approval, April 14, 2004, but may be terminated earlier by the Board of Directors. In addition, the Committee may at any time amend, suspend or reinstate the Plan, so long as any such amendment does not impair or adversely affect the rights of the holder of an Award without the holder’s consent and so long as such action complies with any applicable stockholder approval requirements of Delaware or federal law, the NYSE or the Code. Any amendment that increases the aggregate number of shares issuable under the Plan or permits the exercise price of outstanding Options or SARs to be reduced (except as set forth under “Adjustments”) must receive stockholder approval. A decrease in the exercise price of an Option or SAR where such exercise price is indexed to the decrease in a specified index shall not be considered a reduction to the exercise price requiring stockholder approval.

Effect on Prior Plans. The Plan replaced the Prior Plans for purposes of all Awards made after the effective date. The Company ceased to grant awards under the Prior Plans, except for awards which the Company is contractually obligated to grant thereunder.

Change In Control. For any Award granted, the Committee may specify how such Award will be treated in the event a change-in-control occurs with respect to the Company. If the Committee does not make specific provisions in any Award, such Award will fully vest and, in the case of Options and SARs, become fully exercisable, immediately. If an Option, such Award also will remain exercisable for the balance of its term. Change in control events include the ownership by one person or entity of 25% or more of the Common Stock, continuing directors or their nominees cease to constitute a majority of the Board of Directors, certain mergers or consolidations involving the Company or a subsidiary as a result of which Company shares that were outstanding before the transaction cease to constitute at least 60% of the shares outstanding after the transaction, and the approval of a plan of liquidation or of a sale of all or substantially all of the Company’s assets.

Adjustments. If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the total number of shares available for Awards, the maximum numbers of shares which may be subject to an Award in any calendar year and the number of shares subject to outstanding Awards, and the price of each of the foregoing, as applicable, will be equitably adjusted.

In the event of any merger, consolidation or reorganization of the Company with or into another corporation which results in the Company’s outstanding Common Stock being converted into or exchanged for different securities, cash or other property, there shall be substituted on an equitable basis as determined by the Committee, for each share of Common Stock subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock of the Company are entitled pursuant to the transaction.

Federal Income Tax Consequences

The following is a description of the U.S. federal income tax consequences as they relate to Awards:

ISOs. A Participant does not generally recognize taxable income upon the grant or upon the exercise of an ISO. If a Participant exercises an ISO during employment or within three months after his or her employment ends other than as a result of death (12 months in the case of disability), the Participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the exercise of an ISO may in some cases trigger liability for alternative minimum tax purposes at that time as if the ISO were a NSO). Upon the sale or disposition of the acquired ISO shares, the Participant recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Participant has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise. The Company is not entitled to a federal income tax deduction. The holding period requirements are waived when a Participant dies.

If a Participant sells or disposes of ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant of the ISO, the Participant recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale, or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending on how long the Participant held the ISO shares prior to disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the Participant recognizes as a result of the disposition.

NSOs. A Participant does not recognize taxable income upon the grant of an NSO. Upon the exercise of an NSO, the Participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price paid by the Participant. The Company receives an income tax deduction in an amount equal to the ordinary income that the Participant recognizes upon the exercise of the NSO.

Restricted Stock. A Participant who receives a Restricted Stock Award does not generally recognize taxable income at the time of the Award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either (i) freely transferable, or (ii) no longer subject to a substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares. A Participant may elect to recognize income at the time he or she receives Restricted Stock in an amount equal to the fair market value of the Restricted Stock (less any cash paid for the shares) on the date of the Award. The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the Award if, at that time, the Participant files a timely election to accelerate recognition of income).

Other Awards. In the case of any SAR exercise, a Restricted Stock Unit Award, a Performance Share Award or a Performance Unit Award, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.

Million Dollar Deduction Limit

Under Section 162(m) of the Code, the Company may not deduct compensation of more than $1 million that is paid to an individual who, on the last day of the taxable year is either the Company’s chief executive officer (the “CEO”) or is among one of the three other most highly compensated officers (other than the CEO or the principal financial officer) for that taxable year as reported in the Company’s proxy statement (“covered employees”). The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that Awards made under the Plan in the form of performance shares, performance units, stock options, SARs, performance-based restricted stock and performance-contingent restricted stock units will constitute qualified performance-based compensation and, as such, will be exempt from the $1 million limitation on deductible compensation. However, as mentioned above, the Plan authorizes the Committee to grant awards that qualify as “performance-based compensation” as well as awards that do not. As a result, the Company may not be entitled to any tax deduction mentioned above if the individual in question is the CEO or another “covered employee,” the Award does not qualify as

“performance-based compensation,” and the amount of the Award, when added to the covered employee’s other taxable compensation that is not “performance-based” in the same taxable year, exceeds $1 million.

Tax Penalties Applicable to Certain Change in Control-Related Payments

If compensatory payments made to an officer, highly compensated employee or certain other “disqualified individuals,” including the vesting of stock options or other awards, are contingent, or deemed to be contingent, on a change in control of the Company under Section 280G of the Code, and if the amount of such payments exceeds the individual’s average annual taxable compensation from the Company during the preceding five years, the person who receives such payments may be subject to a 20% excise tax on most of such payments, payable in addition to regular income taxes, and the Company may be denied a deduction for the portion of the payments which is subject to such excise tax. If a change in control as defined in the Plan occurs, awards under the Plan may be subject to such excise tax, in whole or in part, and may be nondeductible by the Company. Compensation paid to the CEO or another “covered employee” that is non-deductible change in control-contingent compensation under Section 280G of the Code, may also reduce dollar for dollar, the $1 million limit on such covered employee’s non-“performance-based” compensation that the Company may deduct under Section 162(m) of the Code.

Tax Penalties Applicable to Certain Deferred Compensation Agreements

Under Section 409A of the Code, an individual who has a right to compensation that is payable in a later year may be subject to certain tax penalties if the arrangement under which the compensation is payable does not qualify for an exemption from Section 409A or conform in terms and operation to the requirements of Section 409A. The tax penalties consist of (a) immediate taxation of the compensation in the year in which it is not considered to be subject to a substantial risk of forfeiture within the meaning of Section 409A, even if the compensation is not payable in that year (i.e., no deferral of taxation), (b) imposition of a 20% surtax on the compensation in that year, payable in addition to ordinary income taxes, and (c) extra interest charges. In addition, the tax penalties may apply to the individual’s other compensation awards of the same character as the penalized award. Companies are required to report and withhold taxes on the penalized compensation.

Participants who are granted Awards under the Plan, other than Restricted Stock Awards and ISOs, may be subject to these tax penalties if the awards do not qualify for an exemption from Code Section 409A or conform in terms and operation to the requirements of Code Section 409A.

Plan Benefits

STOCK INCENTIVE AND AWARD PLAN

Equity awards granted under the Plan through December 31, 2009 are set forth in the table below.

Name and Position	Number of Performance Units Underlying Outstanding Awards	Number of Shares Of Common Stock Underlying Awards
G.F. Milzcik President and Chief Executive Officer	57,000	1,401,219

C.J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer	7,300	31,300

F.C. Boyle, Jr. Vice President, Finance and Chief Accounting Officer (formerly the Acting Chief Financial Officer)	3,600	208,843

P.J. Dempsey Vice President, Barnes Group Inc., and President, Logistics and Manufacturing	32,500	340,559

J.W. Burris Vice President, Barnes Group Inc., and President, Precision Components	32,500	235,100

S.S. Gates Senior Vice President, General Counsel and Secretary	9,700	504,516

Executive officers as a group	152,500	3,133,437
Non-executive director group	—	176,179
Company employees as a group (including current officers who are not executive officers)	—	1,232,752

Total awards through December 31, 2009	152,500	4,542,368

On March 10, 2010, the closing price of the Common Stock, as reported on the New York Stock Exchange, was $17.85.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2009.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders:

1991 Barnes Group Stock Incentive Plan (1991 Plan)	165,303	$13.58		—

Barnes Group Inc. Employees Stock and Ownership Program (2000 Plan)	491,486	$11.47		—

Barnes Group Inc. Stock and Incentive Award Plan (2004 Plan), As Amended	4,200,680	$17.15	[1]	1,249,462

Employee Stock Purchase Plan (ESPP)	—	—		437,818

Non-Employee Director Deferred Stock Plan, As Further Amended	84,000	—		—

Total	4,941,469	$—		1,687,280

Footnotes:

[1]	Weighted-average exercise price excludes 379,398 shares for restricted stock awards with a zero exercise price.

RELATED PERSON TRANSACTIONS

Transactions with Related Persons

A brother of William S. Bristow, Jr., a director of the Company, has been employed by us in a non-executive position since July 1980. Mr. Bristow’s brother received approximately $137,000 in total compensation from us in 2009 and participates in our benefit programs generally available to substantially all employees.

Review, Approval or Ratification of Transactions with Related Persons

We have a written policy regarding related person transactions. The policy covers all related person transactions or series of similar transactions. All related person transactions are to be in the best interests of the Company and, unless different terms are specifically approved or ratified by the Corporate Governance Committee, must be on terms that are (i) no less favorable to us than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances, or (ii) generally available to substantially all of our employees. Our General Counsel is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all “material” related person transactions (those required to be disclosed pursuant to Item 404 of the Securities and Exchange Commission’s Regulation S-K) are presented to the Corporate Governance Committee for pre-approval or ratification in its discretion. Each director and executive officer is responsible for promptly notifying our General Counsel of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction.

For related person transactions that are not material, our General Counsel is to determine whether the transaction is in compliance with the policy. If a non-material related person transaction involves the General Counsel, the Chief Financial Officer assumes the responsibilities of the General Counsel with respect to the policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The individuals and institutions set forth below are the only persons known by us to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

Name and Address of Beneficial Owner	Amount and Nature Beneficial Ownership	Percent of Common Stock
Bank of America Corporation and Affiliates[1] 100 N. Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255	6,469,696	11.8%

Mr. Thomas O. Barnes[2] 123 Main Street Bristol, CT 06010	4,567,608	8.3%

Barnes Group Inc. Retirement Savings Plan[3] 123 Main Street Bristol, CT 06010	3,980,806	7.3%

Blackrock, Inc.[4] 40 East 52nd Street New York, NY 10022	3,341,885	6.1%

Allianz Global Investment Management Partners LLC[5] 680 Newport Center Drive, Suite 250 Newport Beach, CA 92660	2,876,200	5.3%

Notes to the above table:

[1]

As of December 31, 2009, as reported on a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2010, Bank of America Corporation (“BoA”) had shared voting power with respect to 1,695,269 such shares and shared investment power with respect to 6,469,696 such shares; BoA affiliate Bank of America, N.A. had sole voting power with respect to 941,872 such shares, shared voting power with respect to 680,374 such shares, sole investment power with respect to 715,406 such shares, and shared voting power with respect to 5,681,267 such shares; BoA affiliate Columbia Management Advisors, LLC had sole voting power with respect to 659,726 such shares, shared voting with respect to 3,300 such shares, sole investment power with respect to 718,226 such shares and shared investment power with respect to 3,300 such shares; BoA affiliate Banc of America Investment Advisors, Inc. had shared voting power with respect to 16,365 such shares; BoA affiliate Merrill Lynch, Pierre, Fenner & Smith, Inc. had sole voting power and sole investment power with respect to 67,223 such shares; and BoA affiliate IQ Investment Advisors LLC had shared voting power with respect to 5,800 such shares.

[2]

As of February 1, 2010, based on Company records, Mr. Barnes has sole voting and sole investment power with respect to 2,230,390 shares and sole voting and shared investment power with respect to 2,337,218 shares.

[3]

As of December 31, 2009, as reported on Schedule 13G filed with the Securities and Exchange Commission on February 1, 2010, the Barnes Group Inc. Retirement Savings Plan had shared investment power with respect to 3,980,806 shares.

[4]

As of December 31, 2009, as reported on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, Blackrock, Inc., together with affiliates identified in the Schedule 13G had sole voting power and sole investment power with respect to an aggregate of 3,341,885 shares.

[5]

As of December 31, 2009, as reported on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010, Allianz Global Investors Management Partners LLC (“AGIMP”) had no voting or investment power with respect to such shares; NFJ Investments Group LLC, an affiliate of AGIMP, had sole voting power and sole investment power with respect to 2,876,200 shares.

Security Ownership of Directors and Executive Officers

Our directors, director nominee, named executive officers, and directors and officers as a group beneficially owned the number of shares of Common Stock shown below as of February 1, 2010.

Name of Person or Group	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock
Thomas J. Albani	0	*
John W. Alden	51,428	*
Thomas O. Barnes	4,567,608	8.3%
Gary G. Benanav	61,750	*
Francis C. Boyle, Jr.	53,699	*
William S. Bristow, Jr.	514,060	*
Jerry W. Burris	80,959	*
George T. Carpenter	245,434	*
Patrick J. Dempsey	193,419	*
Signe S. Gates	119,664	*
Frank E. Grzelecki	25,475	*
Mylle H. Mangum	39,310	*
Hassell H. McClellan	0	*
Gregory F. Milzcik	683,359	1.2%
William J. Morgan	8,838	*
Christopher J. Stephens, Jr.	7,273	*
Current directors & executive officers as a group (19 persons)	6,965,596	12.5%

*	Less than 1% of Common Stock beneficially owned.

Note to the above table:

[1]	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this note.

Mr. Barnes has sole voting and sole investment power with respect to 2,230,390 shares and sole voting and shared investment power with respect to 2,337,218 shares. Of the shares of Common Stock owned by Mr. Barnes, 111,906 are pledged. Included in Mr. Carpenter’s total are 186,353 shares held by corporations through which he has voting control. Of the shares of Common Stock owned by Mr. Carpenter, 146,175 are pledged. Mr. Bristow has shared voting and shared investment power with respect to 30,418 shares which are held in trust which he has the power to revoke.

The shares listed for Messrs. Albani, Alden, Barnes, Benanav, Boyle, Bristow, Burris, Carpenter, Dempsey, Grzelecki, McClellan, Milzcik, Morgan and Stephens and Ms. Gates and Ms. Mangum and the directors and officers as a group include 0; 15,000; 20,000; 20,000 12,268; 20,000; 61,001; 20,000; 123,699; 0; 0; 480,672; 0; 0; 35,998; 5,000 and 972,820 shares, respectively, which they have the right to acquire within 60 days after February 1, 2010. The shares listed for Messrs. Barnes, Boyle, Burris, Dempsey, Milzcik and Stephens and the directors and officers as a group include 28,501; 1,030; 2,510; 4,018; 12,295; 321 and 59,935 shares, respectively, over which they have shared investment power. These shares are held under the Company’s Retirement Savings Plan. The shares listed for Messrs. Alden, Barnes, Benanav, Bristow, Carpenter, and Grzelecki and Ms. Mangum include 12,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described above under the heading “Directors Compensation in 2009.”

The shares listed for Messrs. Boyle, Burris, Dempsey, Milzcik and Stephens and Ms. Gates, and the directors and officers as a group do not include 8,397; 43,955; 43,147; 127,530; 6,300; 22,628 and 303,228 restricted stock unit awards, respectively, that the holders may have the right to receive on a future date pursuant to the underlying agreements. The shares listed do not include 2,947 restricted stock unit awards for each of Messrs. Alden, Barnes, Benanav, Bristow, Carpenter, Grzelecki, and Morgan and Ms. Mangum and 6,869 restricted stock unit awards for Mr. Albani that the holders may have the right to receive on a future date pursuant to the underlying agreements.

The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors adopted Corporate Governance Guidelines which set forth requirements to be met by each director in order to be an independent director. Pursuant to the Corporate Governance Guidelines, an “independent” director of the Company shall be one who meets the qualification requirements for being an independent director under the corporate governance listing standards of the New York Stock Exchange, including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. To guide its determination whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board has adopted the following categorical standards:

a.	A director will not be independent if (i) the director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the New York Stock Exchange) other than on an interim basis; (iii) the director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $120,000 in direct compensation from the Company, other than compensation received by an immediate family member of a director for service as a non-executive employee of the Company and director and committee fees and deferred compensation for prior service, provided, that such deferred compensation is not contingent on continued service; (iv) the director is employed by the Company’s independent auditor; (v) an immediate family member of the director is employed by the Company’s independent auditor (I) as a partner or (II) otherwise as an employee who personally works on the Company’s audit; or (vi) the director or an immediate family member was within the last three years a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; or (vii) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company director or an immediate family member of the director as an executive officer.

b.	The following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence: (i) if a Company director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of such organization’s total annual charitable receipts, provided, that the amount of the Company’s contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.

The Board of Directors has determined that each of the non-employee directors is independent under the listing standards of the New York Stock Exchange and the above categorical standards. In the case of Mr. Benanav, the Board of Directors considered the commercial contract between the Company and Express Scripts, Inc., where Mr. Benanav serves as a director. The contract is for a pharmacy benefit program for the Company’s employees and is in the ordinary course of business.

The Board of Directors determined that the relationship is not material. Dr. McClellan, a nominee for director, has no direct or indirect relationships with the Company and otherwise qualifies as an independent director under the Company’s categorical standards and the listing standards of the New York Stock Exchange.

The Corporate Governance Guidelines, among other things, prohibit any member of the Audit Committee from simultaneously serving on the audit committee of more than three public companies, including our Audit Committee.

Board Meetings and Committees; Annual Meeting Attendance; Ownership Guidelines

In 2009, the Board of Directors held six scheduled meetings and four special meetings which were held telephonically. Each incumbent director of the Company attended in excess of 92% of the aggregate number of meetings of the Board of Directors and Board committees on which he or she served during 2009. All of the members of the Board of Directors attended the 2009 Annual Meeting of Stockholders. Our Corporate Governance Guidelines provide that the Board of Directors should generally have no fewer than six and no more than 12 directors. The Board of Directors currently has 10 directors. Mr. Grzelecki is not standing for re-election at the 2010 Annual Meeting of Stockholders. Following the 2010 Annual Meeting there will be 10 directors. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 72nd birthday. Each director is required to advise the Chairman of the Board of Directors of any change in his or her status, including without limitation, a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Mr. Barnes, Chairman of the Board of Directors, is designated to preside at executive sessions of non-management members of the Board of Directors. Ms. Mangum, Chairperson of the Audit Committee, or her delegate director, is designated to preside at executive sessions of the independent directors.

Our Board of Directors established stock ownership guidelines for all of our non-executive directors of not less than five times the annual retainer payable to each director. A director must meet the ownership guideline by the fourth anniversary of the date he or she joined the Board of Directors. All of the non-executive directors who are on the Board have met the ownership guidelines, except Mr. Morgan who joined the Board on October 18, 2006 and Mr. Albani who joined the Board on October 22, 2008, each of whom has four years from the date he joined the Board to meet his ownership requirements.

We have a standing Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. The current charter for each of these committees and the Corporate Governance Guidelines are available on the Company’s Internet website. Our website address is www.BGInc.com.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Guidelines provide that the Board shall be free to choose its chair in any way it deems best for the Company at any time. The Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company’s circumstances from time to time. Currently, the positions of Chairman and the Chief Executive Officer of the Company are separate positions held by different individuals, which the Board believes at this time is in the best interests of the Company and our stockholders. The Company’s non-management directors meet in regularly scheduled executive sessions and the directors who are determined to be independent under the corporate governance listing standards of the New York Stock Exchange as described above also periodically meet in executive sessions. The Chairman presides at executive sessions of the non-management directors and the Chairman of the Audit Committee or his or her delegatee presides at executive sessions of the independent directors, which, under the New York Stock Exchange standards, does not include the Chairman because of his employment as a non-executive by the Company.

The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level. The charter for the Audit Committee requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company's major financial and operational risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the Audit Committee schedules time for periodic review of risk assessment and management, including in the areas of legal compliance, internal auditing and financial controls, litigation, and environmental, health and safety. In this role, the Audit Committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks and receives reports from management and other advisors, including periodic risk assessment surveys by internal audit. Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management and the most significant risks that the Company faces. This is principally accomplished through regular attendance at Audit Committee meetings by other Board members and by Audit Committee reports to the Board.

Stockholder and Interested Parties Communication

We have posted our Policy Regarding Reporting of Complaints and Concerns on our website. The policy provides that stockholders and other interested parties may communicate with the Board of Directors, including the non-management directors as a group, by any of the following methods.

By telephone at:	1-800-300-1560

By internet:	https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp

By regular mail:	Barnes Group Corporate Compliance Hotline
P.O. Box PMB 3667
13950 Ballantyne Corporate Place, Ste. 300
Charlotte, NC 28277-2712

All complaints and concerns reported by the above methods will be received by a third-party provider, who will forward each complaint or concern to the office of the General Counsel which will be responsible for relaying communications for the Board of Directors to them.

The Compensation and Management Development Committee

Scope of Authority

The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of executive officers of the Company and provides oversight of the Company’s compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the Barnes Group Inc. Performance–Linked Bonus Plan for Selected Executive Officers, the Barnes Group Inc. Stock and Incentive Award Plan, and other arrangements covering executive officers and other senior management.

In overseeing those plans and programs, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Process and Procedures

The Compensation Committee’s processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section on pages 7 through 23. Additional processes and procedures include:

Meetings. The Compensation Committee meets several times each year (three times in 2009). Compensation Committee agendas are established in consultation with the Compensation Committee Chairman and the Compensation Committee’s independent compensation consultant. The Compensation Committee typically meets in executive session during each meeting.

The Role of Consultants and Advisors. A compensation consulting firm retained directly by, and whose fees are negotiated directly with, the Compensation Committee to assist in its oversight of our executive compensation programs, reviews and assesses information provided by Frederic W. Cook & Co., Inc. (“Cook”), a compensation consulting firm retained by management. Cook annually compiles competitive compensation data regarding each element of compensation provided by our Company and other companies, and reviews the Company’s compensation practices in terms of competitiveness, appropriateness and alignment with our performance, as well as the proportions the Company allocates to each element. Until October 2009, Mercer Consulting (“Mercer”), served as the consultant to the Compensation Committee. In October 2009 Mercer was replaced in such role by Compensation Advisory Partners, LLC, the principals of which were formerly associated with Mercer. The aggregate fees billed by Mercer for its services provided to the Compensation Committee described above in 2009 were $15,300. Under separate engagements with the Company, actuaries at a different branch of Mercer provided to the Company services unrelated to advice with respect to the amount or form of executive or director compensation, including computations for certain of the Company’s employee benefit plans and special project work. The aggregate fees billed by Mercer for these services in 2009 were $1,917,053. Neither Cook nor Compensation Advisory Partners LLC provided services for the Company in 2009 other than advice with respect to the amount or form of executive and director compensation.

Compensation Advisory Partners LLC regularly participates in Compensation Committee meetings, both with and without Company management, and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. The Compensation Committee believes that the use of a separate consultant reporting directly to the Compensation Committee provides additional assurance that the Company’s executive compensation programs are reasonable and consistent with Company objectives. In addition, the Compensation Committee has directly retained its own outside counsel to advise it and to help the Compensation Committee review various compensation and benefit proposals made by management

The Role of Executive Officers. As described in the Compensation Discussion and Analysis section on pages 7 through 9, management recommends to the Compensation Committee the Peer Group against which compensation opportunities will be benchmarked. In addition, the President and Chief Executive Officer gives the Compensation Committee a performance assessment for each of the other named executive officers. Those assessments are then considered by the Compensation Committee with the assistance of its compensation consultant in determining executive compensation. Mr. Milzcik and Ms. Edwards, Senior Vice President, Human Resources, regularly attend Compensation Committee meetings at the request of the Compensation Committee but are generally not present for the executive sessions or for any discussion of the individual components of their own compensation.

The Compensation and Management Development Committee members are:

Gary G. Benanav, Chairman

Thomas J. Albani

John W. Alden

George T. Carpenter

Frank E. Grzelecki

The Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning Board membership, functions and compensation. The Corporate Governance Committee serves as the nominating committee for the Board of Directors. The Corporate Governance Guidelines adopted by the Board of Directors provide that nominees for directors are to be selected based on, among other things, their character, wisdom, judgment, ability to make independent analytical inquiries, business experience and skills. In addition, consideration will be given to a nominee’s understanding of our business environment, time commitment, acumen and ability to act on behalf of the Company’s stockholders. Pursuant to the Process and Procedure for Identifying Director Candidates adopted by the Corporate Governance Committee, when considering a candidate the Corporate Governance Committee considers how the candidate represents, in combination with the other directors, a diversity of viewpoint, background, experience and other demographics. The Committee will, as stated in the Process and Procedure for Identifying Director Candidates, consider director candidates recommended by stockholders of the Company, directors, officers and third-party search firms. A current non-management director of the Company, recommended Dr. McClellan as a candidate to be considered by the Board to be a nominee for a director. When the Committee utilizes a third-party search firm in connection with identifying and reviewing potential nominees to the Board of Directors, upon request of the Committee, the third party will identify candidates based on criteria specified by the Committee, perform initial screenings of the candidates’ resumes, and conduct initial interviews. If a stockholder were to recommend a candidate for nomination by the Corporate Governance Committee, the Committee would evaluate that candidate in the same manner as all other candidates to be potential nominees for director. Any stockholder wishing to submit such a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee

General Counsel and Secretary

Barnes Group Inc.

123 Main Street

Bristol, CT 06010

In accordance with the Process and Procedure for Identifying Director Candidates, recommendation letters must, at a minimum, provide the stockholder’s name, address, and number of shares owned (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder’s beneficial ownership must be provided); the candidate’s biographical information, including name, residential and business addresses, telephone number, age, education, accomplishments, employment history (including positions held and current and former directorships); and the stockholder’s opinion as to whether the recommended candidate meets the definition of “independent” under the Company’s Corporate Governance Guidelines and is “financially literate” as contemplated by the New York Stock Exchange rules. The recommendation letter must also provide such other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws. The stockholder must include the recommended candidate’s signed statement that he or she meets the qualifications of a director as described in the Process and Procedure for Identifying

Director Candidates; is willing to complete the questionnaire required of all officers, directors and candidates for nomination to the Board; will provide such other information as the Committee may reasonably request; and consents to serve on the Board if elected. Stockholder nominations must be made in accordance with the procedures set forth in the Company’s By-laws. A summary of these procedures is set forth below under the caption “Stockholder Proposals for 2011 Annual Meeting.” The Corporate Governance Committee held three meetings in 2009.

The Corporate Governance Committee members are:

John W. Alden, Chairman

Thomas J. Albani

George T. Carpenter

Mylle H. Mangum

William J. Morgan

The Audit Committee

The Audit Committee is responsible for overseeing accounting policies and practices, financial reporting and the internal control structure. The Audit Committee held eight meetings in 2009.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Ms. Mangum, who qualifies as an independent director under the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines, is an audit committee financial expert.

The Audit Committee members are:

Mylle H. Mangum, Chairperson

Gary G. Benanav

William S. Bristow, Jr.

Frank E. Grzelecki

William J. Morgan

Audit Committee Report

We, the members of the Audit Committee of the Board of Directors, are independent directors, as defined by the New York Stock Exchange and the Company’s Corporate Governance Guidelines, and affirmatively determined by the Board of Directors. Management is responsible for the Company’s financial reporting process and internal controls. The responsibility of the Committee is to provide general oversight of the Company’s financial accounting, reporting, and underlying internal controls. The Committee provides additional oversight of the Company’s Corporate Compliance Program. The Committee has the ultimate authority for the selection, evaluation, and retention of the independent registered public accounting firm (“independent auditors”).

The Audit Committee operates under a charter which was last reviewed and revised on February 8, 2010. In 2009, the Committee operated in accordance with its charter. The Audit Committee has reviewed and assessed the charter to ensure its adequacy and compliance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, and the Committee concluded that the charter was adequate and in full compliance with such rules. The Committee met eight times during 2009 for the purpose of providing a forum for communication among the directors, the Company’s independent auditors, PricewaterhouseCoopers LLP (PwC), the Company’s internal audit function, and corporate management. During these meetings, the Committee reviewed and discussed with management and PwC various matters in accordance with the provisions of the Audit Committee Charter, including the interim and the audited financial statements of the Company. In addition, the Committee met privately at its regular meetings with both the independent auditors and the Vice President, Internal Audit, as well as with the chief financial officer and the chief executive officer, each of whom has unrestricted access to the Audit Committee. The Committee was also advised of all critical accounting policies and practices of the Company, and any alternative treatments of financial information within generally accepted accounting principles related to material items, the ramifications of the use of such treatments, and the treatment preferred by PwC. In accordance with PCAOB AU Section 380, Communication with Audit Committees, the Committee discussed all required matters with PwC, including the conduct of the audit of the Company’s financial statements.

In addition, the Committee obtained formal, written disclosures from PwC, including a letter affirming their independence as required by applicable requirements of the Public Company Accounting Oversight Board. The information contained in this letter was discussed with PwC.

The Committee reviewed fees related to aggregate services provided by PwC for the year 2009, and concluded that the services rendered in 2009 that were neither audit nor audit-related did not impair the independence of PwC.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Committee has also selected, for the stockholders’ ratification, PwC as the Company’s independent auditors for 2010.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct an audit in accordance with the standards of the Public Company Accounting Oversight Board. That is the responsibility of management and the Company’s independent auditors, respectively. In giving our recommendation to the Board, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Audit Committee

Mylle H. Mangum, Chairperson

Gary G. Benanav

William S. Bristow, Jr.

Frank E. Grzelecki

William J. Morgan

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid

Fees paid to PricewaterhouseCoopers LLP during 2009 and 2008 are set forth below:

	2009	2008
Audit Fees[1]	$2,221,090	$2,465,738
Audit-Related Fees[2]	22,303	284,504
Tax Fees[3]	1,329,053	1,326,105
All Other Fees[4]	3,030	6,926

Total Fees	$3,575,476	$4,083,273

[1]

Audit Fees consist of fees for professional services provided in connection with the integrated audit of the Company’s financial statements and internal control over financial reporting, and review of financial statements included in Forms 10-Q, and include services that generally only the external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

[2]	Audit-Related Fees consist primarily for 2009 of fees for benefit plan audits and for 2008 of fees for due diligence reviews related to acquisitions and benefit plan audits.

[3]	Tax Fees include fees for tax compliance, tax consulting and expatriate tax services.

[4]	All Other Fees include license fees for PricewaterhouseCoopers LLP’s publication Comperio.

Pre-Approval Policy And Procedures

The Audit Committee adopted the following policy:

Policy for Pre-Approval of

External Auditor Services

Barnes Group Inc. (the “Company”) shall engage external auditors for audit, audit-related, tax and other non-audit services in accordance with this policy and the procedures defined below. This policy shall not apply to any external auditor, whether or not registered with the Public Company Accounting Oversight Board, that has not prepared or issued, and is not reasonably expected in the foreseeable future to prepare or issue, any audit report or perform other audit, review or attest services for the Company or any of its subsidiaries.

•

Audit Services consist of services rendered by an external auditor for the audit of the Company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under standards of the Public Company Accounting Oversight Board, the “PCAOB”) and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission (the “SEC”).

•

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

To establish compliance with applicable law, all services provided by an external auditor covered by this policy must be pre-approved by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), in accordance with the following procedures. The Audit Committee does not delegate its responsibilities to pre-approve services performed by an external auditor, to management.

Procedure 1. Annually, not later than April 30, management shall present to the Audit Committee its best estimate of the particular services for Audit, Audit-Related, Tax and Other Non-Audit Services, and the estimated fees therefor, to be performed by an external auditor during the audit engagement period for the then-current fiscal year. The external auditor shall provide such back-up documentation for each such service in accordance with the standards of the PCAOB and as the Audit Committee deems necessary or desirable to assess the impact of such service on the external auditor’s independence. Prior to the engagement of an external auditor for such services and except as provided by Procedure 2, the Audit Committee shall, by resolution, pre-approve each such service to a maximum amount of estimated fees therefor.

Procedure 2. For any Audit, Audit-Related, Tax or Other Non-Audit Service to be obtained by the Company from an external auditor and not pre-approved in accordance with Procedure 1, the Audit Committee Chairperson (the “Delegatee”), is authorized to approve prior to the engagement of the external auditor for such service, any such service and expenditures therefor to a maximum of USD100,000; provided, that said Chairperson has been determined to be an independent director by the Board of Directors of the Company. The Chief Financial Officer shall obtain written confirmation of any such pre-approval by the Delegatee and each such pre-approval by the Delegatee shall be reported to the Audit Committee at its next meeting.

Procedure 3. All Audit, Audit Related, Tax or Other Non-Audit Services to be obtained from an external auditor that are not pre-approved by the Audit Committee pursuant to Procedures 1 and 2 shall be pre-approved by resolution of the Audit Committee, prior to the engagement of the external auditor for such services. Further, any engagement for Tax and Other Non-Audit Services that qualify for the SEC regulations’ “de minimis” exception (i.e., they were not recognized as being non-audit services at the time of the engagement and in the aggregate do not exceed the amount specified in SEC rules) to the pre-approval requirement of Procedures 1 and 2, shall be promptly brought to the attention of the Audit Committee and approved by the Audit Committee or the Delegatee prior to the completion of the annual audit of the Company’s consolidated financial statements.

Procedure 4. The Chief Financial Officer will provide a quarterly report of external auditor services, by category, to the Audit Committee.

Procedure 5. This policy will be updated as requirements are further defined. The Audit Committee shall review this policy periodically, to assure its continued suitability to the needs of the Company.

Procedure 6. The external auditor appointed by the Audit Committee to audit and render its opinion of the Company’s annual consolidated financial statements is explicitly prohibited under current SEC regulations and the Sarbanes-Oxley Act from providing the following services:

•	Bookkeeping or other services related to the accounting records or financial statements.

•	Financial information systems design or implementation.

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing.

•	Management functions or human resources.

•	Broker or dealer, investment adviser, or investment banking.

•	Legal services and expert services unrelated to the audit.

•	Any other service that the PCAOB determines, by regulation, is impermissible.

Prior to the engagement of any external auditor covered by this policy, such external auditor shall confirm that the services it proposes to provide are not prohibited by such law or regulations.

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proxy Proposal 3)

The Board of Directors Recommends a Vote “FOR” this Proposal.

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010. Although not required by the Certificate of Incorporation or By-laws of the Company, the Company has determined to ask the stockholders to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year 2010 for the Company.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement, if desired, and to be available to respond to appropriate questions.

STOCKHOLDER PROPOSAL (Proxy Proposal 4)

We have received from Gerald R. Armstrong, a registered holder as of the record date of 960 shares of Common Stock, a proposal relating to the terms of members of our Board. He has requested that the following resolution and supporting statement be included in our proxy statement for the Annual Meeting. If properly presented, this proposal will be voted upon at the Annual Meeting. We are not responsible for the content of the proponent’s resolution or supporting statement, which are printed below in italics exactly as submitted.

Mr. Armstrong’s address is as follows: 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917.

RESOLUTION

That the shareholders of BARNES GROUP INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors

STATEMENT

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” the proposal.

Company Response To Stockholder Proposal

The Board of Directors unanimously OPPOSES the adoption of the above resolution for the following reasons:

The Board has carefully considered this stockholder proposal and believes that the proposal, which seeks to declassify the Board and to have annual elections of all directors, is not in the best interests of our stockholders. The Board is divided into three classes of directors with staggered three-year terms. Stockholders elect approximately one-third of the directors each year. Accordingly, the entire Board can be replaced in the course of three annual meetings and a majority of the Board can be replaced in the course of two annual meetings.

Classified boards have been adopted and are maintained by many other companies. According to the 2009 edition of the RiskMetrics Group Board Practices study 50% of the companies comprising the Standard & Poor’s 1500 Index had classified boards and a majority of the Company’s peers had classified boards. According to the study, 57% of S&P MidCap and 56% of S&P SmallCap companies had classified boards.

The Board is aware of recent initiatives to declassify boards of other companies and the arguments in favor of declassification, some of which are referred to in Mr. Armstrong’s statement. He has in the past presented similarly worded declassification proposals at numerous companies. The Board, however, is of the view that the choice of whether a board should be classified or declassified should be made on a case-by-case basis.

In the case of the Company, the Board believes that the classified board structure has served the Company and its stockholders well since it was adopted in 1970 and that it continues to provide important benefits of the kind still recognized by many other companies. While the Board understands the desire of other companies to respond to pressure from stockholder and other activist groups, it also recognizes that these initiatives have occurred under market conditions different than those that exist today, and these initiatives may not continue. Companies faced with proposals such as Mr. Armstrong’s may decide that the potential benefit of a classified board in discouraging an attempted change of control that does not include the realization of full value by stockholders is an important consideration during times of market volatility and depressed economic conditions and market valuations. In addition, although Mr. Armstrong states that his proposal “has received votes in excess of 70%,” according to voting results reported in Securities and Exchange Commission filings by several companies whose stockholders voted on his proposal in 2009, the percentages of shares voted in favor of both those cast and outstanding were substantially lower, in some cases less than a majority of the votes cast or shares outstanding.

The Board believes that Mr. Armstrong’s statement provides a one-sided view of a multifaceted issue. The limited perspective of his statement is reflected in its quotation of former SEC Chairman Levitt. In his book “Take on the Street,” published in 2002, Mr. Levitt did make, on pages 231-2, a substantially similar (although not verbatim) statement, but Mr. Levitt also wrote in that same section of his book, with regard to the existence of staggered boards, as follows: “In the era of hostile takeovers, this made it easier for companies to deny predators the opportunity to replace a board all at once.” Mr. Levitt also wrote the following in this same section: “Staggered boards aren’t always bad.”

The Board believes that a classified Board better serves the long-term interests of the Company and its stockholders than annual election of all directors. The Board believes that the Company’s classified Board structure strengthens the independence of the non-employee directors, enhances the Board’s ability to develop and execute long-term strategic planning by providing stability, continuity and experience, and provides other benefits for the Company and its stockholders as discussed below.

Stability and Continuity. The classified board structure is designed to provide stability, prevent sudden disruptive changes to the Board’s composition, enhance long-term planning and ensure that, at any given time, there are directors serving on our Board who have substantial, in-depth knowledge of the Company, its businesses and its strategic goals. The current classified board structure enables the Company’s directors to build on their own past experience and the experience of continuing directors for more effective long-term strategic planning. The classified board structure also benefits the Company and its stockholders because the longer terms of office help the Company to attract and retain directors who are willing to make long-term commitments of their time and energy. A classified board also provides stability and continuity of leadership by ensuring that at least two-thirds of the directors have prior experience and familiarity with the Company’s industries, businesses and long-term strategies. Moreover, such a structure facilitates a more meaningful assessment of the qualifications of the nominees for election each year and therefore allows our Board’s Corporate Governance Committee to seek candidates who can add to the diversity of ideas and perspectives across the Board as a whole, thereby enabling a more orderly evolution of the Board.

Accountability to Shareholders. The Company’s directors continue to be accountable to the Company and its stockholders under the classified board structure. Every director is required to act in accordance with his or her fiduciary duties to the Company and its stockholders, regardless of how often he or she stands for election. The Company believes that longer terms have the effect of causing Directors to consider the long-term effects of their decisions, and to become personally invested in assuring the success of the Company over time.

Protection Against Takeovers. A classified board structure encourages potential acquirers to deal directly with the Board and better positions the Board to negotiate the greatest possible stockholder value. A mere attempt to obtain control, even if unsuccessful, can seriously disrupt the conduct of a company’s business and cause it to incur substantial expense. The classified board structure is designed to safeguard against a hostile purchaser gaining control of the Company and its assets without paying fair value. Because only one-third of the directors are elected at any annual meeting, it is impossible to elect an entirely new board or a majority of the board at a single meeting. Classified board structures have been shown to be an effective means of protecting long-term stockholder interests against these types of abusive tactics. A classified board does not preclude a takeover. Rather, it provides a company with time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value, including evaluating competing expressions of interest. In fact, recent studies suggest that classified boards may improve the relative bargaining power of managers and the board, as well as the stockholders who are the ultimate beneficiaries of such leverage, in any hostile takeover bid. See Bates, Becker and Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control, (April 2007) at page 30.

Commitment to Effective Corporate Governance Practices. We have an experienced and well-qualified Board. Our Board is committed to utilizing effective corporate governance practices and has adopted Corporate Governance Guidelines (a copy of which is available on our website at www.BGInc.com) that emphasize this commitment and which, among other things, provide for annual evaluations of director independence and an annual self-assessment of our Board’s performance by the Corporate Governance Committee. Further, our Board, with the assistance of its Corporate Governance Committee, continually seeks to improve and enhance its corporate governance practices by reviewing the Company’s existing practices in light of those of its peers and the current corporate governance environment and retaining or implementing practices that it believes serve the best interests of the Company’s stockholders.

Independence. Electing directors to three-year terms also enhances the independence of non-employee directors by providing them with a longer term of office. The longer term provides a certain amount of autonomy from special interest groups who may have an agenda contrary to the Company’s long-term goals and objectives and those of a majority of stockholders. As a result, independent directors are able to make decisions that are in the best interests of the Company and its stockholders.

Procedural Matters. It is important to note that stockholder approval of this proposal would not automatically declassify the Board. In order to do so, under provisions of the Company’s Restated Certificate of Incorporation and its By-laws, a binding proposal to amend the Company’s By-Laws would first need to be presented to the Company’s stockholders. Stockholders would then have to approve such amendment with an affirmative vote of not less than two-thirds of the outstanding shares of stock of the Company entitled to vote in elections of Directors.

Our Board has concluded that the Company’s classified board structure continues to promote the best interests of our stockholders and the Company. For the reasons discussed above, our Board recommends a vote “AGAINST” this stockholder proposal.

Approval of this proposal requires an affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on this matter at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

There was one late filing for one transaction for Mr. Bristow.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholders wishing to submit proposals for inclusion in the Company’s proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders must submit proposals to the Company at its address given below by December 9, 2010. Stockholders wishing to present proposals for a formal vote (other than proposals included in the Company’s proxy statement), or to nominate candidates for election as directors at a meeting of the Company’s stockholders, must do so in accordance with the Company’s By-laws. In order to be presented at the 2011 Annual Meeting, the By-laws provide that such stockholder proposals or nominations may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by us between January 7, 2011 and February 6, 2011. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting the business at the Annual Meeting, and the stockholder’s ownership of the Company’s capital stock. In the case of nominations, the notice must contain the background and stock ownership information with respect to each nominee. Stockholders may obtain a copy of the relevant provisions of the By-laws by writing to the Secretary of the Company at:

General Counsel and Secretary

Barnes Group Inc.

123 Main Street

Bristol, CT 06010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2010

A copy of this proxy statement and our 2009 Annual Report to stockholders can be found on the Investor Relations page of our Internet website under the heading “Annual Stockholder Meeting.”

Directions to the stockholder meeting can be found in the same location on our Internet website.

Our Internet website address is www.BGInc.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the Secretary, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or via telephone to the Investor Relations department at (800) 877-8803, we will provide separate copies of the Annual Report and/or this proxy statement.

GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail, telephone, facsimile, Internet or other electronic means and may also be made by the Company’s officers and employees personally without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees or their nominees for their reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The Company has retained The Altman Group, Inc., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071 to aid in the solicitation of proxies. The Altman Group will solicit proxies by personal interview, telephone, facsimile and mail, and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company’s stock. For these services, the Company will pay a fee of approximately $8,500 plus out-of-pocket expenses.

The Company had outstanding 54,956,590 shares of Common Stock as of March 10, 2010, each of which is entitled to one vote. Only holders of record at the close of business on March 10, 2010 will be entitled to vote.

Under applicable Delaware law, abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes will not have an effect on the outcome of the vote for directors. In voting on Proposal 2 to approve the amendments to the Company’s Stock and Incentive Award Plan and Proposal 4 regarding declassification of our Board of Directors, abstentions will have the effect of votes against the proposals and broker non-votes will not have an effect on the outcome of the vote.

We will provide without charge upon written request from a stockholder, a copy of the Company’s Annual Report on Form 10-K, including financial statements and the financial statement schedules for the year ended December 31, 2009. Any such request should be sent to: Secretary, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

We have posted on our Internet website our Corporate Governance Guidelines, our Code of Business Ethics and Conduct and the charters of the Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. Our Internet website address is www.BGInc.com.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the persons nominated will be unable to serve if elected. The Board of Directors does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2, 3 and 4 of the Notice of Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

Annex 1

BARNES GROUP INC.

STOCK AND INCENTIVE AWARD PLAN

as amended on March 15, 2010

Preamble

The Plan, as amended on March 15, 2010, which is set forth below, is intended to apply to Awards that are granted on or after that date as well as to Awards that were granted before that date that are outstanding on that date (“Outstanding Awards”), except for Outstanding Awards that were earned and vested (within the meaning of Treasury Regulation section 1.409A-6(a)(2)) on December 31, 2004 (“Grandfathered Awards”). Unless a Grandfathered Award is amended to incorporate by reference the terms and conditions of the Plan as amended on and after December 31, 2008, Grandfathered Awards shall continue on and after that date to be subject to the terms and conditions of the Plan as in effect before December 31, 2008, as if the Plan had not been amended on that date.

The Plan as amended on March 15, 2010 is effective on that date. However, any provision of the Plan as so amended to the contrary notwithstanding, if any provision of the Plan as so amended would change the time or form of payment of any amount that is payable under the Plan as in effect before that date, such provision shall “apply only to amounts that would not otherwise be payable in 2008” within the meaning of paragraph .02 of §3 of Notice 2006-79 as modified by Section 3.01(B)(1) of Notice 2007-86, and shall be administered, interpreted and construed accordingly.

1. Purposes. The purposes of this Plan are (a) to provide competitive incentives that will enable the Company to attract, retain, motivate and reward persons who render services that benefit the Company or other enterprises in which the Company has a significant interest, and (b) to align the interests of such persons with the interests of the Company’s shareholders generally.

2. Definitions. Unless otherwise required by the context, the following terms, when used in this Plan, shall have the meanings set forth in this Section 2.

(a) “Allied Enterprise” means a business enterprise, other than the Company or a Subsidiary, in which the Committee determines the Company has a significant interest, contingent or otherwise.

(b) “Appreciation-Only Award” means (i) Options and Stock Appreciation Rights the exercise price of which is equal to at least 100% of Fair Market Value on the date on which the Options or Stock Appreciation Rights are granted, and (ii) Linked Stock Appreciation Rights that are granted as an alternative to the related Option after the date of grant of such Option, the exercise price of which Stock Appreciation Rights is equal to at least 100% of Fair Market Value on the date on which such Option was granted.

(c) “Award” means an award granted under this Plan in one of the forms provided for in Section 3(a).

(d) “Beneficiary” means a person or entity (including but not limited to a trust or estate), designated in writing by a Service Provider or other rightful holder of an Award, on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom such Service Provider’s or other rightful holder’s rights under the Plan shall pass in the event of the death of such Service Provider or other rightful holder. In the event that the person or entity so designated is not living or in existence at the time of the death of the Service Provider or other rightful holder of the Award, or in the event that no such person or entity has been so designated, the “Beneficiary” shall mean the legal representative of the estate of the Service Provider or other rightful holder, or the person or entity to whom the Service Provider’s or other rightful holder’s rights with respect to the Award pass by will or the laws of descent and distribution.

(e) “Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

(f) “Change in Control” means that any of the following events has occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors serving on the Board: individuals who, at the beginning of any period of two consecutive years (not including any period prior to the Effective Date), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of the foregoing provisions of this Section 2(f),

(A) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act;

(B) the term “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; and

(C) the term “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) any member of the Barnes family (by blood or marriage) or any entity for the benefit of, or controlled by, a member of the Barnes family (by blood or marriage), (ii) the Company or any of its subsidiaries, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. References to a particular section of the Code shall include references to any related Treasury Regulations and to successor provisions of the Code.

(h) “Committee” means the committee appointed by the Board of Directors to administer the Plan pursuant to the provisions of Section 12(a) below.

(i) “Common Stock” means common stock of the Company, par value $.01 per share.

(j) “Company” means Barnes Group Inc., a Delaware corporation, and, except for purposes of determining under Section 2(f) hereof whether or not a Change in Control has occurred, shall include its successors.

(k) “Dividend Equivalents” means a right granted subject to and in accordance with the provisions of Section 5.III. and the other applicable provisions of the Plan (including, without limitation, Section 9).

(l) “Dollar-Denominated Awards” means Performance Unit Awards and any other Incentive Award the amount of which is based on a specified amount of money (other than an amount of money determined by reference to the Fair Market Value of a specified number of shares of Common Stock). Options and Stock Appreciation Rights are not Dollar-Denominated Awards.

(m) “Effective Date” means the first date (if any) on which the shareholders of the Company approve the Plan either (i) at a duly held stockholders’ meeting, or (ii) by the written consent of the holders of a majority of the securities of the Company entitled to vote, in accordance with any applicable provisions of the Delaware General Corporation Law.

(n) “Employee” means any person who is employed by the Company or a Subsidiary on a full-time or part-time basis, including an officer or director if he is so employed.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(p) “Fair Market Value” on a particular date means as follows:

(i) If the principal market for the Common Stock is a national securities exchange or The NASDAQ Stock Market, the mean between the highest and lowest sale prices per share of Common Stock in trading on such date as reported by Reuters or another source designated by the Committee; or

(ii) If the principal market for the Common Stock is not a national securities exchange or The NASDAQ Stock Market, the mean between the highest and lowest sale prices per share of Common Stock in trading on such date in the over-the-counter market, as reported by the NASDAQ OTC Bulletin Board, the National Quotation Bureau or such other system then providing quotations with regard to trades in the Common Stock or, if on such date the Common Stock is publicly traded but not quoted by any such system, the mean between the highest bid and lowest asked prices per share of Common Stock on such date as furnished by a professional market maker making a market in the Common Stock; or

(iii) If in (i) or (ii) above, as applicable, there were no sales on such date reported as provided above, the mean between the respective prices on the most recent prior day for which sales were so reported.

If the foregoing method of determining fair market value should be inconsistent with Section 422, Section 162(m)(4)(C) or any other provision of the Code, then, with respect to Awards (including in particular but not limited to Incentive Stock Options) and transactions that are intended by the Committee to satisfy Section 422, Section 162(m)(4)(C) or any other provision of the Code, “Fair Market Value” shall be determined by the Committee in a manner consistent with Section 422, Section 162(m)(4)(C) or such other provision of the Code and shall mean the value as so determined.

(q) “General Counsel” means the General Counsel of the Company serving from time to time.

(r) “Incentive Award” means an amount of money that is paid or a number of shares of Common Stock that are issued, or a right to be paid an amount of money or to be issued a number of shares of Common Stock that is granted, subject to and in accordance with Section 5 and the other applicable provisions of the Plan (including, without limitation, Section 4 and Section 9). The term “Incentive Award” does not include Options or Stock Appreciation Rights.

(s) “Incentive Stock Option” means an option, including an Option as the context may require, intended to meet the requirements of Section 422 of the Code.

(t) “Linked Stock Appreciation Rights” means Stock Appreciation Rights that are linked to all or any part of an Option, subject to and in accordance with Section 8(a), 8(b) and the other applicable provisions of the Plan (including, without limitation, Section 9).

(u) “Non-Statutory Stock Option” means an option, including an Option as the context may require, which is not intended to be an Incentive Stock Option.

(v) “Option” means an option granted under this Plan to purchase shares of Common Stock. Options may be Incentive Stock Options or Non-Statutory Stock Options.

(w) “Performance-Based Compensation” means compensation that satisfies the requirements applicable to “performance-based compensation” under Code Section 162(m)(4)(C).

(x) “Performance Share Award” means a right granted subject to and in accordance with Section 5 and the other applicable provisions of the Plan (including, without limitation, Section 5.II., 5.II.(d), 6(e) and Section 9) to receive a specified number of shares of Common Stock, and/or an amount of money determined by reference to the Fair Market Value of a specified number of shares of Common Stock, at a future time or times if a specified performance goal is attained and any other terms and conditions set forth in the written instrument documenting the Performance Share Award are satisfied.

(y) “Performance Unit Award” means a right granted subject to and in accordance with Section 5 and the other applicable provisions of the Plan (including, without limitation, Section 5.II., 5.II.(d), 6(e) and Section 9) to receive a specified amount of money (other than an amount of money determined by reference to the Fair Market Value of a specified number of shares of Common Stock), or shares of Common Stock having a Fair Market Value equal to such specified amount of money, at a future time or times if a specified performance goal is attained and any other terms and conditions set forth in the written instrument documenting the Performance Unit Award are satisfied.

(z) “Plan” means the Barnes Group Inc. Stock and Incentive Award Plan set forth in these pages, as amended from time to time.

(aa) “Prior Plan” means the 1991 Barnes Group Stock Incentive Plan approved by stockholders of the Company at the 1991 Annual Meeting of Stockholders, as amended and in effect from time to time.

(bb) “Prior Program” means the Barnes Group Inc. Employee Stock and Ownership Program approved by stockholders of the Company at the 2000 Annual Meeting of Stockholders, as amended and in effect from time to time.

(cc) [RESERVED]

(dd) “Restricted Stock Award” means shares of Common Stock which are issued to a Service Provider in accordance with Section 5.I. and the other applicable provisions of the Plan (including, without limitation, Section 9) subject to restrictions and/or forfeiture provisions specified by the Committee that will cease to apply at a future time or times if continued employment conditions and/or other terms and conditions set forth in the written instrument documenting the Restricted Stock Award are satisfied.

(ee) “Restricted Stock Unit Award” means shares of Common Stock that will be issued to a Service Provider at a future time or times subject to and in accordance with Section 5.I. below and the other applicable provisions of the Plan (including, without limitation, Section 9) if continued employment conditions and/or other terms and conditions set forth in the written instrument documenting the Restricted Stock Unit Award are satisfied.

(ff) “SEC Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.

(gg) “Section 16 Person” means a person subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

(hh) “Service Provider” means a person who renders, has rendered or who the Committee expects to render services that benefit or will benefit the Company or a Subsidiary or an Allied Enterprise, in the capacity of employee, director, independent contractor, agent, advisor, consultant, representative or otherwise, and includes but is not limited to (i) Employees, (ii) personal service corporations, limited liability companies and similar entities through which any such person renders, has rendered or is expected to render such services, and (iii) members of the Board who are not Employees.

(ii) “Stock Appreciation Right” means a right granted subject to and in accordance with Section 8 and the other applicable provisions of the Plan (including, without limitation, Section 9).

(jj) “Subsidiary” means a corporation or other form of business association of which shares (or other ownership interests) having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term “Subsidiary” shall mean a Subsidiary (as defined by the preceding clause) which is also a “subsidiary corporation” as defined in Section 424(f) of the Code.

3. Grants of Awards

(a) Subject to the provisions of the Plan, the Committee may at any time, and from time to time, grant the following types of awards to any Service Provider:

(i) Incentive Awards, which may but need not be in the form of Dividend Equivalents, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, or Restricted Stock Unit Awards;

(ii) Options; and

(iii) Stock Appreciation Rights.

Any provision above of this Section 3(a) to the contrary notwithstanding, the Committee may grant Incentive Stock Options only to Service Providers who are Employees.

(b) After an Award has been granted,

(i) the Committee may waive any term or condition thereof that could have been excluded from such Award when it was granted, and

(ii) with the written consent of the affected participant, may amend any Award after it has been granted to include (or exclude) any provision which could have been included in (or excluded from) such Award when it was granted unless this Plan indicates when such provision may be included in (or excluded from) such Award, in which case such Award may be amended to include (or exclude) such provision only when this Plan indicates such provision may be included in (or excluded from) such Award, and no additional consideration need be received by the Company in exchange for such waiver or amendment; provided that, notwithstanding the foregoing, the Committee may not waive any term or condition pursuant to clause (i) above or include (or exclude) any provision pursuant to clause (ii) above if doing so would—(A) be inconsistent with any other provision of this Plan, or (B) cause an Option or Stock Appreciation Right that the Committee intends when it grants the Option or Stock Appreciation Right to qualify as an Option or Stock Appreciation Right that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A) or 1.409A-1(b)(5)(i)(B), to fail to qualify as such, or (C) constitute an acceleration or deferral of compensation that violates Section 409A of the Code, or would otherwise violate Section 409A of the Code, or (D) cause an Award that is intended to qualify for an exclusion from Section 409A of the Code to fail to so qualify, or (E) cause an Award which is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code to fail to qualify as such.

(c) The Committee may (but need not) grant any Award linked to another Award, including, without limitation, Options linked to Stock Appreciation Rights, Dividend Equivalents linked to Options or Stock Appreciation Rights, and Dividend Equivalents linked to other Incentive Awards. Linked Awards may be granted as either alternatives or supplements to one another. The terms and conditions of any such linked Awards shall be determined by the Committee, subject to the provisions of the Plan.

(d) No Service Provider may exercise any rights in or to or with respect to any Award unless and until a written instrument (in paper or electronic form) approved by a duly authorized officer of the Company and setting forth the terms and conditions of the Award is delivered or made available to the Service Provider by the Company and is returned to the designated Company representative subscribed by the Service Provider within the time, if any, prescribed therefor by the Committee or its delegate. Any such instrument shall be consistent with this Plan and incorporate it by reference. The foregoing provisions of this Section 3(d) are intended to impose a condition governing the exercise of an Award, and not a condition on the granting of the Award (within the meaning of Treasury Regulation sections 1.409A-1(b)(5)(vi)(B)(2) & (3) and 1.421-1(c)(2) & (3)). Subscribing such instrument and returning it to the Company, or accepting any benefits under the Award, shall constitute the Service Provider’s irrevocable agreement to and acceptance of the terms and conditions of the Award set forth in such instrument and the terms and conditions of the Plan applicable to such Award.

(e) [RESERVED]

(f) The Committee may grant Awards that qualify as Performance-Based Compensation, as well as Awards that do not qualify as Performance-Based Compensation. Any provision of the Plan to the contrary notwithstanding, the Plan shall be interpreted, administered and construed to permit the Committee to grant Awards that qualify as Performance-Based Compensation as well as Awards that do not so qualify, and any provision of the Plan that cannot be so interpreted, administered or construed shall to that extent be disregarded.

(g) The Plan is intended to enable the Committee to grant Options that qualify for the tax treatment applicable to incentive stock options under Section 422 of the Code, as well as Options and other Awards that do not qualify for such tax treatment. Any provision of the Plan to the contrary notwithstanding, the Plan shall be interpreted, administered and construed to enable the Committee to grant Options that qualify for the tax treatment applicable to incentive stock options under Section 422 of the Code as well as Options and other Awards that do not qualify for such tax treatment, and any provision of the Plan that cannot be so interpreted, administered or construed shall to that extent be disregarded.

4. Stock Subject to this Plan; Award Limits

(a) Subject to the provisions below of Sections 4(c) and 4(d) and Section 10,

(i) the maximum aggregate number of shares of Common Stock which may be issued pursuant to Awards is 5,700,000 shares of Common Stock, plus (A) the number of shares of Common Stock, if any, that remain available on the Effective Date for grants of awards under the Prior Plan, plus (B) the number of shares of Common Stock, if any, that remain available on the Effective Date for grants of awards under the Prior Program, plus (C) the number of shares of Common Stock that become available after the Effective Date for grants of awards under either the Prior Plan or the Prior Program pursuant to the terms of the Prior Plan or the Prior Program, less (D) the number of shares of Common Stock necessary to satisfy any awards that the Company is obligated to grant under either the Prior Plan or the Prior Program after the Effective Date pursuant to agreements in force prior to the Effective Date which are not amended to provide for the awards to be granted under the Plan. Not more than 50% of such maximum aggregate number of shares may be issued pursuant to Awards that are not Appreciation-Only Awards, and not more than 950,000 of such maximum aggregate number of shares may be issued pursuant to Options that are Incentive Stock Options; and

(ii) the maximum number of shares of Common Stock with respect to which Options or Stock Appreciation Rights may be granted during any calendar year to any Employee or other Service Provider is 1,000,000 shares of Common Stock; and

(iii) the maximum number of shares of Common Stock with respect to which any and all Awards other than Appreciation-Only Awards and Dollar-Denominated Awards may be granted in any one calendar year to any Employee or other Service Provider is 500,000 shares of Common Stock; and

(iv) no Employee or other Service Provider may receive more than seven million dollars (or the equivalent thereof in shares of Common Stock, based on Fair Market Value on the date as of which the number of shares is determined) in payment of Dollar-Denominated Awards that are granted to such Employee or other Service Provider in any one calendar year.

If, after any Award is earned or exercised, the issuance or transfer of shares of Common Stock or payment of money is deferred, any amounts equivalent to dividends or other earnings during the deferral period (including shares which may be distributed in payment of any such amounts) shall be disregarded in applying the per Employee or other Service Provider limitations set forth above in clauses (ii), (iii) and (iv) of this Section 4(a).

If, in connection with an acquisition of another company or all or part of the assets of another company by the Company or a Subsidiary, or in connection with a merger or other combination of another company with the Company or a Subsidiary, the Company either (A) assumes stock options or other stock incentive obligations of such other company, or (B) grants stock options or other stock incentives in substitution for stock options or other stock incentive obligations of such other company, then the stock options or other stock incentive obligations so assumed or granted in substitution by the Company shall not be granted (or be deemed granted) under the Plan and therefore none of the shares of Common Stock that are issuable or transferable pursuant to such stock options or other stock incentives that are assumed or granted in substitution by the Company shall be charged against the limitations set forth in this Section 4(a) above.

(b) Shares which may be issued pursuant to Awards may be authorized but unissued shares of Common Stock, shares of Common Stock held in the treasury, whether acquired by the Company specifically for use under this Plan or otherwise, or shares issued or transferred to, or otherwise acquired by, a trust or other legal entity pursuant to Section 13(d) below, as the Committee may from time to time determine, provided, however, that any shares acquired or held by the Company for the purposes of this Plan shall, unless and until issued or transferred to a trust or other legal entity pursuant to Section 13(d) below or to a Service Provider or other rightful holder of an Award in accordance with the terms and conditions of such Award, be and at all times remain treasury shares of the Company, irrespective of whether such shares are entered in a special account for purposes of this Plan, and shall be available for any corporate purpose.

(c) Subject to Section 4(e) below, the maximum aggregate number of shares set forth in Section 4(a)(i) above shall be charged only for the number of shares which are actually issued under the Plan; if any shares of Common Stock subject to an Award shall not be issued to a Service Provider and shall cease to be issuable to a Service Provider because of the termination, expiration, forfeiture or cancellation, in whole or in part, of such Award or the settlement of such Award in cash or for any other reason, or if any such shares shall, after issuance, be reacquired by the Company because of a Service Provider's failure to comply with the terms and conditions of an Award, the shares not so issued, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitations provided for in Section 4(a)(i) above and may again be made subject to Awards.

(d) Subject to Section 4(e) below, if the purchase price of shares subject to an Option is paid in shares of Common Stock in accordance with the provisions of clause (iv) of Section 7(b) below, or if shares of Common Stock that are issued or issuable pursuant to an Award are withheld by the Company in accordance with Section 13(f) below in full or partial satisfaction of withholding taxes due in respect of the Award or due in respect of the grant, exercise, vesting, distribution or payment of the Award, the number of shares surrendered to the Company in payment of the purchase price of the shares subject to the Option, or the number of shares that are withheld by the Company in payment of such withholding taxes, shall be added back to the maximum aggregate number of shares which may be issued pursuant to Awards under Section 4(a)(i) above, so that the maximum aggregate number of shares which may be issued pursuant to Awards under Section 4(a)(i) above shall have been charged only for the net number of shares that were issued by the Company pursuant to the Option exercise or the Award.

(e) If and to the extent that the General Counsel determines that Section 4(c) or Section 4(d) above or Section 8(f) below shall cause the Company or the Plan to fail to satisfy the rules or listing standards of the New York Stock Exchange as in effect from time to time, or shall prevent Incentive Stock Options granted under the Plan from qualifying as Incentive Stock Options under Code Section 422, then to that extent (and only to that extent) Section 4(c), Section 4(d) or Section 8(f) shall be disregarded. For example, if the General Counsel determines that one or more of the aforementioned Sections of the Plan will prevent Incentive Stock Options granted under the Plan from qualifying as Incentive Stock Options under Code Section 422 if such Sections of the Plan are applied in determining the number of shares of Common Stock that are available from time to time to be issued pursuant to Options that are Incentive Stock Options, and determines that such Sections of the Plan will not prevent Incentive Stock Options granted under the Plan from qualifying as Incentive Stock Options under Code Section 422 if such Sections of the Plan are applied in determining the number of shares of Common Stock that are available from time to time to be issued pursuant to Options that are Non-Statutory Stock Options or other Awards that are not Incentive Stock Options, then such Sections of the Plan shall be disregarded for purposes of determining the number of shares of Common Stock that are available from time to time to be issued pursuant to Options that are Incentive Stock Options, but not for purposes of determining the number of shares of Common Stock that are available from time to time to be issued pursuant to Options that are Non-Statutory Stock Options or other Awards that are not Incentive Stock Options.

5. Incentive Awards

I. Generally. Except as otherwise provided in Section 13(e), Incentive Awards shall be subject to the following provisions:

(a) Incentive Awards may be granted in lieu of, or as a supplement to, any other compensation that may have been earned by the Service Provider prior to the date on which the Incentive Award is granted. The amount of an Incentive Award may be based upon (i) a specified number of shares of Common Stock or the Fair Market Value of a specified number of shares of Common Stock, or (ii) an amount of money not determined by reference to the Fair Market Value of a specified number of shares of Common Stock. Any Incentive Award may be paid in the form of money or shares of Common Stock valued at their Fair Market Value on the payment date, or a combination of money and such shares, as the Committee may provide. Dividend Equivalents, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Stock Unit Awards are specific forms of Incentive Awards, but are not the only forms in which Incentive Awards may be made.

(b) Any shares of Common Stock that are to be issued pursuant to an Incentive Award, and any money to be paid in respect of an Incentive Award, may be issued or paid to the Service Provider at the time such Award is granted, or at any time subsequent thereto, or in installments from time to time, as the Committee shall determine when it grants the Award or at such other time as complies with Section 409A of the Code (if applicable). In the event that any such issuance or payment shall not be made to the Service Provider at the time an Incentive Award is granted, the Committee may but need not grant Dividend Equivalents in respect of the Award, or may provide that, until such shares are issued or money is paid in respect of the Award or until the Award is forfeited, and subject to such terms and conditions as the Committee may impose, the Award shall earn amounts equivalent to interest or another investment return specified by the Committee, which amounts may be paid as earned or deferred and reinvested, and which amounts may be paid either in money or shares of Common Stock, all as the Committee may provide when it grants the Award or at such other time as complies with Section 409A of the Code (if applicable).

(c) Incentive Awards shall be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the shares issued or transferred pursuant to such Award, and conditions calling for forfeiture of the Award or the shares issued pursuant thereto in designated circumstances, as the Committee may determine when it grants the Award or at such other time as complies with Section 409A of the Code (if applicable); provided, however, that upon the issuance of shares pursuant to any such Award, the recipient shall, with respect to such shares, be and become a shareholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the Award. In the case of a Restricted Stock Award, the recipient shall pay the par value of the shares to be issued pursuant to the Award unless such payment is not required by applicable law.

II. Performance Share Awards and Performance Unit Awards

(a) Subject to the terms and conditions of the Plan, the Committee may grant any Service Provider a Performance Share Award and/or a Performance Unit Award. The Committee may but need not provide that a specified portion of the Performance Share Award or Performance Unit Award will be earned if the specified performance goal applicable to the Award is partially attained.

(b) Subject to Section 6(b) below, the specified performance goal applicable to a Performance Share Award or Performance Unit Award may but need not consist, without limitation, of any one or more of the following: completion of a specified period of employment with or other service that benefits the Company or a Subsidiary or an Allied Enterprise, achievement of financial or operational goals, and/or the occurrence of a specified circumstance or event. The performance goal applicable to Performance Share Awards and Performance Unit Awards, and the other terms and conditions of such awards, need not be the same for each award or each Service Provider to whom an award is granted. A Service Provider may (but need not) be granted Performance Share Awards and Performance Unit Awards each year, and the performance period applicable to any such Award may overlap with one or more years included in the performance period applicable to any earlier- or later-granted Award. Subject to Section 6(d) below, the Committee may retain discretion to adjust the determinations of the degree of attainment of the performance objectives applicable to Performance Share Awards and Performance Unit Awards.

(c) Subject to Section 6(e) below, when it grants the Award or at such other time as complies with Section 409A of the Code (if applicable) the Committee may but need not provide that, if the Service Provider’s death or disability or another circumstance or event specified by the Committee occurs before the performance goal applicable to a Performance Share Award or Performance Unit Award is attained, and irrespective of whether the performance goal is thereafter attained, the Performance Share Award or Performance Unit Award will be earned in whole or in part (as the Committee may specify).

(d) The Committee may but need not provide for a Service Provider’s Performance Share Award or Performance Unit Award to be forfeited in whole or in part if such Participant’s employment by or other service that benefits the Company, a Subsidiary or an Allied Enterprise terminates for any reason before shares are issued or money is paid (as applicable) in full settlement of such Performance Share Award or Performance Unit Award.

(e) Except as otherwise provided in the instrument evidencing a Performance Share Award or Performance Unit Award, Performance Share Awards and Performance Unit Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or to a Beneficiary.

III. Dividend Equivalents. The Committee may grant any Service Provider the right to be paid, subject to such terms and conditions as the Committee may specify when it grants the right or at such other time as complies with Section 409A of the Code (if applicable), an amount of money equal to the dividends paid from time to time on a specified number of shares of Common Stock (which may but need not be based on the number of shares that are subject to another Award, including without limitation an Option or Stock Appreciation Rights, and whether or not such other Award is vested or exercisable). When it grants the right or at such other time as complies with Section 409A of the Code (if applicable), the Committee may provide for such amount of money to be paid on each date on which such dividends are paid or at a subsequent future time or times. If it is not paid on each such date, then, if so provided by the Committee when it grants the right or at such other time as complies with Section 409A of the Code (if applicable), and subject to such terms and conditions as the Committee may impose, until such money is paid or forfeited, it shall be credited to the Service Provider on the books of the Company and may earn amounts equivalent to interest or another investment return specified by the Committee, or may earn amounts equivalent to the dividends that would be paid on a number of shares of Common Stock having a Fair Market Value on its dividend payment date equal to such amount. Any such equivalent amounts may be paid as earned or may be deferred and reinvested until a future date or dates, as the Committee may specify when it grants the right or at such other time as complies with Section 409A of the Code (if applicable), provided that any dividends deemed reinvested in shares of Common Stock shall be deemed reinvested at Fair Market Value on the applicable dividend payment date. Dividend Equivalents may be paid in the form of money or shares of Common Stock based on their Fair Market Value on the payment date, or in a combination of money and such shares, as the Committee may provide. Any shares of Common Stock issued in payment of Dividend Equivalents shall be charged against the maximum aggregate number of shares which may be issued pursuant to Awards under Section 4(a)(i) above.

6. Performance Measures and Other Provisions Applicable to Performance-Based Compensation Awards

(a) Awards that the Committee intends to qualify as Performance-Based Compensation shall be granted and administered in a manner that will enable such Awards to qualify as Performance-Based Compensation.

(b) The performance goal applicable to any Award (other than an Appreciation-Only Award) that the Committee intends to qualify as Performance-Based Compensation shall be based on a relative comparison of entity performance to the performance of a comparator group, index or other external measure, targeted levels of, targeted levels of return on, or targeted levels of growth for, without limitation, any one or more of the following performance measures on a consolidated Company, consolidated group, Subsidiary, segment, business unit or divisional level, as the Committee may specify: earnings per share; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net income; operating income; performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax); gross margin; operating margin; improvement in or attainment of expense levels; cost reduction; debt reduction; revenue; working capital; total assets; net assets; stockholders’ equity; debt to capital; cash flow; return on equity; return on capital; ratio of operating earnings to capital spending; internal rate of return; liquidity measurements; leverage; financing and other capital raising transactions; cost of capital; customer satisfaction; employee satisfaction; customer growth; attainment of strategic or operating initiatives; operating efficiencies; comparison with various stock market indices; stock price; market share; and total shareholder return. When it grants the Award or at such other time as complies with Section 162(m) and, if applicable, Section 409A of the Code, the Committee shall select the performance measure or measures on which the performance goal applicable to any such Award shall be based and shall establish the levels of performance at which such Award is to be earned in whole or in part. Any such performance measure or combination of such performance measures may apply to the Service Provider’s Award in its entirety or to any designated portion or portions of the Award, as the Committee may specify.

Prior to the end of the applicable time for establishing performance goals for an Award to which this Subsection 6(b) applies, the Committee, in its sole discretion, may specify that the foregoing performance goals shall (i) be determined in accordance with generally accepted accounting principles (“GAAP”) or on a non-GAAP basis; (ii) measure the performance of the Company as a whole or any Subsidiary, business unit, division, or segment of the Company, or any combination thereof; (iii) reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index, or other external measure; and (iv) include or exclude (or be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings or productivity initiatives, non-operating items, discontinued operations and other unusual and non-recurring items, the effects of currency fluctuations, the effects of financing activities (by way of example, without limitation, the effect on earnings per share of issuing convertible debt securities), the effects of acquisitions and acquisition expenses, the effects of divesture and divesture expenses, and the effects of tax or accounting changes. However, notwithstanding the preceding sentence, unless the Committee determines otherwise either at the time it establishes the performance goals for an Award or prior to the payment of an Award, if any of the items referenced in clause (iv) of the preceding sentence occurs, then such item shall be automatically excluded or included in determining the extent to which the performance goal has been achieved, whichever will produce the higher Award (subject to any exercise of “negative discretion” by the Committee).

(c) Any provision of the Plan to the contrary notwithstanding, but subject to Section 6(e), Section 9 and Section 10 below, Awards to which Section 6(b) above applies shall (i) “be paid solely on account of the attainment of one or more preestablished, objective performance goals” (within the meaning of Treasury Regulation 1.162-27(e)(2) or its successor) over a period of one year or longer, which performance goals shall be based upon one or more of the performance measures set forth in Section 6(b) above, and (ii) be subject to such other terms and conditions as the Committee may impose when it grants the Award or at such other time as complies with Section 162(m) and, if applicable, Section 409A of the Code.

(d) The terms of the performance goal applicable to any Award to which Section 6(b) above applies shall preclude discretion to increase the amount of compensation that would otherwise be due upon attainment of the goal.

(e) An Award to which Section 6(b) above applies may be earned in whole or in part if the Service Provider’s death or disability or a Change in Control or another circumstance or event specified by the Committee occurs before the performance goal applicable to the Award is attained, and irrespective of whether the performance goal applicable to the Award is thereafter attained, but only if and to the extent that (i) the Committee so provides with respect to such Award when it grants the Award or at such other time as complies with Section 162(m) and, if applicable, Section 409A of the Code, and (ii) the Award will nevertheless qualify as Performance-Based Compensation if the performance goal applicable to such Award is attained and the Service Provider’s death or disability, a Change in Control or any such other circumstance or event specified by the Committee does not occur.

7. Options. Except as otherwise provided in Section 13(e), Options shall be subject to the following provisions and such other terms and conditions, consistent with the following provisions, as the Committee may provide in the instrument evidencing the Options:

(a) Subject to the provisions of Section 10, the purchase price per share shall be, in the case of an Incentive Stock Option, not less than 100% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted (or in the case of any optionee who, at the time such Incentive Stock Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporation, not less than 110% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted) and, in the case of a Non-Statutory Stock Option, not less than the par value of a share of Common Stock on the date the Non-Statutory Stock Option is granted. Subject to the foregoing limitations, the purchase price per share may, if the Committee so provides at the time of grant of an Option, be indexed to the increase or decrease in an index specified by the Committee. Notwithstanding any provision of the Plan to the contrary, in the case of any Option that the Committee intends when it grants the Option to be an option that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A), the exercise price shall never be less than 100% of the Fair Market Value of the underlying stock (disregarding lapse restrictions as defined in Treasury Regulation section 1.83-3(i)) on the date the Option is granted within the meaning of Treasury Regulation section 1.409A-1(b)(vi)(B), and the number of shares subject to the Option shall be fixed on the original date of grant of the Option.

(b) The purchase price of shares subject to an Option may be paid in whole or in part (i) in money, (ii) by bank-certified, cashier's or personal check subject to collection, (iii) if so provided in the Option and subject to Section 402 of the Sarbanes-Oxley Act of 2002 as amended from time to time and subject to such terms and conditions as the Committee may impose, by delivering to the Company a properly executed exercise notice together with a copy of irrevocable instructions to a stockbroker to sell immediately some or all of the shares acquired by exercise of the option and to deliver promptly to the Company an amount of sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price, (iv) if so provided in the Option and subject to such terms and conditions as may be specified in the Option, in shares of Common Stock which have been owned by the optionee for at least six months or which were acquired on the open market and which are surrendered to the Company actually or by attestation, or (v) if so provided in the Option and subject to such terms and conditions as may be specified in the Option, by electing to have the Company retain some of the shares of Common Stock that would otherwise be issued pursuant to the Option exercise. Any shares of Common Stock thus surrendered to or retained by the Company shall be valued at their Fair Market Value on the date of exercise. If so provided in the Option and subject to such terms and conditions as are specified in the Option, in lieu of the foregoing methods of payment, any portion of the purchase price of the shares to be issued may be paid by a promissory note secured by a pledge of the purchased shares in such form and containing such provisions (which may but need not provide for interest and for payment of the note at the election of the Service Provider in money or in shares of Common Stock or other property surrendered to the Company) as the Committee may approve; provided that (A) payment by promissory note may be made only if and to the extent that the General Counsel determines that it is permissible under the Delaware General Corporation Law and Section 402 of the Sarbanes-Oxley Act of 2002 as amended from time to time, and (B) if the Committee permits any such note to be paid by surrender of shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of such surrender, and (C) if the Committee permits any such note to be paid by surrender of other property, such other property shall be valued at its fair market value on any reasonable basis established or approved by the Committee, and (D) in the case of an Incentive Stock Option and any Option that the Committee intends when it grants the Option to be an option that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A), any such note shall bear interest at the minimum rate required to avoid imputation of interest under federal income tax laws applicable at the time of exercise and (E) any such note shall mature in ten years or such lesser period as may be specified by the Committee.

(c) Options may be granted for such lawful consideration, including but not limited to money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Committee may determine when the Option is granted. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 7, each Option may be exercisable in full at the time of grant or may become exercisable in one or more installments and at such time or times and subject to such terms and conditions, as the Committee may determine when it grants the Option or at such other time as may be permissible under Section 409A of the Code (if applicable). Without limiting the foregoing, an Option may (but need not) provide by its terms that it will become exercisable in whole or in part upon the completion of specified periods of service or earlier achievement of one or more performance objectives specified therein, or that it will become exercisable only if one or more performance goals specified therein are achieved. The Committee may at any time accelerate the date on which an Option that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A) becomes exercisable, and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in the instrument evidencing the Option, an Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option.

(d) Subject to Section 13(a) below, each Option shall be exercisable during the life of the optionee only by him or his guardian or legal representative, and after death only by his Beneficiary. Notwithstanding any other provision of this Plan, (i) no Option shall be exercisable after the tenth anniversary of the date on which the Option was granted, and (ii) no Incentive Stock Option which is granted to any optionee who, at the time such Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporation, shall be exercisable after the expiration of five (5) years from the date such Option is granted. If an Option is granted for a term of less than ten years, the Committee may, at any time prior to the expiration of the Option, extend its term for a period ending not later than on the tenth anniversary of the date on which the Option was granted, and no additional consideration need be received by the Company in exchange for such extension; provided that the Committee may not extend the term of an Option pursuant to this sentence if doing so would constitute an “extension” of the Option within the meaning of Treasury Regulation section 1.409A-1(b)(5)(v)(C). Subject to the foregoing provisions of this Section 7(d) and any applicable provisions of Section 409A of the Code, the Committee may but need not provide for an Option to be exercisable after termination of the Service Provider’s employment or other service for any period and subject to any terms and conditions that the Committee may determine.

(e) An Option may, but need not, be an Incentive Stock Option; provided that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options may be exercisable for the first time by any Employee during any calendar year (under all plans, including this Plan, of his employer corporation and its parent and subsidiary corporations) shall not exceed $100,000 unless the Code is amended to allow a higher dollar amount.

(f) Shares purchased pursuant to the exercise of an Option shall be issued to the person exercising the Option when the Option is properly exercised. No person exercising an Option shall acquire any rights of a shareholder unless and until the shares purchased pursuant to the exercise of the Option are issued to him. If so provided in the instrument evidencing the Option, the shares issued pursuant to the exercise of the Option may be non-transferable and forfeitable to the Company in designated circumstances and for specified periods of time.

(g) [RESERVED]

(h) The Committee shall not have the authority to reduce the purchase price of shares under outstanding Options, except as permitted by Section 10 below (relating to adjustments for changes in capitalization and similar adjustments). If the Committee grants an Option under which the purchase price of the optioned shares is indexed to the increase or decrease in a specified index, as permitted by Section 7(a) above, a reduction in the purchase price resulting from a decrease in the index shall not be deemed to violate the first sentence of this Section 7(h).

(i) No Employee shall make any elective contribution or employee contribution to the Plan (within the meaning of Treasury Regulation Section 1.401(k)-1(d)(2)(iv)(B)(4) or a successor thereto) during the six months after the Employee’s receipt of a hardship distribution from a plan of the Company or a related party within the provisions of Code Sections 414(b), (c), (m) or (o) containing a cash or deferred arrangement under Section 401(k) of the Code. The preceding sentence shall not apply if and to the extent that the General Counsel determines it is not necessary to qualify any such plan as a cash or deferred arrangement under Section 401(k) of the Code.

(j) No option shall be exercisable unless and until the Company (i) obtains the approval of all regulatory bodies whose approval the General Counsel may deem necessary or desirable, and (ii) complies with all legal requirements deemed applicable by the General Counsel.

(k) An Option shall be considered exercised if and when written notice, signed by the person exercising the Option and stating the number of shares with respect to which the Option is being exercised, is received by the designated representative of the Company on a properly completed form approved for this purpose by the Committee, accompanied by full payment of the Option exercise price in one or more of the forms authorized in the instrument evidencing such Option and described in Section 7(b) above for the number of shares to be purchased. No Option may at any time be exercised with respect to a fractional share unless the instrument evidencing such Option expressly provides otherwise.

8. Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the Plan, as shall from time to time be determined by the Committee and to the following terms and conditions:

(a) Stock Appreciation Rights that are granted under the Plan may be linked to all or any part of an Option (“Linked Stock Appreciation Rights”), or may be granted without any linkage to an Option (“Free-Standing Stock Appreciation Rights”). Linked Stock Appreciation Rights may be granted on the date of grant of the related Option or on any date thereafter, as the Committee may determine. The exercise price of Stock Appreciation Rights, the number of Stock Appreciation Rights granted, and, in the case of Linked Stock Appreciation Rights, whether the Stock Appreciation Rights are being granted as an alternative or a supplement to the Option to which they are linked, shall be determined on the date of grant of the Stock Appreciation Rights (within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(B).

(b) Linked Stock Appreciation Rights may be granted either as an alternative or a supplement to the Option to which they are linked (the “related” Option), provided that Linked Stock Appreciation Rights may not be granted as a supplement to an Option that the Committee intends when it grants the Option to be an option that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A). Linked Stock Appreciation Rights that are granted as an alternative to the related Option may only be exercised when the related Option is exercisable, and at no time may a number of such Linked Stock Appreciation Rights be exercised that exceeds the number of shares with respect to which the related Option is then exercisable. Upon exercise of Linked Stock Appreciation Rights that are granted as an alternative to an Option, the holder shall be entitled to receive the amount determined pursuant to Section 8(e) below. Exercise of each such Linked Stock Appreciation Right shall cancel the related Option with respect to one share of Common Stock purchaseable under the Option. Linked Stock Appreciation Rights that are granted as a supplement to the related Option shall entitle the holder to receive the amount determined pursuant to Section 8(e) below if and when the holder purchases shares under the related Option or at any subsequent time specified in the instrument evidencing such Stock Appreciation Rights.

(c) Stock Appreciation Rights may be granted for such lawful consideration, including but not limited to money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Committee may determine when the Stock Appreciation Rights are granted. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 8, Stock Appreciation Rights may be exercisable in full at the time of grant or may become exercisable in one or more installments and at such time or times and subject to such terms and conditions, as the Committee may determine when it grants the Stock Appreciation Rights or at such other time as may be permissible under Section 409A of the Code (if applicable). Without limiting the foregoing, Stock Appreciation Rights may (but need not) provide by their terms that they will become exercisable in whole or in part upon the completion of specified periods of service or earlier achievement of one or more specified performance objectives, or that they will become exercisable only if one or more specified performance goals are achieved. The Committee may at any time accelerate the date on which Stock Appreciation Rights that ‘do not provide for a deferral of compensation’ within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(B) become exercisable, and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in the Plan or the instrument evidencing the Stock Appreciation Rights, Stock Appreciation Rights, to the extent they become exercisable, may be exercised at any time in whole or in part until they expire or terminate.

(d) No Free-Standing Stock Appreciation Rights or Linked Stock Appreciation Rights that are granted as a supplement to the related Option shall be exercisable after the tenth anniversary of the date on which the Stock Appreciation Rights were granted, and no Linked Stock Appreciation Rights that are granted as an alternative to the related Option shall be exercisable after the related Option ceases to be exercisable. If the Committee grants Stock Appreciation Rights for a lesser term than that permitted by the preceding sentence, the Committee may, at any time prior to expiration of the Stock Appreciation Rights, extend their term to the maximum term permitted by the preceding sentence, and no additional consideration need be received by the Company in exchange for such extension; provided that the Committee may not extend the term of Stock Appreciation Rights pursuant to this sentence if doing so would constitute an “extension” of the Stock Appreciation Rights within the meaning of Treasury Regulation section 1.409A-1(b)(5)(v)(C). Subject to the foregoing provisions of this Section 8(d) and any applicable provisions of Section 409A of the Code, the Committee may but need not provide for Stock Appreciation Rights to be exercisable after termination of the Service Provider’s employment or other service for any period and subject to any terms and conditions that the Committee may determine.

(e) Upon exercise of Stock Appreciation Rights, the holder thereof shall be entitled to receive an amount of money, or a number shares of Common Stock that have a Fair Market Value on the date of exercise of such Stock Appreciation Rights, or a combination of money and shares valued at Fair Market Value on such date, as the Committee may determine, equal to the amount by which the Fair Market Value of a share of Common Stock on the date of such exercise exceeds the Exercise Price (as hereafter defined) of the Stock Appreciation Rights, multiplied by the number of Stock Appreciation Rights exercised; provided that in no event shall a fractional share be issued unless the instrument evidencing such Stock Appreciation Rights expressly provides otherwise. In the case of Linked Stock Appreciation Rights that are granted as an alternative to the related Option, the Exercise Price shall be the price at which shares may be purchased under the related Option; provided that, in the case of any such Stock Appreciation Rights that the Committee intends when it grants the Stock Appreciation Rights to be stock appreciation rights that ‘do not provide for a deferral of compensation’ within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(B), the Exercise Price shall never be less than the fair market value of the underlying stock (disregarding lapse restrictions as defined in Treasury Regulation section 1.83-3(i)) on the date the rights are granted, within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(B)(2). In the case of Linked Stock Appreciation Rights that are granted as a supplement to the related Option, and in the case of Free-Standing Stock Appreciation Rights, the Exercise Price shall be the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Rights are granted, unless the Committee specifies a different price when the Stock Appreciation Rights are granted (which shall not be less than the par value of the Common Stock and which may be indexed to the increase or decrease in an index specified by the Committee); provided that, in the case of any such Stock Appreciation Rights that the Committee intends when it grants the Stock Appreciation Rights to be stock appreciation rights that ‘do not provide for a deferral of compensation’ within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(B), the Exercise Price shall never be less than the fair market value of the underlying stock (disregarding lapse restrictions as defined in Treasury Regulation section 1.83-3(i)) on the date the rights are granted, within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(B)(2). When the Committee grants Stock Appreciation Rights other than Stock Appreciation Rights that the Committee intends to be stock appreciation rights that ‘do not provide for a deferral of compensation’ within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(B), the Committee may provide that, notwithstanding the foregoing, upon exercise of the Stock Appreciation Rights at any time during a period commencing on the third business day following the date of release for publication of any annual or quarterly summary statements of the Company’s sales and earnings and ending on the twelfth business day following such date (a “Window Period”), or during the thirty-day period following a Change in Control (a “Change in Control Period”), including, without limitation, upon exercise of Stock Appreciation Rights which expire before the end of the Window Period or Change in Control Period in which they are exercised (“Expiring Stock Appreciation Rights”), the amount of money or shares which a Section 16 Person shall be entitled to receive in settlement of such exercise shall equal the amount by which the highest Fair Market Value of Common Stock during such Window Period or such Change in Control Period (or, in the case of Expiring Stock Appreciation Rights, the highest Fair Market Value of Common Stock during the portion of such Window Period or Change in Control Period that precedes the expiration of such Stock Appreciation Rights) exceeds the Exercise Price of the Stock Appreciation Rights multiplied by the number of Stock Appreciation Rights exercised but, in the case of Stock Appreciation Rights that relate to an Incentive Stock Option, not in excess of the maximum amount that may be paid under Code Section 422 without disqualifying such Option as an incentive stock option as defined in that Code section. For the avoidance of doubt, the preceding sentence shall not apply to Stock Appreciation Rights that the Committee intends when it grants the Stock Appreciation Rights to be stock appreciation rights that ‘do not provide for a deferral of compensation’ within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(B).

(f) Subject to Section 4(e) above, (i) the limitations set forth in Section 4(a)(i) above shall be charged only for the number of shares which are actually issued in settlement of Stock Appreciation Rights; and (ii) in the case of an exercise of Linked Stock Appreciation Rights that were granted as an alternative to the related Option, if the number of shares of Common Stock previously charged against such limitations on account of the portion of the Option that is cancelled in connection with such exercise in accordance with Section 8(b) exceeds the number of shares (if any) actually issued pursuant to such exercise, the excess may be added back to the maximum aggregate number of shares available for issuance under the Plan.

(g) Subject to Section 13(a) below, Stock Appreciation Rights shall be exercisable during the life of the Service Provider only by him or his guardian or legal representative, and after death only by his Beneficiary.

(h) The Committee shall not have the authority to reduce the exercise price of outstanding Stock Appreciation Rights, except as permitted by Section 10 below (relating to adjustments for changes in capitalization and similar adjustments). If the Committee grants Stock Appreciation Rights the exercise price of which is indexed to the increase or decrease in a specified index, as permitted by Section 8(e) above, a reduction in the exercise price resulting from a decrease in the index shall not be deemed to violate the first sentence of this Section 8(h).

9. Certain Change in Control, Termination of Service, Death and Disability Provisions.

(a) Notwithstanding any provision of the Plan to the contrary, unless the instrument evidencing an Award provides otherwise, (i) any Award which is outstanding but not yet fully exercisable, vested, earned or payable at the time of a Change in Control shall become fully exercisable, vested, earned and payable at that time; provided that (A) in lieu of becoming exercisable or payable at the time of a Change in Control in accordance with the preceding provisions of this clause (i), any such Award that constitutes deferred compensation that is subject to Section 409A of the Code shall become exercisable or payable when a “change in control event” occurs with respect to the participant (within the meaning of Treasury Regulation section 1.409A-3(i)(5)(i) & (ii)) on or after the date on which a Change in Control occurs, and (B) if such Change in Control occurs less than six months after the date on which such Award was granted and if the consideration for which such Award was granted consisted in whole or in part of future services, then (I) if such Award does not constitute deferred compensation that is subject to Section 409A of the Code, such Award shall become fully exercisable, vested, earned and payable at the time of such Change in Control only if the participant agrees in writing (if requested to do so by the Committee in writing before such Change in Control) to remain in the employment or other applicable service that benefits the Company or a Subsidiary or an Allied Enterprise, at least through the date which is six months after the date such Award was granted, with substantially the same title, duties, authority, reporting relationships, compensation and indemnification as on the day immediately preceding the Change in Control, and (II) if such Award constitutes deferred compensation that is subject to Section 409A of the Code, such Award shall become vested and earned at the time of such Change in Control only if the participant agrees in writing (if requested to do so by the Committee in writing before such Change in Control) to remain in the employment or other applicable service that benefits the Company or a Subsidiary or an Allied Enterprise, at least through the date which is six months after the date such Award was granted, with substantially the same title, duties, authority, reporting relationships, compensation and indemnification as on the day immediately preceding the Change in Control; and (ii) any Option or Stock Appreciation Right that does not provide for a deferral of compensation within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A) or (B) and which is outstanding at the time of a Change in Control shall remain exercisable for the full balance of its 10 year (or lesser) term, irrespective of any provision that would otherwise cause such Option or Stock Appreciation Right to terminate sooner.

(b) Subject to Section 9(a) above, the Committee may at any time, and subject to such terms and conditions as it may impose:

(i) authorize the holder of an Option or Stock Appreciation Rights to exercise the Option or Stock Appreciation Rights following the termination of the participant’s employment or other applicable service that benefits the Company or a Subsidiary or an Allied Enterprise, or following the participant’s death or disability, whether or not the Option or Stock Appreciation Rights would otherwise be exercisable following such event, provided that in no event may an Option or Stock Appreciation Rights be exercised after the expiration of their term;

(ii) grant Options and Stock Appreciation Rights which become exercisable only in the event of a Change in Control;

(iii) provide for Stock Appreciation Rights to be exercised automatically and only for money in the event of a Change in Control;

(iv) authorize any Award to become non-forfeitable, fully earned and payable following (A) the termination of the Service Provider’s employment with or other applicable service that benefits the Company or a Subsidiary or an Allied Enterprise, or (B) the Service Provider’s death or disability, whether or not the Award would otherwise become non-forfeitable, fully earned and payable following such event;

(v) grant Awards which become non-forfeitable, fully earned and payable only in the event of a Change in Control; and

(vi) provide in advance or at the time of a Change in Control for money to be paid in settlement of any Award in the event of a Change in Control, either at the election of the participant or at the election of the Committee;

provided that the authority conferred upon the Committee by the foregoing provisions of this Section 9(b) may not be exercised (A) with respect to an Option or Stock Appreciation Right that the Committee intends when the Option or Stock Appreciation Right is granted to qualify as an Option or Stock Appreciation Right that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A) or 1.409A-1(b)(5)(i)(B), if and to the extent that such exercise of authority would cause the Option or Stock Appreciation Right to fail to qualify as such, or (B) if such exercise of authority would constitute an acceleration or deferral of compensation that violates Section 409A of the Code or would otherwise violate Section 409A of the Code, or (C) with respect to any Award that is intended to qualify for an exclusion from Section 409A of the Code, if the exercise of such authority would prevent the Award from so qualifying.

10. Adjustment Provisions. In the event that any recapitalization, or reclassification, split-up, reverse split, or consolidation of shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall be, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or any other entity or person, or a spin-off or a record date for determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock or other property (other than normal cash dividends) shall occur, (a) the maximum aggregate number and class of shares or other securities or property that may be issued in accordance with Section 4(a)(i) above pursuant to (i) Awards thereafter granted, and (ii) Awards thereafter granted that are not Appreciation-Only Awards, (b) the maximum number and class of shares or other securities or property with respect to which Options or Stock Appreciation Rights, or Awards other than Appreciation-Only Awards and Dollar-Denominated Awards, may be granted during any calendar year to any Employee or other Service Provider pursuant to Section 4(a)(ii) or 4(a)(iii) above, (c) the number and class of shares or other securities or property that may be issued under outstanding Awards, (d) the exercise price or purchase price to be paid per share under outstanding and future Awards, and (e) the price to be paid per share by the Company or a Subsidiary for shares or other securities or property issued pursuant to Awards which are subject to a right of the Company or a Subsidiary to reacquire such shares or other securities or property, shall in each case be equitably adjusted; provided that with respect to Incentive Stock Options any such adjustments shall comply with Sections 422 and 424 of the Code, and, provided further, that no such adjustments may be made to an Option or Stock Appreciation Right that the Committee intends when it grants the Option or Stock Appreciation Right to qualify as an Option or Stock Appreciation Right that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A) or 1.409A-1(b)(5)(i)(B), that would cause the Option or Stock Appreciation Right to fail to qualify as such, and, provided further, that no such adjustments may be made to an Award that would prevent any amount payable thereunder that constitutes deferred compensation that is subject to Section 409A of the Code or that is intended to qualify as a short-term deferral under Treasury Regulation section 1.409A-1(b)(4) from being objectively determinable under a nondiscretionary formula for purposes of Treasury Regulation section 1.409A-2(b)(2)(i) and, if applicable, Treasury Regulation section 1.409A-3(i)(1).

11. Effective Date and Duration of Plan; Effect on Prior Plans. The Plan shall become effective on the Effective Date. No awards shall be granted under the Prior Plan or the Prior Program on or after the Effective Date, except for awards, if any, that the Company is contractually obligated to grant under the Prior Plan or the Prior Program on or after the Effective Date pursuant to agreements in force prior to the Effective Date which are not amended to provide for the awards to be granted under the Plan. If the Plan is not approved by shareholders of the Company, the Plan (including the preceding sentence) shall be null, void and of no force or effect. If the Plan is approved by shareholders of the Company, Awards may be granted within ten years after the Effective Date, but not thereafter. In no event shall an Incentive Stock Option be granted under the Plan more than ten (10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

12. Administration.

(a) The Plan shall be administered by a committee of the Board consisting of two or more directors appointed from time to time by the Board. No person shall be appointed to or shall serve as a member of such committee unless at the time of such appointment and service he shall be an “independent director” as defined in applicable rules or listing standards of the New York Stock Exchange and a “non-employee director” as defined in SEC Rule 16b-3. Unless the Board determines otherwise, such committee shall also be comprised solely of “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code and Treasury Regulation Section 1.162-27(e)(3). Notwithstanding the foregoing, if and to the maximum extent permissible under applicable laws and regulations, including in particular but not limited to Sections 141(c) and 157(c) of the General Corporation Law of Delaware, and applicable rules or listing standards of the New York Stock Exchange, any or all of the authority and responsibility of the Committee under the Plan may be exercised with respect to Service Providers who at the time any such authority or responsibility is exercised are not and have never been (i) Section 16 Persons, or (ii) “covered employees” within the meaning of Section 162(m)(3) of the Code, by (A) another committee of the Board to which the Board delegates such authority or responsibility, the members of which committee may be officers or employees of the Company and need not be “independent directors”, “non-employee directors” or “outside directors” referred to above, or (B) a Chief Executive Officer of the Company and/or a chairperson of the Committee to whom the Board or the Committee delegates such authority or responsibility. To the extent that the Board or the Committee (as applicable) delegates the authority and responsibility of the Committee pursuant to the foregoing, all references to the Committee in the Plan shall be deemed to refer to the committee to which, or the person to whom, such authority and responsibility is so delegated.

(b) The Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem necessary for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Committee shall, subject to the provisions of the Plan, have full power and discretion to interpret, administer and construe the Plan and full authority to make all determinations and decisions thereunder including without limitation the authority and discretion to (i) determine the persons who are Service Providers and select the Service Providers who are to participate in the Plan, (ii) determine when Awards shall be granted, (iii) determine the number of shares and/or amount of money to be made subject to each Award, (iv) determine the type of Award to grant, (v) determine the terms and conditions of each Award, including the exercise price, in the case of an Option or Stock Appreciation Rights, and whether specific Awards shall be linked to one another and if so whether they shall be alternative to or supplement one another, (vi) make any adjustments pursuant to Section 10 of the Plan, and (vii) determine whether or not a specific Award is intended to qualify as Performance-Based Compensation. Without limiting the generality of the foregoing, the Committee shall have the authority to establish and administer performance goals applicable to Awards, and the authority to certify that such performance goals are attained, within the meaning of Treasury Regulation Section 1.162-27(c)(4). The interpretation by the Committee of the terms and provisions of the Plan and any instrument issued thereunder, and its administration thereof, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, Subsidiaries, Allied Enterprises, all participants and Service Providers, and upon their respective Beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

(c) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

13. General Provisions.

(a) No Award, including without limitation any Option or Stock Appreciation Rights, shall be transferable by the Service Provider or other rightful holder of such Award other than by will or the laws of descent and distribution or to a Beneficiary. The preceding sentence and any other provision of the Plan to the contrary notwithstanding, the Committee may (but need not) permit a Service Provider to transfer any Non-Statutory Stock Option or Stock Appreciation Right that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A) or 1.409A-1(b)(5)(i)(B), other than a Non-Statutory Stock Option or Stock Appreciation Right that is linked to an Incentive Stock Option, during his lifetime to such other persons and such entities and on such terms and subject to such conditions as the Committee may provide in the written instrument documenting such Non-Statutory Stock Option or Stock Appreciation Right; provided that such transfer would not cause such Non-Statutory Stock Option or Stock Appreciation Right to fail to qualify as a Non-Statutory Stock Option or Stock Appreciation Right that “does not provide for a deferral of compensation” within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A) or 1.409A-1(b)(5)(i)(B).

(b) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or other service of the Company or a Subsidiary or an Allied Enterprise, or shall affect the right of the Company or a Subsidiary or any Allied Enterprise to terminate the employment or other service of any person at any time with or without cause or assigning a reason therefor.

(c) No shares of Common Stock shall be issued or transferred pursuant to an Award unless and until all legal requirements applicable to the issuance or transfer of such shares have, in the opinion of the General Counsel, been satisfied. Any such issuance or transfer shall be contingent upon the person acquiring the shares giving the Company any assurances the General Counsel may deem necessary or desirable to assure compliance with all applicable legal requirements.

(d) No person (individually or as a member of a group) and no Beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock (i) issued or transferred to, or acquired by, a trust or other legal entity pursuant to the next sentence of this Section 13(d), (ii) allocated, or (iii) reserved for the purposes of this Plan, or subject to any Award, except as to such shares of Common Stock, if any, as shall have been issued to him. The Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a Change in Control) for a number of shares of Common Stock, equal to the number of such shares subject to Awards then outstanding, to be issued or transferred to, or acquired by, a trust (which may but need not be a grantor trust) or other legal entity for the purpose of satisfying the Company’s obligations under such Awards, and, unless prohibited by applicable law, such shares held in trust or in such other legal entity shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the Awards to which such shares relate shall not have been exercised or may not be exercisable or vested at that time.

(e) In the event the laws of a foreign country, in which the Company or a Subsidiary or any Allied Enterprise has Service Providers, prescribe certain requirements for stock incentives to qualify for advantageous tax treatment under the laws of that country (including, without limitation, laws establishing options analogous to Incentive Stock Options), the Board of Directors, may restate, in whole or in part, this Plan and may include in such restatement additional provisions for the purpose of qualifying the restated plan and stock incentives granted thereunder under such laws; provided, however, that (i) the terms and conditions of a stock incentive granted under such restated plan may not be more favorable to the recipient than would be permitted if such stock incentive had been granted under the Plan as herein set forth, (ii) all shares allocated to or utilized for the purposes of such restated plan shall be subject to the limitations of Section 4, and (iii) the provisions of the restated plan may give the Board less but not more discretion to amend or terminate such restated plan than is provided with respect to this Plan by the provisions of Section 14 hereof.

(f) The Company and its Subsidiaries and any Allied Enterprises may make such provisions as they may deem appropriate for the withholding of any taxes which they determine they are required to withhold in connection with any Award. Without limiting the foregoing, the Committee may, subject to such terms and conditions as it may impose, permit or require any withholding tax obligation arising in connection with any Award or the grant, exercise, vesting, distribution or payment of any Award, up to the minimum required federal, state and local withholding taxes, including payroll taxes, to be satisfied in whole or in part, with or without the consent of the Service Provider or other rightful holder of the Award, by having the Company withhold all or any part of the shares of Common Stock that vest or would otherwise be issued or distributed at such time. Any shares so withheld shall be valued at their Fair Market Value on the date of such withholding.

(g) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to directors, officers, employees, consultants or Service Providers generally, or to any class or group of such persons, which the Company or any Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan. A Service Provider may be granted an Award whether or not he is eligible to receive similar or dissimilar incentive compensation under any other plan or arrangement of the Company.

(h) The Company’s obligation to issue shares of Common Stock or to pay money in respect of any Award shall be subject to the condition that such issuance or payment would not impair the Company’s capital or constitute a breach of or cause the Company to be in violation of any covenant, warranty or representation made by the Company in any credit agreement to which the Company is a party before the date of grant of such Award.

(i) By accepting any benefits under the Plan, each Service Provider, and each person claiming under or through him, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, its agents and employees, and the Board of Directors and the Committee.

(j) The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of Delaware, but without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought. A Service Provider’s acceptance of any Award shall constitute his irrevocable and unconditional waiver of the right to a jury trial in any action or proceeding concerning the Award, the Plan or any rights or obligations of the Service Provider or the Company under or with respect to the Award or the Plan.

(k) The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

14. Amendment and Termination. Subject to any applicable shareholder approval requirements of Delaware or federal law, the New York Stock Exchange or the Code, the Plan may be amended by the Board of Directors at any time and in any respect, including without limitation to permit or facilitate qualification of Options theretofore or thereafter granted (a) as Incentive Stock Options under the Code, or (b) for such other special tax treatment as may be enacted on or after the date on which the Plan is approved by the Board, provided that, without stockholder approval, no amendment shall increase the aggregate number of shares which may be issued under the Plan, or shall permit the exercise price of outstanding Options or Stock Appreciation Rights to be reduced, except as permitted by Section 7(h), Section 8(h) and Section 10 hereof. The Plan may also be terminated at any time by the Board of Directors. No amendment or termination of this Plan shall adversely affect any Award granted prior to the date of such amendment or termination without the written consent of the holder of such Award.

15. Code Section 409A Provisions.

(a) Notwithstanding any provision of this Plan to the contrary, (i) no “distributions” (within the meaning of Treasury Regulation section 1.409A-1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Code may be made pursuant to this Plan to a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i)) (“Specified Employee”) due to a separation from service as defined in Treasury Regulation section 1.409A-1(h) (“Separation from Service”) before the date that is six months after the date of such Specified Employee’s Separation from Service (or, if earlier than the end of the six month period, the date of his or her death); and (ii) any distribution that, but for the preceding clause (i), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service shall be paid on the first day of the seventh month following the date of his or her Separation from Service (or, if earlier, within 14 days after the date of his or her death). For the avoidance of doubt, the preceding sentence shall apply to any amount or benefit (and only to any amount or benefit) to be paid or provided pursuant to this Plan to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount or benefit to be paid or provided pursuant to this Plan if and to the extent that such amount or benefit is not subject to Section 409A of the Code for any reason, including, without limitation, Treasury Regulation section 1.409A-1(a)(5) (relating to welfare benefit plans), Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation section 1.409A-1(b)(9) (relating to separation pay plans), or the “grandfather” rules incorporated in Treasury Regulation section 1.409A-6.

(b) If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, a person who participates in or has any legally binding right, contingent or otherwise, under this Plan (a “Participant”), is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), then the Participant shall be treated as a Specified Employee for purposes of Section 15(a) above for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board of Directors or the Committee at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”) in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Participant shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. By participating or continuing to participate in this Plan or accepting any legally binding right under this Plan, the Participant irrevocably (i) consents to any such Different Identification Method that the Board or Committee may prescribe at any time and any such Different Election that the Board or Committee may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Plan, and (ii) agrees that the Participant’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (iii) waives any right he or she may have to consent to the Different Identification Method or Different Election in question if for any reason the Participant’s consent to such Different Identification Method or Different Election is not legally effective.

(c) If a Participant has any right under this Plan to “a series of installment payments that is not a life annuity” (within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii)), then such right shall be treated as a right to a series of separate payments within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii), in order to maximize the payments (if any) that may be excluded from Section 409A of the Code pursuant to Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals) or Treasury Regulation section 1.409A-1(b)(9)(iii) (relating to payments due to involuntary separation from service or participation in a window program).

(d) Any compensation that may be paid or provided pursuant to this Plan is intended to qualify for an exclusion from Section 409A of the Code or to comply with Section 409A of the Code, so that none of such compensation will be includible in the Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This Plan shall be administered, interpreted and construed to carry out such intention, and any provision of this Plan that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any compensation that may be paid or provided pursuant to this Plan will not be includible in the Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to the Participant as to the tax consequences of this Plan or of participation in this Plan.

***

Barnes Group Inc.

123 Main Street

Bristol, Connecticut 06010 U.S.A.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/b
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
69297

▼    FOLD AND DETACH HERE    ▼

2010 BARNES GROUP INC. PROXY

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3 and “AGAINST” proposal 4. This proxy will be voted in the manner specified herein by the undersigned stockholder(s). Unless otherwise directed, this proxy shall be voted for proposals 1, 2 and 3 and against proposal 4.

					Please mark your votes as indicated in this example		☒
	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS FOR A THREE-YEAR TERM	☐	☐	☐	2. APPROVE THE BARNES GROUP INC. STOCK AND INCENTIVE AWARD PLAN, AS AMENDED	☐	☐	☐
Nominees 01 John W. Alden 02 George T. Carpenter 03 William J. Morgan				3. RATIFY SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
ELECTION OF DIRECTOR FOR A ONE-YEAR TERM 04 Hassell H. McClellan				4. CONSIDERATION OF STOCKHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS	☐	☐	☐

				I plan to attend the meeting.		☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions				Proxy materials are available online on the Investor Relations page at www.BGInc.com
This proxy is solicited by the Board of Directors.
Directions to the meeting can be found on the Investor Relations page under Annual Stockholder Meeting at www.BGInc.com

					Mark Here for Address Change or Comments SEE REVERSE		☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT!

For your convenience, you can vote your shares in one of the three following ways:

1.	Vote By Internet: http://www.proxyvoting.com/b: Use the Internet to vote your proxy and help to reduce the Company’s costs. Have your proxy card in hand when you access the website.

OR

2.	Vote By Telephone: If you are a resident of the U.S.A. or Canada and have a touch-tone telephone, you can call the proxy tabulator, BNY Mellon Shareowner Services, at the toll-free telephone number: 1-866-540-5760 and follow the instructions found on the reverse side of this card on how to vote your shares. There will be no charge to you for the call. If you are not a resident of the U.S.A. or Canada or do not have a touch tone telephone, please vote by Internet or by mailing your proxy. Please note that voting by telephone, rather than by mail, will help to reduce the Company’s costs.

OR

3.	Vote By Mail: Mark, sign and date your proxy and return it promptly in the enclosed envelope. Please sign exactly as the name(s) appears on the reverse side. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, general partners and other persons acting in a representative capacity should add their complete titles. When a corporation gives the proxy, an authorized officer should sign.

THANK YOU FOR VOTING

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼   FOLD AND DETACH HERE  ▼

2010 BARNES GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 7 , 2010 - 11:00 a.m.

HARTFORD MARRIOTT DOWNTOWN HOTEL

HARTFORD, CT 06103

The undersigned stockholder(s) of Barnes Group Inc. hereby appoints Gregory F. Milzcik and Monique B. Marchetti, each with the power to appoint his/her substitute, as the undersigned’s proxies and attorneys-in-fact, to vote all the shares of common stock covered by this proxy at the Annual Meeting of Stockholders on May 7, 2010, or at any adjournment thereof, upon the matters set forth in the Notice of such meeting with all the powers the undersigned would possess if personally present. Either person is individually authorized to vote as specified on proposals 1, 2, 3 and 4 and otherwise in his/her discretion.

This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to your account under this plan, please read the following as to the voting of such shares. If you do not provide voting instructions to the Trustee by May 4, 2010, the shares allocated to your account will not be voted.

Trustee’s Authorization: The undersigned authorizes Fidelity Management Trust Company, as Trustee of the Barnes Group Inc. Retirement Savings Plan, to vote all shares of the common stock of the Company allocated to the undersigned’s account under such plan at the Annual Meeting of Stockholders or at any adjournment thereof, in accordance with the instructions on the reverse side.

THIS PROXY/VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

WO#

69297